As filed with the Securities and Exchange Commission on December 15, 2020

Registration No. 333-250899

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN BRIVISION (HOLDING) CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	5084	26-0014658
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

44370 Old Warm Springs Blvd.,

Fremont, CA 94538

(845) 291-1291

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Howard Doong

Chief Executive Officer

44370 Old Warm Springs Blvd.,

Fremont, CA 94538

(845) 291-1291- telephone

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Louis Taubman, Esq. Joan Wu, Esq.
Hunter Taubman Fischer & Li LLC
800 Third Avenue, Suite 2800
New York, New York 10022
(917) 512-0827- telephone
Louis Taubman, Esq.

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share(2)(3)	4,575,923	$4.50	$20,591,653.50	$2,246.55
Total Registration Fee	4,575,923	$4.50	$20,591,653.50	$2,246.55	(4)

(1)	Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low trading prices on December 11, 2020 of our common stock listed on the OTCQB Markets.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of Common Stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(3)	Reflects the resale by Selling Shareholders included herein of their shares of Common Stock.

(4)	$1,996.93 was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2020

PRELIMINARY PROSPECTUS

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” of up to 4,575,923 shares of Common Stock of American BriVision (Holding) Corporation, a Nevada corporation (the “Company”), $0.001 par value (the “Common Stock”)

For the details about the selling shareholder, please see “Selling Shareholders.” The selling shareholder may sell these shares from time to time in the principal market on which our Common Stock is traded at the prevailing market price, in negotiated transactions, or through any other means described in the section titled “Plan of Distribution.” The selling shareholder may be deemed an underwriter within the meaning of the Securities Act of 1933, as amended, of the shares of Common Stock that they are offering. We will pay the expenses of registering these shares. We will not receive proceeds from the sale of our shares by the selling shareholder that are covered by this prospectus.

The shares are being registered to permit the selling shareholder, or its respective pledgees, donees, transferees or other successors-in-interest, to sell the shares from time to time in the public market. We do not know when or in what amount the selling shareholder may offer the securities for sale. The selling shareholder may sell some, all or none of the securities offered by this prospectus.

Our common stock is quoted on the OTCQB Markets under the symbol ABVC. On December 11, 2020, the closing price of our common stock was $4.50 per share. Prior to January 14, 2016, our common stock was quoted under the symbol MTOO. Prior to December 15, 2015, our common stock was quoted under the symbol ECOC.

The Selling Shareholders may sell their shares of Common Stock described in this prospectus in a number of different ways, at prevailing market prices or privately negotiated prices and there is no termination date of the Selling Shareholders’ offering.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”, carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” starting on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2020

Explanatory Note

We are filing this Amendment No. 1 to our registration statement on Form S-1, initially filed on November 24, 2020 (File No. 333-250899) (the “Registration Statement”) to update our disclosure based on 2 comments we received form the Securities and Exchange Commission. Specifically, we (i) updated the disclosure on the cover page to state that our common stock is traded on the OTC QB tier of the OTC markets and (ii) updated the selling shareholder table to reflect that such shareholders currently own certain shares, as reflected thereon and updated the legal opinion from Hunter Taubman Fisher & Li, LLC accordingly.

No additional securities are being registered under this Amendment No. 1.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We and our Underwriter have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Unless the context otherwise requires, the terms “ABVC,” “we,” “us” and “our” in this prospectus refer to American BriVision (Holding) Corporation, and “this offering” refers to the offering contemplated in this prospectus.

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PROSPECTUS CONVENTIONS

Except where the context otherwise requires and for purposes of this prospectus only:

“American BriVision Corporation” refers to a Delaware corporation and wholly-owned subsidiary of ABVC;

“APR” or “annual percentage rate” refers to the annual rate that is charged to borrowers, including a fixed interest rate and a transaction fee rate, expressed as a single percentage number that represents the actual yearly cost of borrowing over the life of a loan;

“BioKey” means BioKey, Inc. refers to a California corporation and wholly-owned subsidiary of ABVC;

“BioLite” means BioLite Holding, Inc. refers to a Nevada corporation and a wholly-owned subsidiary of ABVC;

The “Board” or “Board of Directors” refers to the board of directors of the Company;

“China”, “mainland China” and “P.R.C.” refer to the People’s Republic of China, excluding Taiwan, Hong Kong or Macau for purposes of this prospectus;

“Common Stock” is the Common Stock of American BriVision (Holding) Corporation, par value US$0.001 per share;

“Merger Agreement” means the Agreement and Plan of Merger dated as of January 31, 2018, pursuant to which the Company, BioLite, BioKey, “BioLite Acquisition Corp.” a Nevada corporation, and BioKey Acquisition Corp.” a California corporation completed a business combination on February 8, 2019 where ABVC acquired BioLite and BioKey via the issuance of additional shares of Common Stock to the shareholders of BioLite and BioKey;

“Series A Convertible Preferred Stock” is the Series A convertible preferred stock of American BriVision (Holding) Corporation, par value US$0.001 per share;

The terms “we,” “us,” “our,” “the Company,” “our Company” or “ABVC” refers to American BriVision (Holding) Corporation, a Nevada corporation, and all of the Subsidiaries as defined herein unless the context specifies;

“R.O.C.” or “Taiwan” refers to Taiwan, the Republic of China;

“Subsidiary” or “Subsidiaries,” refer to American BriVision Corporation, sometimes referred to as “BriVision”, BioLite Holding, Inc. or BioLite and BioKey, Inc. or BioKey;

All references to “NTD” and “New Taiwan Dollars” are to the legal currency of R.O.C.; and

All references to “U.S. dollars”, “dollars”, and “$” are to the legal currency of the U.S.

This prospectus specifies certain NTD amounts and in parenthesis the approximate U.S. dollar amounts at the exchange rate on the date of this prospectus. The conversion rates regarding NTD and U.S. dollars are subject to change and, therefore, we can provide no assurance that U.S. dollar amounts specified in this prospectus will not change.

For clarification, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or based upon estimates using such sources when available. We have not, directly or indirectly, sponsored or participated in the publication of any of such materials. We believe that such information and estimates are reasonable and reliable. We also assume the information extracted from publications of third-party sources has been accurately reproduced. We understand that the Company would be liable for the information included in this prospectus if any part of the information was incorrect, misleading or imprecise to a material extent.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Company Overview

Our Mission

We devote our resources to building a sophisticated biotech company and becoming a pioneer in the biopharmaceutical industry in the U.S. and Taiwan with a global vision. Dr. Howard Doong, our Chief Executive Officer, and Dr. Tsung-Shann Jiang, the founder and majority shareholder of the Company, understand the challenges and opportunities of the biotech industry in Taiwan and the U.S. ABVC’s mission is to provide therapeutic solutions to significant unmet medical needs and to improve health and quality of human life by developing innovative botanical drugs to treat central nervous system (“CNS”), oncology/ hematology and eye diseases.

Business Overview

We are a clinical stage biopharmaceutical company engaged in biotechnology to fulfill unmet medical needs and focus on development of new drugs and medical devices, all of which are derived from plants. We develop our pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by ABVC’s scientists and other specialists known to the Company, to identify drugs that our team believes to demonstrate efficacy and safety based on our internal qualifications. Once a drug is shown to meet our qualifications and otherwise appears to be a good candidate for development, we license the drug or medical device and begin to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan to conduct a Phase II clinical trial. In almost all cases, we have found that research institutions in each of those countries are eager to work with the Company to move forward with Phase II clinical trials.

Currently, institutions conducting phase II clinical trials in partnership with ABVC include:

●	Drug: ABV-1701, Vitargus® in vitrectomy surgery, First-in-Human, Medical Device Principal Investigator: Andrew Chang, MD, Ph.D., Sydney Eye Hospital, Australia

●	Drug: ABV-1504, Major Depressive Disorder (MDD), Phase II, NCE drug
Principal Investigators: Charles DeBattista M.D. and Alan F. Schatzberg, MD, Stanford University Medical Center, Cheng-Ta Li, MD, Ph.D – Taipei Veterans General Hospital

●	Drug: ABV-1505, Adult Attention-Deficit Hyperactivity Disorder (ADHD), Phase II, NCE drug
Principal Investigators: Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine

●	Drug: ABV-1601, Major Depression in Cancer Patients, Phase I/II, NCE drug Principal Investigator: Scott Irwin, MD, Ph.D. – Cedars Sinai Medical Center (CSMC)

●	Drug: ABV-1703, Advanced Inoperable or Metastatic Pancreatic Cancer, Phase II, NCE drug Principal Investigator: Andrew E. Hendifar, MD – Cedars Sinai Medical Center (CSMC)

●	Drug: ABV-1702, A Phase II Study of BLEX 404 Oral Liquid to Evaluate the Safety and Infection Control in Patients with International Prognostic Scoring System (IPSS) Intermediate-1, Intermediate-2 or High-Risk Myelodysplastic Syndrome (MDS) and Chronic Myelomonocytic Leukemia (CMML)

Upon successful completion of a Phase II trial, ABVC will seek a partner – preferably a large pharmaceutical company – to complete a Phase III study, submit the New Drug Application (NDA) to the FDA, and commercialize the drug upon approval by the US and Taiwan FDAs. We expect to seek our first commercialization partner in 2021 for Vitargus, our vitreous substitute that helps to maintain a round shape and retinal location during vitrectomy surgery.

Another part of our business is conducted by BioKey, a wholly owned subsidiary. BioKey provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase I through phase III) and commercial manufacturing.

Corporate Structure

On February 8, 2019, the Company, BioLite Holding, Inc. (“BioLite”), BioKey, Inc. (“BioKey”), BioLite Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Merger Sub 1”), and BioKey Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Merger Sub 2”) (collectively referred to as the “Parties”) completed the business combination pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated January 31, 2018, pursuant to which the Company acquired BioLite and BioKey via issuing shares of the Company’s Common Stock to the shareholders of BioLite and BioKey. As a result, BioLite and BioKey became two wholly-owned subsidiaries of the Company on February 8, 2019. The Company issued an aggregate of 104,558,777 shares of Common Stock (prior to the reverse stock split in 2019) to the shareholders of both BioLite and BioKey under a registration statement on Form S-4 (file number 333-226285), which became effective by operation of law on or about February 5, 2019.

BioLite was incorporated under the laws of the State of Nevada on July 27, 2016, with 500,000,000 shares authorized, par value $0.0001. BioLite’s key subsidiaries include BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands on September 13, 2016 and BioLite, Inc. (“BioLite Taiwan”), a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs for over ten years.

BioLite and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

In January 2017, BioLite, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement sold their equity in BioLite Taiwan and used the proceeds from such sales to purchase shares of Common Stock of BioLite at the same price per share, resulting in their owning the same number of shares of Common Stock as they owned in BioLite Taiwan. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite owns, via BioLite BVI, approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

BioKey was incorporated on August 9, 2000 in the State of California. BioKey provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (Phase I through Phase III) and commercial manufacturing.

Corporate Structure

Recent Developments

Common Stock Reverse Split

On March 12, 2019, the Board by unanimous written consent in lieu of a meeting approved i) to effect a stock reverse split at the ratio of 1-for-18 (the “Reverse Split”) of both the authorized common stock of the Company and the issued and outstanding common stock and ii) to amend the articles of incorporation of the Company to reflect the Reverse Split. The Board approved and authorized the Reverse Split without obtaining approval of the Company’s shareholders pursuant to Section 78.207 of Nevada Revised Statutes.

 On May 3, 2019, the Company filed a certificate of amendment to the Company’s articles of incorporation (the “Amendment”) to effect the Reverse Split with the Secretary of State of the State of Nevada. The Reverse Split took effect on May 8, 2019.

Increasing the Authorized Shares

On March 12, 2020, our board of directors approved and adopted an amendment to the Company’s Articles of Incorporation, to increase the authorized shares of the common stock, par value $0.001 per share, from 20,000,000 to 100,000,000, such that, after including the previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share, the aggregate number of shares of stock that the Company has authority to issue is 120,000,000 shares. The amendment became effective on April 2, 2020.

Recent Financing

On November 11, 2020, we conducted a closing with regard to certain securities purchase agreements (the “SPAs”) dated October 23, 2020, separately with two non-U.S. investors (the “Investors”). Each of the Investors agreed to purchase and the Company agreed to sell to each of the Investors 1,111,112 shares of the Company’s common stock, par value $0.001 (“Common Stock”), and warrants (the “Warrants”) to purchase 1,111,112 shares of Common Stock, for a purchase price of $2,500,000 (the “Offering”). The Warrants are exercisable upon issuance and will expire three years from the date of issuance. The initial exercise price of the Warrants is $6.00, subject to stock, splits, stock dividend and other similar events. In addition, when the closing price of the Common Stock equals or exceeds $9.00 per share for twenty Trading Days (as defined in the Exchange Agreements) during any thirty-day period, the Company shall have the right to require the Investors to exercise all or any portion of the Warrants for a cash exercise. The aggregate net proceeds of the Offering were $5,000,000. The Company and the Investors further agreed to amend the terms of the SPA to permit the closing of the offering to occur on a rolling basis.

The Company paid the following fees to a FINRA member firm in connection with the Offering: (i) a cash  success fee of $175,000 and (ii) warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock sold in the Offering, at an exercise price per share equal to $6.00 subject to adjustment (the “Comp Warrants”). The Comp Warrants are exercisable on a cashless basis, at the holder’s discretion.

On October 23, 2020, we entered into a Securities Purchase Agreement (the “October SPA”) with one accredited investor. Pursuant to the October SPA, the Company sold and issued a convertible promissory note (the “October Note”) in the principal amount of $2,500,000 to the investor and received payment from such investor on October 30, 2020. The maturity date of the October Note is the twenty-four (24) month anniversary from the issuance date (the “Maturity Date”). Upon the Maturity Date, the Company shall pay to the holder, in cash, an amount representing all outstanding principal amount and accrued and unpaid interest under the October Note. The October Note bears an interest rate of ten percent (10%) per annum and may be convertible into shares of the Company’s common stock at a fixed conversion price of $2.25 per share. The holder of the October Note may elect to convert part or all of the outstanding balance of the October Note from the issuance date until the Maturity Date. The Company may prepay the outstanding amount at any time, in whole or in part, without any penalty.

In connection with the October Note and pursuant to the terms of an agreement entered into between the Company and a FINRA member firm, such firm shall receive (i) a cash success fee of $78,750 and (ii) upon conversion of the October Note, warrants equal to 7.0% of the number of shares of Common Stock received by the investor at the time of conversion (“Note Warrants”). The Note Warrants are exercisable on a cashless basis, at the holder’s discretion.

The issuance and sale of the Common Stock, the Investor Warrants, Note Warrants, and the shares of Common Stock underlying the Investor Warrants, the Comp Warrants and the October Note were made in reliance on an exemption from registration contained in either Regulation D or Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

Entry into Securities Purchase Agreements

On January 21, 2020, the Company entered into three note agreements with existing note investors who executed the agreements in 2018. These three investors are Guoliang Yu and Yingfei Wei Family Trust, Keypoint Technology Ltd., and Yoshinobu Odaira. The new agreements bear the same term as other notes investors who executed the contract in 2019. On April 5, 2020, the Company entered into exchange agreements with such note holders. Pursuant to the exchange agreements, the Holders agreed to deliver the Notes to the Company for cancellation, of which the aggregate principal amount plus accrued interest expenses are $931,584, and the Company agreed to issue to the Holders an aggregate of 506,297 shares of the Company’s common stock, and warrants to purchase 506,297 shares of the Company’s common stock.

On August 28, 2019 and September 4, 2019, the Company issued convertible promissory notes in the aggregate principal amount plus accrued interest expenses are $515,196 to Kuo, Li Shen, Chang, Ping Shan, Lin, Shan Tyan, and Liu, Ching Hsuan. On April 20, 2020, the Company entered into separate exchange agreements with each note holder. Pursuant to the exchange agreements, the note holders agreed to cancel the notes and the Company agreed to issue to the holders an aggregate of 289,438 shares of the Company’s common stock and warrants to purchase 289,438 shares of the Company’s common stock.

In May 2020, the Company received capital contributions of approximately $1,602,040 in cash from 40 investors through private placements with the term of $2.25 per share and a free warrant attaches with each Common stock that was purchased. The exercise price of the warrant will be at $6.00 with a mandatory exercise price of $9.00.

Pursuant to the terms of an agreement entered into between the Company and Boustead Securities, LLC dated January 31, 2019, as amended on October 21, 2020, Boustead shall receive (i) a cash success fee of $60,831.65 (ii) a warrant to purchase 37,852 shares of Common Stock with an exercise price of $2.25 per share, and (iii) a warrant to purchase 37,852 shares of Common Stock with an exercise price of $6.00 per share.

Recent PPP Loan

On April 14, 2020, the Company received a loan in the amount of $124,400 under the Paycheck Protection Program (“PPP”) administered by the United States Small Business Administration (the “SBA”) from East West Bank. According to the Coronavirus Aid, Relief, and Economic Security Act (the “Cares Act”), PPP loan provides for forgiveness of up to the full principal amount and accrued interest if the funds are used for payroll costs, interest on mortgages, rent, and utilities. However, at least 60% of the forgiven amount must have been used for payroll. The loan was granted pursuant to a promissory note dated April 14, 2020 issued by the Company, which matures on April 13, 2022 and bears interest at a rate of 1.00% per annum. The Company will pay the principal in one payment of all outstanding principal plus all accrued unpaid interest on that date that is two years after the date of the promissory note. On October 23, American BriVision (Holding) Corporation (the “Company”) has started the application with the US Government regarding the loan forgiveness program

Recent Research Results

On May 23, 2019, the Company announced its internal Phase II clinical study results of ABV-1504 for Major Depression Disorder (“MDD”). The clinical study results showed that PDC-1421, the active pharmaceutical ingredient of ABV-1504, met the pre-specified primary endpoint of the Phase II clinical trial and significantly improved the symptoms of MDD.

The Phase II clinical study was a randomized, double-blind, placebo-controlled, multi-center trial, in which 60 adult patients with confirmed moderate to severe MDD were treated with PDC-1421 in either low dose (380 mg) or high dose (2 x 380 mg) compared with placebo administration, three times a day for six weeks. PDC-1421 high dose (2 x 380 mg) met the pre-specified primary endpoint by demonstrating a highly significant 13.2-point reduction in the Montgomery-Åsberg Depression Rating Scale (MADRS) total score by Intention-To-Treat (ITT) analysis, averaged over the 6-week treatment period (overall treatment effect) from baseline, as compared to 9.2-point reduction of the placebo group. By Per-Protocol (PP) analysis, PDC-1421 showed a dose dependent efficacy toward MDD in which high dose (2 x 380 mg) gave 13.4-point reduction in MADRS total score from baseline and low dose (380 mg) gave 10.4-point reduction as compared to a 8.6-point in the placebo group. The Company has decided to use the high dose formula in the Phase III clinical trial of ABV-1504.

On September 9, 2020 the Company issued a full clinical study report (CSR) of Vitargus® First-in-Human Phase I Clinical Trial. The safety and preliminary efficacy findings from this study, combined with the unique properties of Vitargus® (BFC-1401), are supportive of further development for its use during vitrectomy surgery in patients requiring vitreous replacement.

The study was an open label, Phase I study undertaken at a single study center in Sydney, Australia. A total of 11 participants were enrolled for the study in which each participant had been diagnosed with either (1) a complex or rhegmatogenous retinal detachment or chronic retinal detachment with failure of gas or silicone oil treatment or (2) a vitreous hemorrhage that requires vitrectomy surgery. The study found that Vitargus® was well-tolerated as a vitreous substitute without any apparent toxicity to ocular tissues. Further, there was no indication of an increased overall safety risk with Vitargus®.

On November 9, 2020 the Company issued a full clinical study report (CSR) of its ABV-1505 Phase II Part I clinical trial conducted at the University of California, San Francisco (UCSF) for the treatment of adult Attention-Deficit Hyperactivity Disorder (ADHD).

The Phase II Part I clinical study for treating ADHD found that the PDC-1421 Capsule was safe, well tolerated and efficacious during its treatment and the follow-up period with six adult patients. For the primary endpoints, the percentages of improvement in Adult Attention-Deficit/Hyperactivity Disorder Rating Scale-Investigator Rated-IV (ADHD-RS-IV) score from baseline to 8 weeks treatment were 83.3% (N=5) in the Intention-To-Treat (ITT) population and 80.0% (N=4) in the Per-Protocol (PP) population. Both low and high doses of PDC-1421 Capsule met the primary end points by passing the required 40% population in ADHD-RS-IV test scores.

Overall, the results from this study, which demonstrate the therapeutic value of PDC-1421, support further clinical development of ABV-1505 for the treatment of adult ADHD.

Amendment to Collaboration Agreement - ABV-2002 Corneal Storage Media

On November 4, 2020, we executed an amendment to our collaboration agreement with BioFirst to add BFC-1403 Intraocular Irrigation Solution and BFC-1404 Corneal Storage Solution to our agreement. BFC-1404 is utilized during a corneal transplant procedure to replace a damaged or diseased cornea while BFC-1403 has broader utilization during a variety of ocular procedures.

Initially ABVC will focus on BFC-1404, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Designated ABV-2002 under ABVC’s product identification system, the solution is comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV 2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. Categorized as a Class I Medical Device that has the lowest risk to patients, ABVC intends to submit a Premarket Notification 510(K) submission to the FDA before the end of 2021 to demonstrate the device is at least as safe and effective as current products on the market.

Strategy

Key elements of our business strategy include:

●	Advancing to the pivotal trial phase of ABV-1701 Vitargus for the treatments of Retinal Detachment or Vitreous Hemorrhage, which we expect to generate revenues in the future.

●	Focusing on licensing ABV-1504 for the treatment of major depressive disorder after the successful completion of its Phase II clinical trials.

●	Completing Phase II, Part 2 clinical trial for ABV-1505 for the treatment of attention deficit hyperactivity disorder ADHD.

●	Out licensing drug candidates and medical device candidates to major pharmaceutical companies for phase III and pivotal clinical trials, as applicable, and further marketing if approved by the FDA.

We plan to augment our core research and development capability and assets by conducting Phase I and II clinical trials for investigational new drugs and medical devices in the fields of CNS, Hematology/Oncology and Ophthalmology.

Our management team has extensive experiences across a wide range of new drug and medical device development and we have in-licensed new drug and medical device candidates from large research institutes and universities in both the U.S. and Taiwan. Through an assertive product development approach, we expect that we will build a substantial portfolio of Oncology/ Hematology, CNS and Ophthalmology products. We primarily focus on Phase I and II research of new drug candidates and out license the post-Phase-II products to pharmaceutical companies; we do not expect to devote substantial efforts and resources to building the disease-specific distribution channels.

Material Risks and Challenges

We face substantial competition from a great many established and emerging pharmaceutical and biotech companies that develop, distribute or sell therapeutics to treat the same indications that our drug candidates are designed to treat. Our current and potential competitors include large pharmaceutical and biotechnology companies, and specialty pharmaceutical and generic drug companies. Many of our current and potential competitors have substantially greater financial, technical and human resources than we do and significantly more experience in the marketing, commercialization, discovery, development and regulatory approvals of products, which could place us at a significant competitive disadvantage or deny our marketing exclusivity rights. Typically, our competitors will most likely have more capital resources to support their products than we do. In addition, you should carefully consider the risks described under the “Risk Factors” section beginning on page 10 before investing in us. Some of these risks are:

●	Risk associated with our profitability including, but not limited to:

○	We have never generated revenue and will continue to be unprofitable in the foreseeable future.

○	Our business, operations and plans and timelines could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic.

●	Risk associated with clinical trials and the development of our products, including but not limited to:

○	Clinical trials are expensive and time consuming, and their outcome is uncertain.

○	Our clinical trials could be delayed or unsuccessful, and we may not be able to obtain regulatory approval for any of our drug candidates when expected, or at all.

○	We may experience delays in our clinical trials that could adversely affect our business and operations.

○	We rely on third parties to conduct our preclinical studies and clinical trials and if such third parties do not meet our deadlines or otherwise conduct the studies as required, we may be delayed in progressing, or ultimately may not be able to progress, our drug candidates to clinical trials.

○	We may not be able to secure and maintain research institutions to conduct our future trials.

○	We may not be able to secure co-developers or partners to further post-Phase II clinical trials and eventually commercialize our drug candidates.

○	We may need to prioritize the development of our most promising candidates at the expense of the development of other products.

○	Physicians, patients, third-party payors or others in the medical community may not be receptive to our products, and we may not generate any future revenue from the sale or licensing of our products.

●	Risks associated with intellectual property including but not limited to:

○	We may not be successful in obtaining or maintaining patent or other relating rights necessary to the development of our drug candidates in the pipeline;

○	The intellectual property rights underlying our exclusive licensing rights may expire or be terminated due to lack of maintenance;

●	Risks associated with competition and manufacturing including, but not limited to:

○	We face competition from entities that have developed or are developing products for our target disease indications, including companies developing novel treatments and technologies similar to ours; and

○	We depend primarily upon a sole supplier of our key extract for three drug candidates and could incur significant costs and delays if we are unable to promptly find a replacement for such supplier if the supplier fails to deliver the extract pursuant to our orders.

●	Risks associated with government regulations including without limitation:

○	If we do not obtain the necessary governmental approvals, we will be unable to sub-license or commercialize our pharmaceutical products; and

○	Even if we obtain regulatory approval for a drug candidate, our products may remain subject to regulatory scrutiny.

●	Risk associated with our Common Stock including without limitation:

○	The market prices and trading volumes of the Common may be volatile and may be affected by economic conditions beyond our control; and,

○	There is only a limited trading market for our Common Stock and such market may never develop.

These and other risks described in this prospectus could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our Common Stock to decline and could result in a loss of your investment.

Corporate Information

ABVC was incorporated under the laws of the State of Nevada on February 6, 2002. BriVision was incorporated in the State of Delaware on July 21, 2015. BioLite was incorporated in the State of Nevada on July 27, 2016. BioKey was incorporated in the State of California on November 20, 2000. BriVision, BioLite and BioKey are three operating subsidiaries that are wholly owned by the Company.

Our principal executive office is located at 44370 Old Warm Springs Blvd., Fremont, CA 94538. Our telephone number at our principal executive office is (845) 291-1291. Our corporate website of BriVision is http://www.abvcpharma.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Common Stock being offered by Selling Shareholders	Up to 4,575,923 shares. The Selling Shareholders may sell their shares of Common Stock at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sales by the Selling Shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Shareholders.

Trading Symbol	ABVC

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. You should read “Risk Factors,” beginning on page 10 for a discussion of factors to consider before deciding to invest in our securities.

Transfer Agent	Olde Monmouth Stock Transfer Company, Inc.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. This could cause the market price of our Common Stock to decline and could cause you to lose all or part of your investment.

Risks Related to the Company’s Business

Unfavorable global economic conditions, including as a result of health and safety concerns, could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy, including conditions that are outside of our control, such as the impact of health and safety concerns from the current outbreak of the COVID-19 coronavirus (“COVID-19”). The spread of the COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus.

The negative impact of COVID-19 on our operations is ongoing and the extent of which remains uncertain and potentially wide-spread, including:

●	our ability to successfully execute our long-term growth strategy during these uncertain times;

●	our ability to recruit the necessary number of patients to complete future clinical trials;

●	supply chain disruptions in projects ABV-1504, ABV-1505 and ABV-1601, resulting from reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in infected areas;

●	our ability to perform on-site due-diligence for project ABV-1505 (MDD Phase II completed new drug candidate) and ABV-1701 (Vitargus FIH completed medical device) with our potential partners/collaborators in US, Mainland China, and Japan;

●	our ability to access capital sources, as well as the ability of our key customers, suppliers, and vendors to do the same in regard to their own obligations; and

●	diversion of management and employee attention and resources from key business activities and risk management outside of COVID-19 response efforts, including maintenance of internal controls.

The COVID-19 pandemic remains highly volatile and continues to evolve on a daily basis and therefore, despite our efforts and developments to combat the virus, there can be no assurance that these measures will prove successful. The extent to which COVID-19 continues to impact the Company’s business, sales, and results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

The Company is a development stage biopharmaceutical company and is thus subject to the risks associated with new businesses in that industry.

The Company acquired the sole licensing rights to develop and commercialize for therapeutic purposes six compounds from BioLite and the right to co-develop with BioFirst a medical device (collectively the “ABVC Pipeline Products”). As such, the Company is a clinical stage biopharmaceutical company with operations that generate unsubstantial revenues. The Company is establishing and implementing many important functions necessary to operate a business, including the clinical research and development of the ABVC Pipeline Products, further establishment of the Company’s managerial and administrative structure, accounting systems and internal financial controls

BioLite and BioKey are expected to continue to have limited revenue and remain unprofitable for an indefinite period of time.

Accordingly, you should consider the Company’s prospects in light of the risks and uncertainties that a pharmaceutical company with a limited operating history and revenue faces. In particular, potential investors should consider that there are significant risks that the Company will not be able to:

●	implement or execute its current business plan, or generate profits;

●	attract and maintain a skillful management team;

●	raise sufficient funds in the capital markets or otherwise to effectuate its business plan;

●	determine that the processes and technologies that it has developed are commercially viable; and/or

●	enter into contracts with commercial partners, such as licensors and suppliers.

If any of the above risks occurs, the Company’s business may fail, in which case you may lose the entire amount of your investment in the Company. The Company cannot assure that any of its efforts in business operations will be successful or result in the timely development of new products, or ultimately produce any material revenue and profits.

As a pre-profit biopharmaceutical company, the Company needs to transition from a company with a research and development focus to a company capable of supporting commercial activities. The Company may not be able to reach such transition point or make such a transition, which would have affect our business, financial condition, results of operations and prospects.

If the Company fails to raise additional capital, its ability to implement its business model and strategy could be compromised.

The Company has limited capital resources and operations. The CDMO Unit generates limited amount of revenue that could partially support the operations of the Company. To date, its operations have been funded partially from the proceeds from financings or loans from its shareholders and management. From time to time, we may seek additional financing to provide the capital required to expand research and development (“R&D”) initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements.

If the Company does not raise sufficient capital to fund its ongoing development activities, it is likely that it will be unable to carry out its business plans, including R&D development and expansion of production facilities. Even if the Company obtains financing for near term operations and product development, the Company may require additional capital beyond the near term. Furthermore, additional capital may not be available in sufficient amounts or on reasonable terms, if at all, and our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic. If the Company is unable to raise capital when needed, its business, financial condition and results of operations would be materially adversely affected, and it could be forced to reduce or discontinue our operations.

The Company has no history in obtaining regulatory approval for, or commercializing, any new drug candidate.

 With limited operating history, the Company has never obtained regulatory approval for, or commercialized, any new drug candidate. It is possible that the FDA may refuse to accept our planned New Drug Application (or “NDA”) for any of the six drug products for substantive review, or may conclude after review of our data that our application is insufficient to obtain regulatory approval of the new drug candidates or the medical device. Although our CDMO strategic business department has experience in obtaining abbreviated new drug application (or “ANDA”) approvals, the processes and timelines of obtaining an NDA approval and ANDA approval can differentiate substantially. If the FDA does not accept or approve our planned NDA for our product candidates, it may require that we conduct additional clinical, preclinical or manufacturing validation studies, which may be costly. Depending on the FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have. Any delay in obtaining, or inability to obtain, regulatory approvals of any of our drug candidate will prevent us from sublicensing such product. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA. If any of these outcomes occurs, we may be forced to abandon our planned NDA for such drug candidate, which materially adversely affects our business and could potentially cause us to cease operations. We face similar regulatory risks in a foreign jurisdiction.

Our growth is dependent on our ability to successfully develop, acquire or license new drugs.

Our growth is supported by continuous investment in time, resources and capital to identify and develop new products or new formulations for the market and market penetration. If we are unable to either develop new products on our own or acquire licenses for new products from other parties, our ability to grow revenues and market share will be adversely affected. In addition, we may not be able to recover our investment in the development of new drugs and medical devices, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development. Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

Our current products have certain side effects. If the side effects associated with our current or future products are not identified prior to their marketing and sale, we may be required to withdraw such products from the market, perform lengthy additional clinical trials or change the labeling of our products, any of which could adversely impact our growth.

The Company researches and develops the following six drug products and one medical device: ABV-1501, ABV-1504, ABV-1505, ABV-1701, ABV-1702, ABV-1601 and ABV-1703. Each of these seven products may cause serious adverse effects to their users. For example, the API of ABV-1501, ABV-1702 and ABV-1703 is Maitake mushroom extract. Side effects, or adverse events, associated with Maitake mushroom extract include blood bilirubin increase, lymphocyte count decrease, neutrophil count decrease, platelet count decrease, white blood cell decrease, headache, and hyperglycemia. Serious adverse events (collectively, the “SAE”) associated with this compound include leukocytosis, platelet count decrease, eye disorders, abdominal pain, gastrointestinal disorders, aphonia, lung infection, muscle weakness right-sided, confusion, edema cerebral, stroke, dyspnea, wheezing, and pruritus.

ABV-1504 and ABV-1505 have the same API, “Radix Polygala”, which is known as Polygala tenuifolia Willd or PDC-1421 Capsule (“Polygala tenuifolia Willd”). Side effects, or adverse events, associated with ABV-1504 and ABV-1505, coming from administration of the trial medicine or examination procedure such as the procedure of taking blood (fainting, pain and/or bruising), may lead to gastrointestinal disorders (abdominal fullness and constipation), nervous system disorders (drowsiness, sleepiness, and oral ulcer). In addition, long-term use may cause miscarriages.

The safety and preliminary efficacy findings from this study, combined with the unique properties of ABV-1701, are supportive of further investigation for its use following vitrectomy surgery in patients requiring vitreous replacement. However, new serious side effects of ABV-1701 may be uncovered as the clinical trials continue.

The occurrence of any of those adverse events would harm our future sales of these medicines and substantially increase the costs and expenses of marketing these medicines, which in turn could cause our revenues and net income to decline. In addition, the reputation and sales of our future medicines could be adversely affected due to the severe side effects discovered.

We may be subject to product liability claims in the future, which could divert our resources, cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We face an inherent business risk of exposure to product liability claims in the event that the uses of our products are alleged to have caused adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale. Furthermore, although we have not historically experienced any problems associated with claims by users of our products, we do not currently maintain product liability insurance and there could be no assurance that we are able to acquire product liability insurance with terms that are commercially feasible.

We face an inherent risk of product liability claims as a result of the clinical testing of our products and potentially commercially selling any products that we may develop. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidate. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our product candidates or products that we may develop;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial participants;

●	significant costs to defend resulting litigation;

●	substantial monetary awards to trial participants or patients;

●	loss of revenue;

●	reduced resources of our management to pursue our business strategy; and

●	the inability to commercialize any products that we may develop.

We currently have insurance policies to cover liabilities under the clinic trials but do not maintain general liability insurance; and even if we have a general liability insurance in the future, this insurance may not fully cover potential liabilities that we may incur. The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial. We would need to increase our insurance coverage if and when we begin selling any product candidate that receives marketing approval. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidate, which could adversely affect our business, financial condition, results of operations and prospects.

We have conducted, and may in the future conduct, clinical trials for certain of our product candidates at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.

We have conducted and may in the future choose to conduct one or more of our clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from any of our clinical trials that we determine to conduct outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt our development of the product candidate.

In addition, the conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

●	foreign regulatory requirements that could restrict or limit our ability to conduct our clinical trials;

●	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

●	foreign exchange fluctuations; and

●	diminished protection of intellectual property in some countries.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA and comparable non-U.S. regulators, we may incur additional costs or experience delays in completing, or ultimately be unable to complete the development and commercialization of our product candidates.

We are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable non-U.S. regulatory authorities impose similar restrictions. We may never receive such approvals. We must complete extensive preclinical development and clinical trials to demonstrate the safety and efficacy of our product candidate in humans before we will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Any inability to successfully complete preclinical and clinical development could result in additional costs to us and impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if (1) we are required to conduct additional clinical trials or other testing of our product candidate beyond the trials and testing that we contemplate, (2) we are unable to successfully complete clinical trials of our product candidate or other testing, (3) the results of these trials or tests are unfavorable, uncertain or are only modestly favorable, or (4) there are unacceptable safety concerns associated with our product candidate, we, in addition to incurring additional costs, may:

●	be delayed in obtaining marketing approval for our product candidates;

●	not obtain marketing approval at all;

●	obtain approval for indications or patient populations that are not as broad as we intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

●	be subject to additional post-marketing testing or other requirements; or

●	be required to remove the product from the market after obtaining marketing approval.

Even if any of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success and the market opportunity for the product candidate may be smaller than we estimate.

We have never completed a new drug or new medical device FDA application process from Phase I to FDA approval and commercialization. Even if our products are approved by the appropriate regulatory authorities for marketing and sale, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. For example, physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

The potential market opportunities for our products are difficult to estimate precisely. Our estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for our products could be smaller than our estimates of the potential market opportunities.

We may seek to enter into collaborations with third parties for the development and commercialization of our product candidates. If we fail to enter into such collaborations, or such collaborations are not successful, we may not be able to capitalize on the market potential of our product candidates.

We may seek third-party collaborators for development and commercialization of our products. Our likely collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, non-profit organizations, government agencies, and biotechnology companies. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our products will pose the following risks to us:

●	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

●	collaborators may not pursue development and commercialization of our product candidate or may elect not to continue or renew development or commercialization programs based on preclinical or clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidate if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

●	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidate or that result in costly litigation or arbitration that diverts management attention and resources; and

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

Collaborative agreements may not lead to development or commercialization of our product candidate in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

ABVC, through BioLite, may not be able to receive the full amounts available under the collaboration agreement by and between BioLite, Inc. and BioHopeKing, which could increase its burden to seek additional capital to fund the business operations.

In February and December 2015, BioLite, Inc., a subsidiary of BioLite, entered into a total of three collaboration agreements with BioHopeKing to jointly develop ABV-1501 for TNBC (or BLI-1401-2 as used by BioLite internally) and ABV-1504 for MDD (or BLI-1005 as used by BioLite internally) in most Asian countries and BLI-1006, which has been later replaced with BLI-1008 for ADHD in Asia, excluding Japan. ABVC and BioLite are co-developing ABV-1501 for TNBC and ABV-1504 for MDD pursuant to the Collaboration Agreement and its Addendum entered by and between BriVision and BioLite Taiwan where ABVC and BriVision are responsible for the clinical trials of such two new drug candidates. In accordance with the terms of the BioHopeKing Collaboration Agreement for ABV-1501 or BLI-1401-2 and the Addendum thereto, BioLite shall receive payments of a total of $10 million in cash and equity of BioHopeKing or equity securities owned by it at various stages on a schedule dictated by BioLite’s achievements of certain milestones and twelve per cent (12%) of net sales of the drug products when ABV-1501 or BLI-1401-2 is approved for sale in the licensed territories. If BioLite fails to reach any of the milestones in a timely manner, it may not receive the rest of the payments from BioHopeKing. As a result of BioLite’s potential inability to receive the full payments under those collaboration agreements with BioHopeKing, ABVC may have to seek other sources of financing to fund its operation activities.

ABVC and its Subsidiaries may not be successful in establishing and maintaining additional strategic partnerships, which could adversely affect ABVC’s ability to develop and commercialize products, negatively impacting its operating results.

In addition to ABVC’s current collaboration with BioHopeKing for selected Asian markets, a part of its strategy is to evaluate and, as deemed appropriate, enter into additional partnerships in the future with major biotechnology or pharmaceutical companies. ABVC’s products may prove to be difficult to effectively license out as planned. Various regulatory, commercial and manufacturing factors may impact ABVC’s ability to seek co-developers of or grow revenues from licensing out any of the six products in the pipeline, none of which has been fully licensed out. Specifically, ABVC may encounter difficulty by virtue of:

●	its inability to effectively identify and align with commercial partners in the U.S. to collaborate the development of ABV-1504 for the treatment of Major Depressive Disorder, ABV-1505 to treat Attention-Deficit Hyperactivity Disease, ABV-1501 for the treatment of Triple Negative Breast Cancer, ABV-1703 to the treatment of Pancreatic Cancer, ABV-1601 to treat Depression in Cancer Patients and ABV-1702 to treat Myelodysplastic syndromes and ABV-1701 Vitargus for the treatments of Retinal Detachment or Vitreous Hemorrhage;

●	its inability to secure appropriate contract research organizations (“CRO”s) to conduct data analysis, lab research and FDA communication; and

●	its inability to effectively continue clinical studies on and secure positive research results of all of our investigational new drugs to attract additional commercial collaborators outside the U.S.

ABVC faces significant competition in seeking appropriate partners for its therapeutic candidates, and the negotiation process is time-consuming and complex. In order for ABVC to successfully partner its autoimmune, CNS and hematology therapeutic candidates, as well as Vitargus, its medical device, potential partners must view these medicinal candidates as economically valuable in markets they determine to be attractive in light of the terms that ABVC is seeking and compared to other available products for licensing by other companies. Even if ABVC is successful in its efforts to establish new strategic partnerships, the terms that ABVC agrees upon may not be favorable, and it may not be able to maintain such strategic partnerships if, for example, development or approval of an autoimmune therapeutic is delayed or sales of an approved product are disappointing. Any delay in entering into new strategic partnership agreements related to any of ABVC’s therapeutic candidates could delay the development and commercialization of such candidates and reduce its competitiveness even if it reaches the market.

If ABVC fails to establish and maintain additional strategic partnerships or collaboration related to its therapeutic candidates that have not been fully licensed, it will bear all of the risk and costs related to the development of any such drug candidate, and it may need to seek additional financing, hire additional employees and otherwise develop expertise for which it has not budgeted. This could negatively affect the development of any incompletely partnered new drug candidates.

ABVC’s licensors may choose to terminate any of the license agreements with ABVC. As a result, ABVC’s research and development of the new drug candidate which contains the underlying API may be terminated abruptly.

If ABVC’s Subsidiary BioLite materially breaches any license agreements it has with Yukiguni Maitake Co. (“Yukiguni”), Medical and Pharmaceutical Industry Technology and Development Center (“MPITDC”) or Industrial Technology Research Institute (“ITRI”), or any of such license agreement terminates unexpectedly, BioLite may not be able to continue its research and development of the new drug candidate which contains the underlying API whose license has been terminated. Pursuant to the Yukiguni License Agreement, if BioLite fails to meet the milestone sales requirement or submit certain applications to the appropriate health authorities on a schedule prescribed therein, Yukiguni shall have the right to terminate the Yukiguni License Agreement. If the Yukiguni License Agreement is terminated involuntarily, BioLite will be forced to discontinue its new drug development of ABV-1702, ABV-1502 and ABV-1501 and terminate the collaboration agreements relating to the three new drug candidates. The termination of the right to use the underlying API will materially disrupt the operations of ABVC. Pursuant to the license agreement between BioLite Taiwan and ITRI, if BioLite Taiwan fails to complete the research submission milestones according to the schedule set forth therein without reasons or with reasons unstatisfied with ITRI, ITRI shall have the right to terminate the license agreement with BioLite Taiwan without refund to BioLite Taiwan. BioLite Taiwan and BioLite have submitted the IND for PDC-1421 and subsequently conducted Phase II clinical trials of two drug candidiates developed from PDC-1421 according to the schedule listed in the license agreement between BioLite Taiwan and MPITDC.

ABVC’s Subsidiary BioLite depends on one supplier for the API of ABV-1702, ABV-1502 and ABV-1501 and any failure of such supplier to deliver sufficient quantities of the API that meets its quality standard could have a material adverse effect on its research of these three drug candidates.

Currently BioLite relies primarily on Yukiguni, a Japanese supplier, to provide Yukiguni Maitake Extract 404, the API which is contained in ABV-1702, ABV-1502 and ABV-1501, three of the six drug candidates in BioLite’s oncology/hematology portfolio. It has entered into the Yukiguni License Agreement, among other things, for the delivery of Yukiguni Maitake Extract 404, which is patented in Japan and China. BioLite agrees to fulfill its demand of the Yukiguni Maitake Extract 404 by purchasing first from Yukiguni respecting the therapeutic products and Yukiguni represents that it will provide sufficient quantities of such API that meets cGMP standards. If the supplies of Yukiguni Maitake Extract 404 were interrupted for any reason, BioLite’s research and development activities of these three drug candidates could be delayed. These delays could be extensive and expensive, especially in situations where a substitution is not readily available.

Although BioLite may negotiate with other vendors that could provide Yukiguni Maitake Extract 404, it cannot guarantee that it will be able to find such vendors. Failure to obtain adequate supplies of high quality Yukiguni Maitake Extract 404 in a timely manner could have a disruptive effect on ABVC and BioLite’s research and development activities of ABV-1702, ABV-1502 and ABV-1501, resulting in a material adverse effect on the Company’s business, financial condition and results of operations.

ABVC may use hazardous chemicals and biological materials in its business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

ABVC’s research and development may involve the controlled use of hazardous materials, including chemicals and biological materials. ABVC cannot eliminate the risk of accidental contamination or discharge and any resulting injury from these materials. ABVC may be sued for any injury or contamination that results from its use or the use by third parties of these materials, and its liability may exceed any insurance coverage and its total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Although ABVC makes its best efforts to comply with environmental laws and regulations despite the associated high costs and inconvenience, ABVC cannot guarantee that it will not mishandle any hazardous materials in the future. If it fails to comply with these requirements or any improper handling of hazardous materials occurs, it could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, ABVC cannot predict the impact on its business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

The facilities where the samples of drug candidates are manufactured need to be maintained and monitored in compliance with the good manufacturing practice standards, the failure of such maintenance could contaminate the results of our clinical trials and adversely affect our operations.

ABVC’s Subsidiary BioKey operates a laboratory facility that is a certified good manufacturing practice facility (“cGMP”) and some of its contract clinical trial service providers use cGMP facilities to conduct clinical studies. ABVC cannot be certain that ABVC or its present or future contract manufacturers or suppliers will be able to comply with cGMPs regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

Risks Related to Intellectual Property

Pharmaceutical patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to the Company, could negatively impact its respective licensors’ patent position and interrupt its research activities.

The patent positions of pharmaceutical companies and research institutions can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the U.S. Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings, post-grant review and/or inter parties review in the USPTO. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, post-grant review, inter parties review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide the Company with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the U.S. and foreign countries may permit others to use discoveries of the Company or to develop and commercialize their new drug candidates without providing any compensation thereto, or may limit the number of patents or claims the Company can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending the intellectual property rights of the Company.

If the Company fails to obtain and maintain patent protection and trade secret protection of its respective products, the Company could lose their competitive advantages and competition it faces would increase, reducing any potential revenues and adversely affecting its ability to attain or maintain profitability.

Developments in patent law could have a negative impact on the Company’s Licensors’ patent positions and the Company’s business.

From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on the Company’s business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes the way issued patents are challenged, and changes the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect the Company, BioLite and BioKey’s ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting the Company’s patent applications, its ability to obtain patents based on its discoveries and its ability to enforce or defend its patents.

If the Company is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed, respectively.

In addition to patent protection, because the Company operates in the highly technical field of discovery and development of therapies, it relies in part on trade secret protection in order to protect its proprietary technology and processes. However, trade secrets are difficult to protect. The Company has entered into confidentiality and non-disclosure agreements with its employees, consultants, outside scientific and commercial collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties any confidential information developed by the party or made known to the party by the Company during the course of the party’s relationship therewith. These agreements also generally provide that inventions conceived by the party in the course of rendering services to the Company will be ABVC’s exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to the Company.

In addition to contractual measures, the Company tries to protect the confidential nature of its proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for the Company. The Company’s security measures may not prevent an employee or consultant from misappropriating its trade secrets and providing them to a competitor, and recourse it takes against such misconduct may not provide an adequate remedy to protect the Company’s interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by the Company. If the Company’s confidential or proprietary information, such as the trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, its competitive position could be harmed.

Third parties may assert that the Company’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

The Company might employ individuals who were previously employed at universities or other biopharmaceutical companies, including its competitors or potential competitors. Although through certain non-disclosure covenants and employment agreements with its officers and employees, the Company tries to ensure that its employees and consultants do not use the proprietary information or know-how of others in the work for the Company, the Company may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If the Company fails in defending any such claims, in addition to paying monetary damages, the Company may lose valuable intellectual property rights or personnel. Even if the Company is successful in defending against such claims, litigation could result in substantial costs and be a distraction to the Company’s management and other employees.

ABVC’s ability to compete may decline if it does not adequately protect its proprietary rights or if it is barred by the intellectual property rights of others.

ABVC’s commercial success depends on obtaining and maintaining proprietary rights to its drug candidates as well as successfully defending these rights against third-party challenges. ABVC obtains its rights to use and research certain proprietary information to further develop the drug candidates primarily from three institutions, MPITDC, ITRI and Yukiguni (collectively the “Licensors”). These three institutions own the intellectual property rights in the products that have been licensed to us and may prosecute new patents of the drug candidates that are invented or discovered within the licensed scope of use under the respective license agreements. ABVC will only be able to protect its new drug candidates from unauthorized use by third parties to the extent that its valid and enforceable patents, or effectively protected trade secrets and know-how, cover them.

ABVC’s ability to obtain new patent protection for its new drug candidates is uncertain due to a number of factors, including that:

●	ABVC may not have been the first to make the inventions covered by pending patent applications or issued patents;

●	ABVC may not have been the first to file patent applications for its new drug candidates;

●	others may independently develop identical, similar or alternative products or compositions and uses thereof;

●	ABVC’s disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

●	any or all of ABVC’s pending patent applications may not result in issued patents;

●	ABVC may not seek or obtain patent protection in countries that may eventually provide a significant business opportunity;

●	any patents issued to ABVC may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

●	ABVC’s methods may not be patentable;

●	ABVC’s licensors may successfully challenge that ABVC’s new patent application fall outside the licensed use of the products; or

●	others may design around ABVC’s patent claims to produce competitive products which fall outside of the scope of its patents.

Even if ABVC has or obtains new patents covering its new drug candidates, ABVC may still be barred from making, using and selling them because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering products that are similar or identical to ABVC. There are many issued U.S. and foreign patents relating to therapeutic products and some of these relate to ABVC’s new drug candidates. These could materially affect ABVC’s ability to develop its drug candidates. Because patent applications can take many years to issue, there may be currently pending applications unknown to ABVC that may later result in issued patents that its new drug candidates may infringe. These patent applications may have priority over patent applications filed by ABVC.

The Company and its respective licensors may not be able to enforce their intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals and medical devices. This could make it difficult for the Company and its respective licensors to stop the infringement of some of the Licensors’ patents, or the misappropriation of their other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, the Company and its licensors have chosen in the past and may choose in the future not to seek patent protection in certain countries, and as a result the Company will not have the benefit of patent protection in such countries. Moreover, the Company may choose in the future not to seek patent protection in certain countries, and as a result it will not have the benefit of patent protection in such countries.

Proceedings to enforce the Company’s and its licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of the businesses. Accordingly, the efforts to protect the Company’s intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the U.S. and foreign countries may affect the Company’s ability to obtain adequate protection for its technology and the enforcement of intellectual property.

Regulatory Risks Relating to Biopharmaceutical Business

The Company is subject to various government regulations.

The manufacture and sale of human therapeutic and diagnostic products in the U.S. and foreign jurisdictions are governed by a variety of statutes and regulations. These laws require approval of manufacturing facilities, controlled research and testing of products and government review and approval of a submission containing manufacturing, preclinical and clinical data in order to obtain marketing approval based on establishing the safety and efficacy of the product for each use sought, including adherence to current PIC/S Guide to Good Manufacturing Practice for Medicinal products during production and storage, and control of marketing activities, including advertising and labeling.

The products the Company is currently developing will require significant development, preclinical and clinical testing and investment of substantial funds prior to its commercialization. The process of obtaining required approvals can be costly and time-consuming, and there can be no assurance that future products will be successfully developed and will prove to be safe and effective in clinical trials or receive applicable regulatory approvals. Markets other than the U.S. have similar restrictions. Potential investors and shareholders should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which controls our business.

The Company cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, any of its current or future product candidates.

The Company may not be able to develop any current or future product candidates. The Company’s new drug candidates will require substantial additional clinical development, testing, and regulatory approval before the commencement of commercialization. The clinical trials of the Company’s drug candidates are, and the manufacturing and marketing of our new drug candidates will be subject to extensive and rigorous review and regulation by numerous government authorities in the U.S. and in other countries where the Company intend to test and, if approved, market any new drug candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, the Company must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the U.S., only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if the Company is able to obtain the requisite financing to continue to fund its development and clinical programs, it cannot assure the investors that any of the product candidates will be successfully developed or commercialized.

The Company is not permitted to market a therapeutic product in the U.S. until it receives approval of an NDA or ANDA, for that product from the FDA, or in any foreign countries until they receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any product candidate for many reasons, including, among others:

●	Unable to demonstrate that a product candidate is safe and effective to the satisfaction of the FDA;

●	the results of the Company’s clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

●	the FDA may not approve the formulation of any product candidate;

●	the CROs, that BioLite or the Company retains to conduct its clinical trials may take actions outside of its control that materially adversely impact its clinical trials;

●	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;

●	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks, such as the risk of drug abuse by patients or the public in general;

●	the FDA may disagree with the interpretation of data from the Company’s pre-clinical studies and clinical trials;

●	the FDA may not accept data generated at the Company’s clinical trial sites;

●	if an NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval; or

●	the FDA may change its approval policies or adopt new regulations.

These same risks apply to applicable foreign regulatory agencies from which the Company, through BioLite, may seek approval for any of our new drug candidates.

Any of these factors, many of which are beyond the Company’s control, could jeopardize its ability to obtain regulatory approval for and successfully market any new drug candidate. As a result, any such setback in the Company’s pursuit of initial or additional regulatory approval would have a material adverse effect on its business and prospects.

If the Company does not successfully complete pre-clinical and Phase I and II clinical development, it will be unable to receive full payments under their respective collaboration agreements, find future collaborators or partners to take the drug candidates to Phase III clinical trials. Even if the Company successfully completes all Phase I and II clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA for Phase III trials may be submitted to the FDA. Although there are a large number of drugs in development in the U.S. and other countries, only a very small percentage result in commercialization, and even fewer achieve widespread physician and consumer acceptance following the regulatory approval.

In addition, the Company may encounter delays or drug candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If the Company obtains required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

●	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and

●	diminishment of any competitive advantages that such drug candidates may have or attain.

Furthermore, if the Company fails to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, the Company may encounter or be subject to:

●	delays or termination in clinical trials or commercialization;

●	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;

●	product recalls or seizures;

●	suspension of manufacturing;

●	withdrawals of previously approved marketing applications; and

●	fines, civil penalties, and criminal prosecutions.

The Company faces substantial competition from companies with considerably more resources and experience than the Company has, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than the Company.

The Company competes with companies that research, develop, manufacture and market already-existing and new pharmaceutical products in the fields of CNS, hematology/oncology and autoimmune. The Company anticipates that it will face increased competition in the future as new companies enter the market with new drugs and/or technologies and/or their competitors improve their current products. One or more of their competitors may offer new drugs superior to the Company’s and render the Company’s drugs uneconomical. A lot of the Company’s current competitors, as well as many of its respective potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new drug development, more substantial experience in product marketing and new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If the Company is not able to compete successfully, it may not generate sufficient revenue to become profitable. The Company’s ability to compete successfully will depend largely on its ability to:

●	successfully commercialize its drug candidates with commercial partners;

●	discover and develop new drug candidates that are superior to other products in the market;

●	with its collaborators, obtain required regulatory approvals;

●	attract and retain qualified personnel; and

●	obtain patent and/or other proprietary protection for its product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make the Company’s products and product candidates obsolete. Our competitors may obtain patent protection, receive FDA approval, and commercialize medicines before we do. Other companies are or may become engaged in the discovery of compounds or botanical materials that may compete with the drug candidates the Company is developing.

The Company competes with a large number of well-established pharmaceutical companies that may have more resources than the Company does in developing therapeutics in the fields of CNS, oncology/hematology and ophthalmology.

Any new drug candidate the Company is developing or commercializing that competes with a currently-approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If the Company is not able to compete effectively against its current and future competitors, its business will not grow and its financial condition and operations will suffer.

Risks Relating to Doing Business Outside the United States

Because part of ABVC’s pharmaceutical research and development is conducted outside of the U.S., the Company is subject to the risks of doing business internationally, including periodic foreign economic downturns and political instability, which may adversely affect the Company’s revenue and cost of doing business in Taiwan.

ABVC collaborates with partners whose primary place of business is in Taiwan, Republic of China and the Company has certain key employees in Taiwan. Foreign economic downturns may affect our results of operations in the future. Additionally, other facts relating to the operation of the Company’s business outside of the U.S. may have a material adverse effect on the Company’s business, financial condition and results of operations, including:

●	international economic and political changes;

●	the imposition of governmental controls or changes in government regulations, including tax laws, regulations and treaties;

●	changes in, or impositions of, legislative or regulatory requirements regarding the pharmaceutical industry;

●	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;

●	difficulties in achieving headcount reductions due to unionized labor and works councils;

●	restrictions on transfers of funds and assets between jurisdictions; and

●	China- Taiwan geo-political instability.

As the Company continues to operate its business globally, its success will depend in part, on its ability to anticipate and effectively manage these risks. The impact of any one or more of these factors could materially adversely affect the Company’s business, financial condition and results of operations.

The Company may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act (“FCPA”) and Chinese anti-corruption law.

The Company is subject to the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments, foreign government officials and political parties by U.S. persons as defined by the statute for purposes of obtaining or retaining businesses. The Company may have agreements with third parties who may make sales in mainland China and the U.S., during the process of which the Company may be exposed to corruption. Activities in Taiwan create the risk of unauthorized payments or offers of payments by an employee, consultant or agent of the Company, because these parties are not always subject to the Company’s control.

Although the Company believes to date it has complied in all material aspects with the provisions of the FCPA and Chinese anti-corruption law, the existing safeguards and any future improvements may prove to be less than effective and any of the Company’s employees, consultants or agents may engage in corruptive conduct for which the Company might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions against the Company and individuals and therefore could negatively affect the Company’s business, operating results and financial condition. In addition, the Taiwanese government may seek to hold the Company liable as a successor for FCPA violations committed by companies in which the Company invests or acquires.

International operations expose the Company to currency exchange and repatriation risks, and the Company cannot predict the effect of future exchange rate fluctuations on its business and operating results.

The Company has business operations in Taiwan and collaborative activities in the U.S. and Japan. Substantial amounts of revenues are received and expenses are incurred in New Taiwan Dollars and U.S. dollars. Thus, the Company has exposure to currency fluctuations. The Company cannot assure you that the effect of currency exchange fluctuations will not materially affect its revenues and net income in the future.

We conduct our operations internationally and the effect of business, legal and political risks associated with international operations may seriously harm our business.

Sales to customers outside the United States accounted for 100% and 99% of our net revenue for the nine months ended September 30 2020 and the year ended December 31, 2019, respectively. Our international sales and operations are subject to a wide range of risks, which may vary from country to country or region to region. These risks include the following:

●	export and import duties, changes to import and export regulations, and restrictions on the transfer of funds;

●	political and economic instability;

●	issues arising from cultural or language differences and labor unrest;

●	longer payment cycles and greater difficulty in collecting accounts receivable;

●	compliance with trade and technical standards in a variety of jurisdictions;

●	difficulties in staffing and managing international operations, including the risks associated with fraud, theft and other illegal conduct;

●	compliance with laws and regulations, including environmental, employment and tax laws, which vary from country to country and over time, increasing the costs of compliance and potential risks of non-compliance;

●	difficulties enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States and European countries;

●	operations may be affected by political tensions, trade disputes and similar matters, particularly between China and Taiwan or between China and the United States;

●	United States and foreign trade restrictions, including those that may limit the importation of technology or components to or from various countries or impose tariffs or quotas; and

●	imposition of currency exchange controls or taxes that make it impracticable or costly to repatriate funds from foreign countries.

We cannot assure you that risks relating to our international operations will not seriously harm our business.

Risks Related to the Company’s Financial Condition

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

We are subject to a number of risks associated with our indebtedness, including: 1) we must dedicate a portion of our cash flows from operations to pay debt service costs, and therefore we have less funds available for operations and other purposes; 2) it may be more difficult and expensive to obtain additional funds through financings, if available at all; 3) we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and 4) if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments. As of December 31, 2019, and September 30, 2020, our outstanding current liabilities were approximately $6.8 million and $6.1 million, respectively, which consisted primarily of short-term bank loans and accrued expenses. On April 5 and 20, 2020, we entered into certain exchange agreements separately with certain U.S. and non-U.S. holders of certain convertible promissory notes in the aggregate amount of $1,446,780; pursuant to the exchange agreements, we issued to the Holders an aggregate of 795,735 shares of Common Stock and warrants to purchase 795,735 shares of Common Stock. On November 9, 2020, we entered into an exchange agreement with a certain non-U.S. holder of certain convertible promissory notes in the amount of $270,272; pursuant to the exchange agreements, we will issue to the holder an aggregate of 120,121 shares of Common Stock and warrants to purchase 120,121 shares of Common Stock.  On October 23, 2020, we entered into a securities purchase agreement with a certain accredited investor. Pursuant to such securities purchase agreement, we issued a convertible promissory note in principal amount of $2,500,000 with a maturity date of twenty-four (24) month anniversary from the issuance date. The convertible promissory note bears an interest rate of ten percent (10%) per annum and may be convertible into our shares of common stock at a fixed conversion price of $2.25 per share. We also agreed to issue an aggregate of 545,182 shares of common stock to some of our employees in lieu of their deferred salaries in an aggregate amount of $1,090,360.

Our disclosure controls and procedures were not effective as of September 30, 2020 and as a result of such we do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. The ineffective disclosure controls and procedures may lead to restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market prices for our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

We maintain disclosure controls and procedures designed to provide reasonable assurance that material information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that the information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. We performed an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this prospectus. Based on their evaluation, our management, including our Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were not effective as of September 30, 2020.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures is also based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our Common Stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock without shareholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing shareholders.

We may create any additional series of preferred stock and issue such shares in the future although we do not have any present intention of doing so.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to expand our production facilities, Research and development (“R&D”) initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and growth. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current shareholders.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our new drug candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or new drug candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

The elimination of personal liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

ABVC Bylaws eliminate the personal liability of our directors and officers to us and our shareholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our Bylaws provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our shareholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our shareholders.

Risks Related to the Company’s Common Stock

The share price of our Common Stock is volatile and may be influenced by numerous factors, some of which are beyond our control.

There is currently only a limited public market for our Common Stock, which is listed on the OTCQB Market, and there can be no assurance that a trading market will develop further or be maintained for our Common Stock in the future. The trading price of our Common Stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the new drug candidates we acquire for commercialization;

●	the product candidates we seek to pursue, and our ability to obtain rights to develop those product candidates;

●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

●	actual or anticipated adverse results or delays in our pre-clinical studies and clinical trials;

●	our failure to get any of our new drug candidates approved;

●	unanticipated serious safety and environmental concerns related to the use and research activities of any of our new drug candidates;

●	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

●	conditions or trends in the healthcare, biotechnology and pharmaceutical industries;

●	introduction of new products offered by us or our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to maintain an adequate rate of growth and manage such growth;

●	issuances of debt or equity securities by us;

●	sales of our securities by us or our shareholders in the future, or the perception that such sales could occur;

●	trading volume of our Common Stock;

●	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;

●	general political and economic conditions in U.S. and other countries and territories where we conduct our business;

●	effects of natural or man-made catastrophic events; and

●	adverse regulatory decisions;

●	additions or departures of key scientific or management personnel;

●	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;

●	disputes or other developments relating to patents and other proprietary rights and our ability to obtain protection for our products;

●	our dependence on third parties, including CROs and scientific and medical advisors;

●	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

●	actual or anticipated variations in quarterly operating results;

●	failure to meet or exceed the estimates and projections of the investment community;

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap healthcare, biotechnology and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Common Stock.

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other shareholders wanted it to occur.

Our executive officers, directors, and principal shareholders own, in the aggregate, approximately 62.9% of our outstanding Common Stock. As a result of their stockholdings, these shareholders are able to assert substantial control over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other shareholders wanted it to occur.

The market price of our Common Stock may be volatile and there may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general. Factors that may materially affect the market price of our Common Stock are beyond our control, these factors may materially adversely affect the market price of our Common Stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility. These broad market fluctuations may influence the market price of our Common Stock. There is currently only a limited public market for our Common Stock, which is listed on the OTCQB Market, and there can be no assurance that a trading market will develop further or be maintained in the future.

The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including very recently in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing COVID-19 pandemic, political, regulatory and other market conditions, may negatively affect the market price of shares of our common stock, regardless of our actual operating performance. The market price of shares of our common stock may decline and you may lose some or all of your investment.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our shares.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future, and any return on investment may be limited to the value of our Common Stock. We plan to retain any future earnings to finance growth.

Under applicable Nevada law, we, as a Nevada corporation, generally may not make a distribution if i) we would not be able to pay our debts as they become due in the usual course of business, or ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our Common Stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading prices for our Common Stock could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price and any trading volume to decline.

Future sales and issuances of our Common Stock or rights to purchase Common Stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our shareholders and could cause our stock price to fall.

We expect that we will need significant additional capital in the future to continue our planned operations. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, including issuance of equity securities pursuant to any future stock incentive plan to our officers, directors, employees and non-employee consultants for their services to us, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to those of holders of our Common Stock. Further, any future sales of our Common Stock by us or resales of our Common Stock by our existing shareholders could cause the market price of our Common Stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our Common Stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our Common Stock.

Our Common Stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for shareholders to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us, our industry and the regulatory environment in which we and companies integral to our ecosystem operate. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

●	risks and uncertainties associated with our research and development activities, including our clinical trials and preclinical studies;

●	the timing or likelihood of regulatory filings and approvals or of alternative regulatory pathways for our drug candidates;

●	the potential market opportunities for commercializing our drug candidates;

●	our expectations regarding the potential market size and the size of the patient populations for our drug candidates, if approved for commercial use, and our ability to serve such markets;

●	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

●	our ability to develop, acquire and advance our product candidates into, and successfully complete, clinical trials and preclinical studies and obtain regulatory approvals;

●	the implementation of our business model and strategic plans for our business and drug candidates;

●	the initiation, cost, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;

●	the terms of future licensing arrangements, and whether we can enter into such arrangements at all;

●	timing and receipt or payments of licensing and milestone revenues, if any;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our drug candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	regulatory developments in the United States and foreign countries;

●	the performance of our third party suppliers and manufacturers;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	the success of competing therapies that are currently or may become available;

●	our ability to continue as a going concern;

●	the effect of the ongoing COVID-19 pandemic;

●	our financial performance; and

●	developments and projections relating to our competitors and our industry.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus or in the documents incorporated by reference in this prospectus.

There are important factors that could cause actual results to vary materially from those described in this report as anticipated, estimated or expected, including, but not limited to: the effects of the COVID-19 outbreak, including on the demand for our products; the duration of the COVID-19 outbreak and severity of such outbreak in regions where we operate; the pace of recovery following the COVID-19 outbreak; our ability to implement cost containment and business recovery strategies; the adverse effects of the COVID-19 outbreak on our business or the market price of our ordinary shares; competition in the industry in which we operate and the impact of such competition on pricing, revenues and margins, volatility in the securities market due to the general economic downturn; SEC regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties described herein and the risk factors set forth in Part I - Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on May 15, 2020, and elsewhere in the documents incorporated by reference into this prospectus. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future. Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available. Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock. Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling shareholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling shareholder. The selling shareholder may sell these shares in the open market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

The selling shareholder will pay any underwriting discounts and commissions and expenses incurred by the selling shareholder for brokerage or legal services or any other expenses incurred by the selling shareholder in disposing of the shares included in this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the selling shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

From its inception, the Company has not generated substantial revenue from its medical device and new drug development. For the twelve months ended December 31, 2019, the Company generated $701,719 in revenue, mainly from the sale of Contract Development & Manufacturing Organization (“CDMO”) services.

Business Overview

American BriVision (Holding) Corporation (the “Company” or “Holding entity”), a Nevada corporation, through the Company’s operating entity, American BriVision Corporation (“BriVision”), which was incorporated in July 2015 in the State of Delaware, is a clinical stage biopharmaceutical company focused on development of new drugs and medical devices, all of which are derived from plants.

Medicines derived from plants have a long history of relieving or preventing many diseases and, typically, have exhibited fewer side effects than drugs developed from animals or chemical ingredients. Perhaps the most famous example is aspirin, which evolved from a compound found in the bark and leaves of the willow tree and was later marketed by Bayer starting in 1899. Aspirin has very few serious side effects and has proven to be one of the most successful drugs in medical history. Some 50 years later, scientists identified anticancer compounds in the rosy periwinkle, which Eli Lilly subsequently produced for the treatment of leukemia and Hodgkins disease. Other well-known examples of successful botanical drugs include the cancer-fighting Taxol, isolated from the Pacific yew tree.

The Company develops its pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company’s scientists and other specialists known to the Company to identify drugs that it believes demonstrate efficacy and safety based on the Company’s internal qualifications. Once a drug is shown to be a good candidate for further development and ultimately commercialization, BriVision licenses the drug or medical device from the original researchers and begins to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan. In almost all cases, we have found that research institutions in each of those countries are eager to work with the Company to move forward with Phase II clinical trials.

Currently, institutions conducting phase II clinical trials in partnership with ABVC include:

●	Drug: ABV-1701, Vitargus® in vitrectomy surgery, First-in-Human, Medical Device Principal Investigator: Andrew Chang, MD, Ph.D., Sydney Eye Hospital, Australia

●	Drug: ABV-1504, Major Depressive Disorder (MDD), Phase II, NCE drug Principal Investigators: Charles DeBattista M.D. and Alan F. Schatzberg, MD, Stanford University Medical Center, Cheng-Ta Li, MD, Ph.D – Taipei Veterans General Hospital

●	Drug: ABV-1505, Adult Attention-Deficit Hyperactivity Disorder (ADHD), Phase II, NCE drug Principal Investigators: Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine

●	Drug: ABV-1601, Major Depression in Cancer Patients, Phase I/II, NCE drug Principal Investigator: Scott Irwin, MD, Ph.D. – Cedars Sinai Medical Center (CSMC)

●	Drug: ABV-1703, Advanced Inoperable or Metastatic Pancreatic Cancer, Phase II, NCE drug Principal Investigator: Andrew E. Hendifar, MD – Cedars Sinai Medical Center (CSMC)

●	Drug: ABV-1702, A Phase II Study of BLEX 404 Oral Liquid to Evaluate the Safety and Infection Control in Patients with International Prognostic Scoring System (IPSS) Intermediate-1, Intermediate-2 or High-Risk Myelodysplastic Syndrome (MDS) and Chronic Myelomonocytic Leukemia (CMML)

Upon successful completion of the Phase II trial, the Company will seek a partner – a large pharmaceutical company – to complete a Phase III study, submit the New Drug Application (NDA), and commercialize the drug upon approval by the FDA and Taiwan FDAs. The Company expects to seek its first commercialization partner in 2021 for Vitargus, its vitreous substitute that helps to maintain a round shape and retinal location during vitrectomy surgery.

Another part of the Company’s business is conducted by BioKey, a wholly owned subsidiary, that is engaged in a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase I through phase III) and commercial manufacturing.

On February 8, 2019, the Company, BioLite Holding, Inc. (“BioLite”), BioKey, Inc. (“BioKey”), BioLite Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Merger Sub 1”), and BioKey Acquisition Corp., a direct wholly-owned subsidiary of the Company (“Merger Sub 2”) (collectively referred to as the “Parties”) completed the business combination pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated January 31, 2018, pursuant to which the Company acquired BioLite and BioKey via issuing shares of the Company’s Common Stock to the shareholders of BioLite and BioKey. As a result, BioLite and BioKey became two wholly-owned subsidiaries of the Company on February 8, 2019. The Company issued an aggregate of 104,558,777 shares of Common Stock (prior to the reverse stock split in 2019) to the shareholders of both BioLite and BioKey under a registration statement on Form S-4 (file number 333-226285), which became effective by operation of law on or about February 5, 2019.

BioLite was incorporated under the laws of the State of Nevada on July 27, 2016, with 500,000,000 shares authorized, par value $0.0001. BioLite’s key subsidiaries include BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands on September 13, 2016 and BioLite , Inc. (“BioLite Taiwan”), a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs for over ten years.

BioLite and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

In January 2017, BioLite, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement sold their equity in BioLite Taiwan and used the proceeds from such sales to purchase shares of Common Stock of BioLite at the same price per share, resulting in their owning the same number of shares of Common Stock as they owned in BioLite Taiwan. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite owns, via BioLite BVI, approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

BioKey was incorporated on August 9, 2000 in the State of California. It is engaged primarily in research and development, manufacturing, and distribution of generic drugs and nutraceuticals with strategic partners. BioKey provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase 1 through phase 3) and commercial manufacturing. It also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

Common Stock Reverse Split

On March 12, 2019, the Board by unanimous written consent in lieu of a meeting approved to i) effect a stock reverse split at the ratio of 1-for-18 (the “Reverse Split”) of both the authorized common stock of the Company and the issued and outstanding common stock and ii) to amend the articles of incorporation of the Company to reflect the Reverse Split. The Board approved and authorized the Reverse Split without obtaining approval of the Company’s shareholders pursuant to Section 78.207 of Nevada Revised Statutes.

On May 3, 2019, the Company filed a certificate of amendment to the Company’s articles of incorporation (the “Amendment”) to effect the Reverse Split with the Secretary of State of the State of Nevada. The Reverse Split took effect on May 8, 2019.

Series A Convertible Preferred Stock

On June 28, 2019, the Company filed a certificate of designation (the “Series A COD”) of Series A Convertible Preferred Stock (the “Series A Stock”) with the Secretary of the State of Nevada.

Pursuant to the Series A COD, the Company designated 3,500,000 shares of preferred stock as Series A Stock, par value of $0.001 per share. Subject to the laws of Nevada, the Company will pay cumulative dividends on the Series A Stock on each anniversary from the date of original issue for a period of four calendar years. The Series A Stock will rank senior to the outstanding common stock of the Company, par value $0.001 (the “Common Stock”) with respect to dividend rights, rights upon liquidation, dissolution or winding up in the amount of accrued but unpaid dividend. Holders of the Series A Stock will have the same voting rights as the Company’s Common Stock holders. Each share of Series A Stock is initially convertible at any time at the option of the holder into one share of Common Stock and automatically converts into one share of Common Stock on the four-year anniversary of its issuance.

As of September 30, 2020, no Series A Convertible Preferred Stock has been issued by the Company.

Increasing the Authorized Shares

On March 12, 2020, our board of directors approved and adopted an amendment to the Company’s Articles of Incorporation, to increase the authorized shares of the common stock, par value $0.001 per share, from 20,000,000 to 100,000,000, such that, after including the previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share, the aggregate number of shares of stock that the Company has authority to issue is 120,000,000 shares. The amendment became effective on April 2, 2020.

Recent Financing

On November 11, 2020, we conducted a closing with regard to certain securities purchase agreements (the “SPAs”) dated October 23, 2020, separately with two non-U.S. investors (the “Investors”). Each of the Investors agreed to purchase and the Company agreed to sell to each of the Investors 1,111,112 shares of the Company’s common stock, par value $0.001 (“Common Stock”), and warrants (the “Warrants”) to purchase 1,111,112 shares of Common Stock, for a purchase price of $2,500,000 (the “Offering”). The Warrants are exercisable upon issuance and will expire three years from the date of issuance. The initial exercise price of the Warrants is $6.00, subject to stock, splits, stock dividend and other similar events. In addition, when the closing price of the Common Stock equals or exceeds $9.00 per share for twenty Trading Days (as defined in the Exchange Agreements) during any thirty-day period, the Company shall have the right to require the Investors to exercise all or any portion of the Warrants for a cash exercise. The aggregate net proceeds of the Offering were $5,000,000. The Company and the Investors further agreed to amend the terms of the SPA to permit the closing of the offering to occur on a rolling basis.

The Company paid the following fees to a FINRA member firm in connection with the Offering: (i) a cash success fee of $175,000 and (ii) warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock sold in the Offering, at an exercise price per share equal to $6.00 subject to adjustment (the “Comp Warrants”). The Comp Warrants are exercisable on a cashless basis, at the holder’s discretion.

On October 23, 2020, we entered into a Securities Purchase Agreement (the “October SPA”) with one accredited investor. Pursuant to the October SPA, the Company sold and issued a convertible promissory note (the “October Note”) in the principal amount of $2,500,000 to the investor and received the payment from such investor on October 30, 2020.

The October Note was issued on October 23, 2020 and the maturity date of the October Note is the twenty-four (24) month anniversary from the issuance date (the “Maturity Date”). Upon the Maturity Date, the Company shall pay to the holder, in cash, an amount representing all outstanding principal amount and accrued and unpaid interest under the October Note. The October Note bears an interest rate of ten percent (10%) per annum and may be convertible into shares of the Company’s common stock at a fixed conversion price of $2.25 per share. The holder of the October Note may elect to convert part or all of the outstanding balance of the October Note from the issuance date until the Maturity Date. The Company may prepay the outstanding amount at any time, in whole or in part, without any penalty.

In connection with the October Note and pursuant to the terms of an agreement entered into between the Company and a FINRA member firm, such firm shall receive (i) a cash success fee of $78,750 and (ii) upon conversion of the October Note, warrants equal to 7.0% of the number of shares of Common Stock received by the investor at the time of conversion (“Note Warrants”). The warrants are exercisable on a cashless basis, at the holder’s discretion.

The issuance and sale of the Common Stock, the Investor Warrants, Comp Warrants, Note Warrants and the shares of Common Stock underlying the Investor Warrants, the Comp Warrants and the October Note were made in reliance on an exemption from registration contained in either Regulation D or Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

Entry into Securities Purchase Agreements

On January 21, 2020, the Company entered into three note agreements with existing note investors who executed the agreements in 2018. These three investors are Guoliang Yu and Yingfei Wei Family Trust, Keypoint Technology Ltd., and Yoshinobu Odaira. The new agreements bear the same term as other notes investors who executed the contract in 2019. On April 5, 2020, the Company entered into exchange agreements with such note holders. Pursuant to the exchange agreements, the Holders agreed to deliver the Notes to the Company for cancellation, of which the aggregate principal amount plus accrued interest expenses are $931,584, and the Company agreed to issue to the Holders an aggregate of 506,297 shares of the Company’s common stock, and warrants to purchase 506,297 shares of the Company’s common stock.

On August 28, 2019 and September 4, 2019, the Company issued convertible promissory notes in the aggregate principal amount plus accrued interest expenses are $515,196 to Kuo, Li Shen, Chang, Ping Shan, Lin, Shan Tyan, and Liu, Ching Hsuan. On April 20, 2020, the Company entered into separate exchange agreements with each note holder. Pursuant to the exchange agreements, the note holders agreed to cancel the notes and the Company agreed to issue to the holders an aggregate of 289,438 shares of the Company’s common stock and warrants to purchase 289,438 shares of the Company’s common stock.

In May 2020, the Company received capital contributions of approximately $1,602,040 in cash from 40 investors through private placements with the term of $2.25 per share and a free warrant attaches with each Common stock that was purchased. The exercise price of the warrant will be at $6.00 with a mandatory exercise price of $9.00.

Pursuant to the terms of an agreement entered into between the Company and a FINRA member firm, such firm shall receive (i) a cash success fee of $60,831.65 (ii) a warrant to purchase 37,852 shares of Common Stock with an exercise price of $2.25 per share, and (iii) a warrant to purchase 37,852 shares of Common Stock with an exercise price of $6.00 per share.

Recent PPP Loan

On April 14, 2020, the Company received a loan in the amount of $124,400 under the Paycheck Protection Program (“PPP”) administered by the United States Small Business Administration (the “SBA”) from East West Bank. According to the Coronavirus Aid, Relief, and Economic Security Act (the “Cares Act”), PPP loan provides for forgiveness of up to the full principal amount and accrued interest if the funds are used for payroll costs, interest on mortgages, rent, and utilities. However, at least 60% of the forgiven amount must have been used for payroll. The loan was granted pursuant to a promissory note dated April 14, 2020 issued by the Company, which matures on April 13, 2022 and bears interest at a rate of 1.00% per annum. The Company will pay the principal in one payment of all outstanding principal plus all accrued unpaid interest on that date that is two years after the date of the promissory note. On October 23, American BriVision (Holding) Corporation (the “Company”) has started the application with the US Government regarding the loan forgiveness program

Recent Research Results

On May 23, 2019, the Company announced its internal Phase II clinical study results of ABV-1504 for Major Depression Disorder (“MDD”). The clinical study results showed that PDC-1421, the active pharmaceutical ingredient of ABV-1504, met the pre-specified primary endpoint of the Phase II clinical trial and significantly improved the symptoms of MDD.

The Phase II clinical study was a randomized, double-blind, placebo-controlled, multi-center trial, in which 60 adult patients with confirmed moderate to severe MDD were treated with PDC-1421 in either low dose (380 mg) or high dose (2 x 380 mg) compared with placebo administration, three times a day for six weeks. PDC-1421 high dose (2 x 380 mg) met the pre-specified primary endpoint by demonstrating a highly significant 13.2-point reduction in the Montgomery-Åsberg Depression Rating Scale (MADRS) total score by Intention-To-Treat (ITT) analysis, averaged over the 6-week treatment period (overall treatment effect) from baseline, as compared to 9.2-point reduction of the placebo group. By Per-Protocol (PP) analysis, PDC-1421 showed a dose dependent efficacy toward MDD in which high dose (2 x 380 mg) gave 13.4-point reduction in MADRS total score from baseline and low dose (380 mg) gave 10.4-point reduction as compared to a 8.6-point in the placebo group. The Company has decided to use the high dose formula in the Phase III clinical trial of ABV-1504.

On September 9, 2020 the Company issued a full clinical study report (CSR) of Vitargus® First-in-Human Phase I Clinical Trial. The safety and preliminary efficacy findings from this study, combined with the unique properties of Vitargus® (BFC-1401), are supportive of further development for its use during vitrectomy surgery in patients requiring vitreous replacement.

The study was an open label, Phase I study undertaken at a single study center in Sydney, Australia. A total of 11 participants were enrolled for the study in which each participant had been diagnosed with either (1) a complex or rhegmatogenous retinal detachment or chronic retinal detachment with failure of gas or silicone oil treatment or (2) a vitreous hemorrhage that requires vitrectomy surgery. The study found that Vitargus® was well-tolerated as a vitreous substitute without any apparent toxicity to ocular tissues. Further, there was no indication of an increased overall safety risk with Vitargus®.

On November 9, 2020 the Company issued a full clinical study report (CSR) of its ABV-1505 Phase II Part I clinical trial conducted at the University of California, San Francisco (UCSF) for the treatment of adult Attention-Deficit Hyperactivity Disorder (ADHD).

The Phase II Part I clinical study for treating ADHD found that the PDC-1421 Capsule was safe, well tolerated and efficacious during its treatment and the follow-up period with six adult patients. For the primary endpoints, the percentages of improvement in Adult Attention-Deficit/Hyperactivity Disorder Rating Scale-Investigator Rated-IV (ADHD-RS-IV) score from baseline to 8 weeks treatment were 83.3% (N=5) in the Intention-To-Treat (ITT) population and 80.0% (N=4) in the Per-Protocol (PP) population. Both low and high doses of PDC-1421 Capsule met the primary end points by passing the required 40% population in ADHD-RS-IV test scores.

Overall, the results from this study, which demonstrate the therapeutic value of PDC-1421, support further clinical development of ABV-1505 for the treatment of adult ADHD.

On November 4, 2020, we executed an amendment to our collaboration agreement with BioFirst to add BFC-1403 Intraocular Irrigation Solution and BFC-1404 Corneal Storage Solution to our agreement. BFC-1404 is utilized during a corneal transplant procedure to replace a damaged or diseased cornea while BFC-1403 has broader utilization during a variety of ocular procedures.

Initially the Company will focus on BFC-1404, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Designated ABV-2002 under the Company’s product identification system, the solution is comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV 2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. Categorized as a Class I Medical Device which has the lowest risk to patients, the Company intends to submit a Premarket Notification 510(K) submission to the FDA before the end of 2021 to demonstrate the device is at least as safe and effective as current products on the market.

Strategy

Key elements of our business strategy include:

●	Advancing to the pivotal trial phase of ABV-1701 Vitargus for the treatments of Retinal Detachment or Vitreous Hemorrhage, which we expect to generate revenues in the future.

●	Focusing on licensing ABV-1504 for the treatment of major depressive disorder after the successful completion of its Phase II clinical trials.

●	Completing Phase II, Part 2 clinical trial for ABV-1505 for the treatment of attention deficit hyperactivity disorder ADHD.

●	Out licensing drug candidates and medical device candidates to major pharmaceutical companies for phase III and pivotal clinical trials, as applicable, and further marketing if approved by the FDA.

We plan to augment our core research and development capability and assets by conducting Phase I and II clinical trials for investigational new drugs and medical devices in the fields of CNS, Hematology/Oncology and Ophthalmology.

Our management team has extensive experiences across a wide range of new drug and medical device development and we have in-licensed new drug and medical device candidates from large research institutes and universities in both the U.S. and Taiwan. Through an assertive product development approach, we expect that we will build a substantial portfolio of Oncology/ Hematology, CNS and Ophthalmology products. We primarily focus on Phase I and II research of new drug candidates and out license the post-Phase-II products to pharmaceutical companies; we do not expect to devote substantial efforts and resources to building the disease-specific distribution channels.

Business Objectives

The Company is operating its core business based on collaborative activities that can generate current and future revenues through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: nonrefundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, we have not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i) Nonrefundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related nonrefundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of nonrefundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(ii) Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is nonrefundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii) Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv) Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Revenues Derived from Research and Development Activities Services — Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as advance from customers upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Examples of collaborative agreements the Company has entered into are as follows:

Collaborative agreements with BHK

(i) On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

●	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

●	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

●	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

●	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

●	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue for the year ended December 31, 2016. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of September 30, 2020 and December 31, 2019, the Company has not earned royalties under the BHK Co-Development Agreement.

(ii) On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.6 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this BHK Collaborative Agreements was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.60 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of September 30, 2020 and December 31, 2019, the Company has not earned the royalty under the BHK Collaborative Agreements.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, American BriVision Corporation entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company (See Note 11). Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1511 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene is required to pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development costs shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. During the year ended December 31, 2017, the Company has received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.60 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. All projects that have been initiated will be managed and supported by the Company and Rgene.

The Company and Rgene signed an amendment to the Co-Dev Agreement on November 10, 2020, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB 1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Co-Dev Agreement remain in full force and effect.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, American BriVision Corporation entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst Corporation, a corporation incorporated under the laws of Taiwan (“BioFirst”), pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of YuanGene Corporation and the Company is one of the directors and Common Stock shareholders of BioFirst (See Note 11).

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount of $3,000,000 is fully expensed as research and development expense during the year ended September 30, 2017.

On June 30, 2019, BriVision entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BioFirst. Pursuant to the Purchase Agreement, the Company issued 428,571 shares of the Company’s common stock (the “Shares”) to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst (the “Total Payment”) in connection with a certain collaborative agreement between the Company and BioFirst dated July 24, 2017 (the “Collaborative Agreement”). Pursuant to the Collaborative Agreement, BioFirst granted the Company the global licensing right to co-develop BFC-1401 or ABV-1701 Vitreous Substitute for Vitrectomy for medical purposes in consideration for the Total Payment.

On August 5, 2019, BriVision entered into a second Stock Purchase Agreement (“Purchase Agreement 2”) with BioFirst. Pursuant to Purchase Agreement 2, the Company issued 414,702 shares of the Company’s common stock (the “Shares”) to BioFirst in consideration for $2,902,911 owed by the Company to BioFirst (the “Total Payment”) in connection with a loan provided to BriVision from BioFirst.

On November 4, 2020, the Company executed an amendment to the collaboration agreement with BioFirst to add BFC-1403 Intraocular Irrigation Solution and BFC-1404 Corneal Storage Solution to the agreement. BFC-1404 is utilized during a corneal transplant procedure to replace a damaged or diseased cornea while BFC-1403 has broader utilization during a variety of ocular procedures.

Initially the Company will focus on BFC-1404, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Designated ABV-2002 under the Company’s product identification system, the solution is comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV 2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. Categorized as a lower risk Class I Medical Device, the Company intends to submit a Premarket Notification 510(K) submission to the FDA before the end of 2021 to demonstrate the device is at least as safe and effective as current products on the market.

BioKey Revenues

In addition to collaborative agreements, ABVC earns revenue through its wholly owned BioKey subsidiary which provides a wide range of Contract Development & Manufacturing Organization (“CDMO”) services including API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (from Phase I through Phase III) and commercial manufacturing of pharmaceutical products.

In addition, BioKey provides a variety of regulatory services tailored to the needs of its customers, which include proofreading and regulatory review of submission documents related to formulation development, clinical trials, marketed products, generics, nutraceuticals and OTC products and training presentations. In addition to supporting ABVC’s new drug development, BioKey submits INDs, NDAs, ANDAs, and DMFs to the FDA, on ABVC’s behalf in compliance with new electronic submission guidelines of the FDA.

Impact of COVID-19 Outbreak

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While the closures and limitations on movement, domestically and internationally, are expected to be temporary, if the outbreak continues on its current trajectory the duration of the supply chain disruption could reduce the availability, or result in delays, of materials or supplies to and from the Company, which in turn could materially interrupt the Company’s business operations. Given the speed and frequency of the continuously evolving developments with respect to this pandemic, the Company cannot reasonably estimate the magnitude of the impact to its consolidated results of operations. We have taken every precaution possible to ensure the safety of our employees.

Due to the COVID-19, our revenue for the first half of fiscal 2020 was significantly impacted. As we have not seen a stronger signal to indicate that overall global economic will be back to normal in the third quarter, our business’s overall revenue stream may be impacted further until the restrictions of COVID-19 can be released, then the company can start operating normally. The global pandemic of COVID-19 continues to evolve rapidly, and we will continue to monitor the situation closely, including its potential effect on our plans and timelines.

Additionally, it is reasonably possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including losses on inventory; impairment losses related to goodwill and other long-lived assets and current obligations.

Summary of Critical Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Fiscal Year

The Company changed its fiscal year from the period beginning on October 1st and ending on September 30th to the period beginning on January 1st and ending on December 31st, beginning January 1, 2018. All references herein to a fiscal year prior to December 31, 2017 refer to the twelve months ended September 30th of such year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Inventory

Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Reclassifications

Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Forward Stock Split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of Common Stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

Stock Reverse Split

On March 12, 2019, the Board of Directors of the Company by unanimous written consent in lieu of a meeting approved to i) effect a stock reverse split at the ratio of 1-for-18 (the “Reverse Split”) of both the authorized common stock of the Company (the “Common Stock”) and the issued and outstanding Common Stock and ii) to amend the articles of incorporation of the Company to reflect the Reverse Split. The Board approved and authorized the Reverse Split without obtaining approval of the Company’s shareholders pursuant to Section 78.207 of Nevada Revised Statutes. On May 3, 2019, the Company filed a certificate of amendment to the Company’s articles of incorporation (the “Amendment”) to effect the Reverse Split with the Secretary of State of Nevada. The Financial Industry Regulatory Authority (“FINRA”) informed the Company that the Reverse Split was effective on May 8, 2019. All shares and related financial information in this Form 10-Q reflect this 1-for-18 reverse stock split.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 - Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 - Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 - Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan, convertible notes payable, and accrued interest approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of September 30, 2020 and December 31, 2019, the Company’s cash and cash equivalents amounted $135,705 and $144,295, respectively. Some of the Company’s cash deposits are held in financial institutions located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Restricted Cash Equivalents

Restricted cash equivalents primarily consist of cash held in a reserve bank account in Taiwan. As of September 30, 2020 and December 31, 2019, the Company’s restricted cash equivalents amounted $16,148 and $16,148, respectively.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation and the U.S. Federal Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

Revenue Recognition

During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing collaborative agreements as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Property and Equipment

Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 10
Office equipment	3 ~ 6

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Long-term Equity Investment

The Company acquires the equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment

The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. The Company also considers specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. The Company records other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of equity investments were $8,507 and $952,711 for the three and nine month ended September 30, 2020. Other-than-temporary impairments of equity investments were $0 for the three and nine months ended September 30, 2019.

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In testing goodwill for impairment, the Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that goodwill impairment is more likely than not, the Company performs a two-step impairment test. The Company tests goodwill for impairment under the two-step impairment test by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value or qualitative factors indicate that it is more likely than not that goodwill is impaired, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. The Company estimates the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses, based primarily on expected category expansion, pricing, market segment share, and general economic conditions.

The Company completed the required testing of goodwill for impairment as of September 30, 2020, and determined that goodwill was impaired because of the current financial condition of the Company and the Company’s inability to generate future operating income without substantial sales volume increases, which are highly uncertain. Furthermore, the Company anticipates future cash flows indicate that the recoverability of goodwill is not reasonably assured.

Research and Development Expenses

The Company accounts for the cost of using licensing rights in research and development cost according to ASC Topic 730-10-25-1. This guidance provides that absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses when incurred.

For CDMO business unit, the Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Post-retirement and post-employment benefits

The Company’s subsidiaries in Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker’s monthly salaries. Pursuant to the Act, the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $3,612 and $3,646 for the three months ended September 30, 2020 and 2019, respectively. The total amounts for such employee benefits, which were expensed as incurred, were $10,969 and $12,365 for nine months ended September 30, 2020 and 2019, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $0 for the three and nine months ended September 30, 2020 and 2019.

The Company accounted for stock-based compensation to non-employees in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” and FASB ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $999,220 and $339,533for the three months ended September 30, 2020 and 2019, respectively. Total non-employee stock-based compensation expenses were $999,820 and $356,809for the nine months ended September 30, 2020 and 2019, respectively.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the nine months ended September 30, 2020 and 2019. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

Valuation of Deferred Tax Assets

A valuation allowance is recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an assets had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Foreign-currency Transactions

For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under the Statements of Stockholders’ Equity (Deficit).

Translation Adjustment

The accounts of the Company’s subsidiaries in Taiwan were maintained, and their financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, “Foreign Currency Matters”, with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, shareholder’s deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of shareholders’ equity (deficit).

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company is currently evaluating the effect, if any, that the ASU will have on its consolidated financial statements.

Estimates and Assumptions

In preparing our consolidated financial statements, we use estimates and assumptions that affect the reported amounts and disclosures. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable, but that are inherently uncertain and unpredictable. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts.

Results of Operations — Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019.

The following table presents, for the three months indicated, our consolidated statements of operations information.

	September 30, 2020	September 30, 2019

Revenues	$115,553	$197,733

Cost of revenues	8,619	2,797

Gross profit	106,934	194,936

Operating expenses
Selling, general and administrative expenses	1,262,199	1,041,319
Research and development expenses	134,501	269,239
Total operating expenses	1,396,700	1,310,558

Loss from operations	(1,289,766)	(1,115,622)

Other income (expense)
Interest income	19,571	6,024
Interest expense	(16,311)	(111,968)
Rent income	4,774	4,574
Rent income – related parties	1,200	1,600
Impairment loss	(8,507)	-
Investment loss	665	-
Gain/Loss on foreign exchange changes	(90)	(2)
Gain/Loss on investment in equity securities	(887,231)	(64,689)
Other income	(171)	(1,047)
Total other expenses	(886,100)	(165,508)

Loss before provision income tax	(2,175,866)	(1,281,130)

Provision for income tax	(44,735)	48,555

Net loss	(2,131,131)	(1,329,685)

Net loss attributable to noncontrolling interests	(285,085)	(114,826)

Net loss attributed to ABVC and subsidiaries	(1,846,046)	(1,214,859)
Foreign currency translation adjustment	(25,384)	(61,061)
Comprehensive Loss	$(1,871,430)	$(1,275,920)

Net loss per share:
Basic and diluted	$(0.09)	$(0.06)

Weighted average number of common shares outstanding:
Basic and diluted	19,488,168	19,020,824

Revenues. We generated $115,553 and $191,733 in revenues for the three months ended September 30, 2020 and 2019, respectively; and incurred $8,619 and $2,797 in cost of sales for the three months ended September 30, 2020 and 2019, respectively. The decrease in revenues was mainly due to the impact of COVID-19 onto our CDMO business sector. Even though our operation was not required to shut down during the shelter-in-place period, several clients had decided to postpone the progress of their current and new projects that we have been engaged with.

Operating Expenses.  Our operating expenses have increased by $86,142, or 7%, to $1,396,700 for the three months ended September 30, 2020 from $1,310,558 for the three months ended September 30, 2019. Such increase in operating expenses was mainly due to the increase in selling, general and administrative expenses, partially offset by the decrease in research and development expenses.

Our selling, general and administrative expenses increased by $220,880, or 21%, mainly due to the increase in company’s marketing and up-list related expenses, and salary expenses.

Our research and development expenses decreased by $134,738 or approximately -50% primarily because there was no major milestone payments occurred during the three months ended September 30, 2020.

Other Income (Expense). Our other expense was ($886,100) for the three months ended September 30, 2020 as compared to ($165,508) for the three months ended September 30, 2019, representing an increased expense of $720,592, or 435%. The increase was principally caused by the loss on investment in equity securities, partially offset by the decrease in interest expense.

Loss on investment in equity securities was $887,231 for the three months ended September 30, 2020 as compared to $64,689 for the three months ended September 30, 2019, representing an increased loss of $822,542, or 1,272%, which was mainly due to the investment in a related party, BioFirst, accounted for using the equity method during the three months ended June 30, 2020.

Interest expense was $16,311 for the three months ended Sept 30, 2020 as compared to $111,968 for the three months ended September 30, 2019. The decrease of $95,657, or approximately -85%, was primarily due to the completion of note conversion in the prior quarter.

Net Loss. As a result of the above factors, our net loss was $2,131,131 for the three months ended September 30, 2020 compared to $1,329,685 for the three months ended September 30, 2019, representing a increase of $801,446, or 60%.

Results of Operations — Nine Months Ended September 30, 2020 Compared to Nine months Ended September 30, 2019.

The following table presents, for the nine months indicated, our consolidated statements of operations information.

	September 30, 2020	September 30, 2019

Revenues	$420,852	$601,757

Cost of revenues	16,814	17,648

Gross profit	404,038	584,109

Operating expenses
Selling, general and administrative expenses	3,692,821	2,140,140
Research and development expenses	366,374	778,964

Total operating expenses	4,059,195	2,919,104

Loss from operations	(3,655,157)	(2,334,995)

Other income (expense)
Interest income	39,641	7,279
Interest expense	(288,353)	(374,540)
Rent income	15,254	14,274
Rent income – related parties	3,600	1,600
Impairment loss	(952,711)	-
Investment loss	(38,272)	-
Gain/Loss on foreign exchange changes	8,569	402
Gain/Loss on investment in equity securities	(1,067,298)	(182,113)
Other income	176,330	851
Total other expenses	(2,103,240)	(532,247)

Loss before provision income tax	(5,758,397)	(2,867,242)

Provision for income tax	(133,947)	(49,788)

Net loss	(5,624,450)	(2,817,454)

Net loss attributable to noncontrolling interests	(681,569)	253,349

Net loss attributed to ABVC and subsidiaries	(4,942,881)	(2,564,105)
Foreign currency translation adjustment	(42,403)	(86,786)
Comprehensive Loss	$(4,985,284)	$(2,650,891)

Net loss per share:
Basic and diluted	$(0.25)	$(0.15)

Weighted average number of common shares outstanding:
Basic and diluted	19,486,959	17,333,902

Revenues. We generated $ 420,852 and $ 601,757 in revenues for the nine months ended September 30, 2020 and 2019, respectively; and incurred $ 16,814 and $17,648 in cost of sales for the nine months ended September 30, 2020 and 2019, respectively. The decrease in revenues was mainly due to the impact of COVID-19 onto our CDMO business sector. Even though our operation was not required to shut down during the shelter-in-place period, several clients had decided to postpone the progress of their current and new projects that we have been engaged with.

Operating Expenses.  Our operating expenses have increased by $1,140,091, or 39%, to $ 4,059,195 for the nine months ended September 30, 2020 from $2,919,104 for the nine months ended September 30, 2019. Such increase in operating expenses was mainly due to the increase in selling, general and administrative expenses.

Our selling, general and administrative expenses increased by $1,552,681, or 73%, mainly due to the increase in company’s marketing and up-list related expenses, and salary expenses.

Our research and development expenses decreased by $412,590 or approximately -53 % primarily because there were less milestone payments during the nine months ended September 30, 2020.

Other Income (Expense). Our other expense was ($2,103,240) for the nine months ended September 30, 2020 as compared to ($532,247) for the nine months ended September 30, 2019, representing an increased expense of $1,570,993, or 295%. The increase was principally caused by the increase in impairment loss, investment loss, and loss on investment in equity securities, partially offset by the increase in interest income and other income.

Impairment loss was $952,711 for the nine months ended September 30, 2020 as compared to $0 for the nine months ended September 30, 2019. The increase of $952,711 was due to our re-assessment of valuation based on the latest market consensus and trading price.

Investment loss was $38,272 for the nine months ended September 30, 2020 as compared to $0 for the nine months ended September 30, 2019. The increase of $38,272 was mainly due to our liquidation of stocks at lower than historical book value based on the market condition.

Loss on investment in equity securities was $1,067,298 for the nine months ended September 30, 2020 as compared to $182,113 for the nine months ended September 30, 2019, representing an increase of $885,185, or 486%, which was mainly due to the investment in a related party, BioFirst, accounted for using the equity method during the nine months ended September 30, 2020.

Interest income was $39,641 for the nine months ended September 30, 2020 as compared to $7,279 for the nine months ended September 30, 2019. The increase of $32,362, or approximately 445%, was primarily due to the interest income from various related-party loans.

Other income was $176,330 for the nine months ended September 30, 2020 as compared to $851 for the nine months ended September 30, 2019. The increase of $175,479, or approximately 20,620%, was primarily due to the adjustments of tax refund contributed by BioFirst based on the co-development agreement.

Net Loss. As a result of the above factors, our net loss was $5,624,450 for the nine months ended September 30, 2020 compared to $2,817,454 for the nine months ended September 30, 2019, representing an increase of $2,806,996, or 100%.

Liquidity and Capital Resources

Working Capital

	As of September 30, 2020	As of December 31, 2019
	(Unaudited)
Current Assets	$1,177,789	$878,238
Current Liabilities	$6,045,547	$6,814,193
Working Capital (deficit)	$(4,867,758)	$(5,935,955)

Cash Flow from Operating Activities

During the nine months ended September 30, 2020 and 2019, the net cash used in operating activities were $2,375,873 and $1,638,709, respectively. The increase in the amount used in operating activities of $737,164 was primarily due to the increased net loss and due to related parties, partially offset by the increase in stock based compensation for nonemployees, non-cash based investment loss, loss on investment in equity securities, and accrued expense during the nine months ended September 30, 2020.

Cash Flow from Investing Activities

During the nine months ended September 30, 2020, the net cash used in investing activities was $332,539, compared to the net cash used in investing activities was $35,079 for the nine months ended September 30, 2019. The increase in net cash used in investing activities in the amount of $297,460 was primarily due to the loan to related parties, partially offset by the net proceeds from sale of investment during the nine months ended September 30, 2020.

Cash Flow from Financing Activities

During the nine months ended September 30, 2020 and 2019, the net cash provided by financing activities were $2,698,793 and $2,483,244, respectively. The net cash provided by financing activities increased by $215,549 during the compared periods mainly because our success of fundraising activities through private placements, partially offset by the repayment of long-term bank loan during the nine months ended September 30, 2020.

Off-Balance Sheet Arrangements

As of September 30, 2020, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Results of Operations — Year Ended December 31, 2019 Compared to Year Ended December 31, 2018.

Revenues. We generated $701,719 and $6,956 in revenues for the year ended December 31, 2019 and 2018, respectively. The increase of $694,763, or approximately 9,988%, was primarily due to the incremental revenue contributed by our CDMO business unit.

Operating Expenses.  Our operating expenses were $4,140,360 in the year ended December 31, 2019 as compared to $2,606,239 in the year ended December 31, 2018. Our total operating expenses increased by $1,534,121 during the year ended December 31, 2019 from 2018. Such increase in operating expenses was mainly attributed to the increase in selling, general and administrative expenses by $1,480,775 mainly due to the increase in professional service fees that relates to company’s up-list and general expenses that occurred for our new business unit of CDMO.

Other Income (expense).  The other expenses was ($551,503) in the year ended December 31, 2019 as compared to ($3,645,064) in the year ended December 31, 2018. The decrease of $3,093,561, or approximately 85%, was primarily due to no additional investment / impairment loss and additional income from the milestone achievement regarding our MDD project, which is sponsored by Taiwan’s Government.

Net Loss. The net loss was $3,933,240 for the year ended December 31, 2019 compared to $6,064,530 for the year ended December 31, 2018. The Company’s net loss decreased by $2,131,290 or approximately 35% during the year ended December 31, 2019 from 2018.

Liquidity and Capital Resources

Working Capital

	As of December 31, 2019	As of December 31, 2018

Current Assets	$878,238	$566,476
Current Liabilities	$6,814,193	$10,987,786
Working Capital (deficit)	$(5,935,955)	$(10,421,310)

Cash Flow from Operating Activities

During the year ended December 31, 2019 and 2018, the net cash used in operating activities were ($3,134,526) and ($900,531), respectively. The decrease in the amount of $2,233,995 was primarily due to the net loss with increase in accounts receivables and increase in due from related parties, partially offset by the stock based compensation for nonemployees and increased in accrued expenses and other liabilities during the year ended December 31, 2019.

Cash Flow from Investing Activities

During the year ended December 31, 2019 and 2018, the net cash used in investing activities was ($35,297) and the net cash generated was ($156,372), respectively. The increase in the amount of $121,075 was primarily due to there was no proceeds from sales of investment in equity securities during the year ended December 31, 2019.

Cash Flow from Financing Activities

During the year ended December 31, 2019 and 2018, the net cash provided by financing activities were $3,087,489 and $896,864, respectively. The net cash provided by financing activities increased by $2,190,625 during the compared periods because we obtained more funding through short-term bank loans and convertible notes during the year ended December 31, 2019.

Off-Balance Sheet Arrangements

As of December 31, 2019, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

BUSINESS

Industry Overview

The biotechnology industry focuses on developing breakthrough products and technologies to combat various types of diseases through efficient industrial manufacturing process. Biotechnology is an important business sector in the world’s economies and plays a key role in human health. Companies engaged in biotechnology generally require large amounts of capital investment for their research & development activities and it may take up to tens of years to develop and commercialize a new drug or a new medical device. ABVC (“we” or the “Company”) is an early stage biotechnology company with a pipeline of six new drugs and one medical device under development, all of which are licensed from related parties of the Company.

Our Mission

We devote our resources to building a sophisticated biotech company and becoming a pioneer in the biopharmaceutical industry in the U.S. and Taiwan with a global vision. Dr. Howard Doong, our Chief Executive Officer, and Dr. Tsung-Shann Jiang, the founder and majority shareholder of the Company, understand the challenges and opportunities of the biotech industry in Taiwan and the U.S. ABVC’s mission is to provide therapeutic solutions to significant unmet medical needs and to improve health and quality of human life by developing innovative botanical drugs to treat central nervous system (“CNS”), oncology/ hematology and eye diseases.

Business Overview

The Company develops its pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company’s scientists and other specialists known to the Company to identify drugs that it believes demonstrate efficacy and safety based on the Company’s internal qualifications. Once a drug is shown to be a good candidate for further development and ultimately commercialization, ABVC licenses the drug or medical device from the original researchers and begins to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan. In almost all cases, we have found that research institutions in each of those countries are eager to work with the Company to move forward with Phase II clinical trials.

Currently, institutions conducting phase II clinical trials in partnership with ABVC include:

●	Drug: ABV-1701, Vitargus® in vitrectomy surgery, First-in-Human, Medical Device Principal Investigator: Andrew Chang, MD, Ph.D., Sydney Eye Hospital, Australia

●	Drug: ABV-1504, Major Depressive Disorder (MDD), Phase II, NCE drug Principal Investigators: Charles DeBattista M.D. and Alan F. Schatzberg, MD, Stanford University Medical Center, Cheng-Ta Li, MD, Ph.D – Taipei Veterans General Hospital

●	Drug: ABV-1505, Adult Attention-Deficit Hyperactivity Disorder (ADHD), Phase II, NCE drug Principal Investigators: Keith McBurnett, Ph.D. and Linda Pfiffner, Ph.D., University of California San Francisco (UCSF), School of Medicine

●	Drug: ABV-1601, Major Depression in Cancer Patients, Phase I/II, NCE drug Principal Investigator: Scott Irwin, MD, Ph.D. – Cedars Sinai Medical Center (CSMC)

●	Drug: ABV-1703, Advanced Inoperable or Metastatic Pancreatic Cancer, Phase II, NCE drug Principal Investigator: Andrew E. Hendifar, MD – Cedars Sinai Medical Center (CSMC)

●	Drug: ABV-1702, A Phase II Study of BLEX 404 Oral Liquid to Evaluate the Safety and Infection Control in Patients with International Prognostic Scoring System (IPSS) Intermediate-1, Intermediate-2 or High-Risk Myelodysplastic Syndrome (MDS) and Chronic Myelomonocytic Leukemia (CMML)

Upon successful completion of a Phase II trial, ABVC will seek a partner – a large pharmaceutical company – to complete a Phase III study, submit the New Drug Application (NDA), and commercialize the drug upon approval by the US and Taiwan FDAs. We expect to seek our first commercialization partner in 2021 for Vitargus, our vitreous substitute that helps to maintain a round shape and retinal location during vitrectomy surgery.

Another part of our business is conducted by BioKey, a wholly owned subsidiary. BioKey provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase I through phase III) and commercial manufacturing.

Common Stock Reverse Split

On March 12, 2019, the Board by unanimous written consent in lieu of a meeting approved to i) effect a stock reverse split at the ratio of 1-for-18 (the “Reverse Split”) of both the authorized common stock of the Company and the issued and outstanding common stock and ii) to amend the articles of incorporation of the Company to reflect the Reverse Split. The Board approved and authorized the Reverse Split without obtaining approval of the Company’s shareholders pursuant to Section 78.207 of Nevada Revised Statutes.

On May 3, 2019, the Company filed a certificate of amendment to the Company’s articles of incorporation (the “Amendment”) to effect the Reverse Split with the Secretary of State of the State of Nevada. The Reverse Split took effect on May 8, 2019.

Increasing the Authorized Shares

As disclosed on a current report on Form 8-K filed with the SEC on April 7, 2020, on March 12, 2020, our board of directors approved and adopted an amendment to the Company’s Articles of Incorporation, to increase the authorized shares of the common stock, par value $0.001 per share, from 20,000,000 to 100,000,000, such that, after including the previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share, the aggregate number of shares of stock that the Company has authority to issue is 120,000,000 shares.

Entry into Securities Purchase Agreements

On April 2, 2020, the Certificates of Amendment to effectuate such amendment became effective after the Certificate of Amendment being filed with the Secretary of State of the State of Nevada.

On January 21, 2020, the Company entered into three note agreements with existing note investors who executed the agreements in 2018. These three investors are Guoliang Yu and Yingfei Wei Family Trust, Keypoint Technology Ltd., and Yoshinobu Odaira. The new agreements bear the same term as other notes investors who executed the contract in 2019. On April 5, 2020, the Company entered into exchange agreements with such note holders. Pursuant to the exchange agreements, the Holders agreed to deliver the Notes to the Company for cancellation, of which the aggregate principal amount plus accrued interest expenses are $931,584, and the Company agreed to issue to the Holders an aggregate of 506,297 shares of the Company’s common stock, and warrants to purchase 506,297 shares of the Company’s common stock.

On April 20, 2020, the Company entered into certain exchange agreements separately with Kuo, Li Shen, Chang, Ping Shan, Lin, Shan Tyan, and Liu, Ching Hsuan in connection with the convertible promissory notes issued by the Company on August 28 and September 4, 2019. Pursuant to the Exchange Agreements, the Holders agreed to deliver the Notes to the Company for cancellation, of which the aggregate principal amount plus accrued interest expenses are $515,196, and the Company agreed to issue to the Holders an aggregate of 289,438 shares of the Company’s common stock, and warrants to purchase 289,438 shares of the Company’s common stock, at an exercise price of $1.78 per share.

In May 2020, the Company received capital contributions of approximately $1,602,040 in cash from 40 investors through private placements with the term of $2.25 per share and a free warrant attaches with each Common stock that was purchased. The exercise price of the warrant will be at $6.00 with a mandatory exercise price of $9.00.

Our Pipeline

I.	ABV- 1501 Triple Negative Breast Cancer - Combination therapy for Triple Negative Breast Cancer (“TNBC”)

●	ABV- 1501 is developed from BLI-1401-2 whose active pharmaceutical ingredient is Yukiguni Maitake Extract 404. Memorial Sloan Kettering Cancer Center (“MSKCC”) conducted the Phase I clinical trial of a polysaccharide extract from Grifola frondosa (Maitake mushroom), which is very similar to Yukiguni Maitake Extract 404. The Phase I trial focused on Grifola frondosa extract’s immunological effects on breast cancer patients. The results of the Phase I trial showed that oral administration of a polysaccharide extract from Maitake mushroom is associated with both immunologically stimulatory and inhibitory measurable effects in peripheral blood.

●	Our Investigational New Drug (“IND”) application of ABV-1501 for the Phase II clinical trials referenced with MSKCC Maitake and such Phase II IND was approved in March 2016 by the U.S. FDA.

●	We are currently collaborating with BHK and in the process to file clinical trial application to the Taiwan FDA (“TFDA”) for conducting this combination therapy trial in Taiwan.

●	As an alternative route to approval, we are also working towards setting up a clinical site in the U.S. to obtain IRB approval of our IND application, which based on a recent adopted policy in Taiwan, the TFDA will then automatically approve.

II.	ABV-1504 Major Depressive Disorder (“MDD”)

We are developing and researching ABV-1504, a botanical reuptake inhibitor that targets norepinephrine. Prior to clinical trials, we conducted radioligand-binding assay tests on ABV-1504. Radioligand-binding assays are used to characterize the binding effects of a drug to its target receptor. In the case of ABV-1504, the receptors of radioligand-binding assays are norepinephrine, dopamine and serotonin. The radioligand-binding assay test on norepinephrine was conducted from May 3 to May 8, 2007 and the radioligand-binding assay test on dopamine and serotonin was administered from November 26 to December 5, 2007. The result of radioligand-binding assay to norepinephrine of ABV-1504was 2.102 μg/ml of IC50, which indicated ABV-1504’s high inhibitory efficiency on norepinephrine. The results of radioligand-binding assay to dopamine and serotonin were not as good as to norepinephrine, which indicated lower inhibitory efficiency. Because research has shown that norepinephrine inhibitors can alleviate the level of depression, our research team saw ABV-1504’s potential to treat depression and decided to commence the clinical trial process of ABV-1504.

In 2013, ABVC successfully completed the Phase I clinical trial of ABV-1504. The primary objective of the Phase I study was to assess the safety profile of ABV-1504. The safety endpoint was assessed based on the results of physical examinations, vital signs, laboratory data, electrocardiograms (“ECG”), Columbia-Suicide Severity Rating Scale evaluation and a number of adverse events during the study period. We began recruiting healthy people as subjects for the Phase I trial in Taiwan on October 30, 2012. For the Phase I trial, we screened 85 healthy volunteers at the Taipei Veterans General Hospital and eventually enrolled 30 people as trial subjects. We divided the subjects into four cohort groups and administered ABV-1504oral capsules of 380 mg, 1140 mg, 2280 mg, and 3800 mg to the subjects in each cohort group, respectively. BioLite visited the first subject the first time on November 13, 2012 and the last subject the last time on July 5, 2013. During the said period, no subject had a serious adverse event nor discontinued the trial due to any adverse events. ABVC did not observe any clinically significant findings in physical examinations, vital signs, electrocardiogram, laboratory measurements, and C-SSRS throughout the treatment period. However, ABVC observed the following mild adverse events: two subjects with flatulence and one subject with constipation in the single-dose 380mg cohort of seven subjects; one subject with somnolence and one subject with stomatitis ulcer in the single-dose 2,280 mg cohort. Comparatively, two subjects with somnolence and one subject with stomatitis ulcer were observed in the placebo group of seven subjects. ABVC did not observe any suicidal ideation or behavior throughout the trial period. ABV-1504’s Phase I clinical trial results reflected that the oral administration of ABV-1504 to healthy volunteers was safe and well-tolerated at the dose levels of from 380 mg to 3,800 mg.

ABVC received an IND approval to proceed with the Phase II clinical trial of ABV-1504 from the F.D.A. in March 2014 and an IND approval of its Phase II trial from the Taiwan F.D.A. in June 2014. For the Phase II trial, BioLite administered oral capsules to 72 MDD patients (the trial subjects) in a randomized, double-blind study with a placebo control group to assess ABV-1504’s efficacy and safety profile, primarily in accordance with the Montgomery-Åsberg Depression Rating Scale (“MADRS”). ABVC via BioLite began recruiting Phase II subjects in March 2015 at the following study sites, Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital-Songde Branch, Tri-Service General Hospital, Wan Fang Hospital and started recruiting MDD patients at Stanford Depression Research Clinic. The first five sites are in Taiwan and the last one is in the United States. The primary endpoint of the Phase II trial is to see changes of the subjects’ MADRS total scores from the baseline scores of the placebo subjects within the first six weeks. The secondary objectives of the Phase II trial are to evaluate the efficacy and safety profile of ABV-1504 on other rating scales with secondary endpoints of (i) demonstrating changes in MADRS total scores from baseline scores within the second to seventh weeks and (ii) showing changes in the total scores on Hamilton Rating Scale for Depression (HAM-D-17), Hamilton Rating Scale for Anxiety (HAM-A), Depression and Somatic Symptoms Scale (DSSS), Clinical Global Impression Scale (CGI) from the baseline scores in the second, fourth, sixth and seventh week. ABVC plans to measure the percentages of partial responders (subjects with a 25% to 50% decrease of total MADRS scores from the baseline score) and responders (subjects with 50% or more decrease of total MADRS scores from the baseline score) by the second, fourth, sixth and seventh week. Additionally, ABVC intends to monitor the subjects’ performance in accordance with the Safety Assessments and Columbia-Suicide Severity Rating Scale from the screening stage to each subject’s last visit as well as to analyze the differences in the mean changes of MADRS, HAM-D-17, HAM-A, DSSS, CGI and Columbia-Suicide Severity Rating Scale scores of the subjects administered with ABV-1504 and the placebo group in the second, fourth, sixth and seventh week.

On May 23, 2019, the Company announced the Phase II clinical study results of ABV-1504. The clinical study results showed that PDC-1421, the active pharmaceutical ingredient of ABV-1504, met the pre-specified primary endpoint of the Phase II clinical trial and significantly improved the symptoms of MDD. The Phase II clinical study was a randomized, double-blind, placebo-controlled, multi-center trial, in which sixty (60) adult patients with confirmed moderate to severe MDD were treated with PDC-1421 in either low dose (380 mg) or high dose (2 x 380 mg) compared with placebo administration, three times a day for six weeks. PDC-1421 high dose (2 x 380 mg) met the pre-specified primary endpoint by demonstrating a highly significant 13.2-point reduction in the Montgomery-Åsberg Depression Rating Scale (MADRS) total score by Intention-To-Treat (ITT) analysis, averaged over the 6-week treatment period (overall treatment effect) from baseline, as compared to 9.2-point reduction of the placebo group. By Per-Protocol (PP) analysis, PDC-1421 showed a dose dependent efficacy toward MDD in which high dose (2 x 380 mg) gave 13.4-point reduction in MADRS total score from baseline and low dose (380 mg) gave 10.4-point reduction as compared to a 8.6-point in the placebo group. Based on the trial results as set forth above, the Company has decided to use the high dose formula for ABV-1504’s Phase III clinical trial.

III.	ABV-1505 Attention Deficit Hyperactivity Disorder (“ADHD”)

We developed the ADHD indication from the same API of ABV-1504. Also ABV-1505 shares similar pharmaceutical mechanism of action as ABV-1504 in as much as ABV-1505 shows the potential of increasing the level of norepinephrine in the human’s nervous system by inhibiting its reabsorption. Because of ABV-1505’s sufficient similarity with ABV-1504, in January 2016 the FDA approved our IND application to conduct ABV-1505’s Phase II clinical trial based on its preclinical research and the Phase I trial results of ABV-1504.

For the Phase II trial, ABVC plans to recruit a maximum number of 105 ADHD patients as trial subjects in the United States and Taiwan, to whom ABVC intends to administer ABV-1505 oral capsules. ABVC together with its CROs designed a randomized, double-blind dose escalation study with a placebo-controlled group to assess the efficacy and safety profile of ABV-1505, primarily against the ADHD Rating Scale-IV (“ADHD-RS-IV”). The primary endpoint of the Phase II trial is a 40% or higher improvement on the ADHD-RS-IV from the respective baseline scores within a period of up to eight weeks. The secondary objective is to determine the efficacy and safety profile of ABV-1505 on other rating scales with secondary endpoints of (i) improvements of the total ADHD symptom scores from the respective baseline scores on the Conners’ Adult ADHD Rating Scale-Self Report: Short Version (“CAARS-S:S”) 18-Item for a treatment period of eight weeks at maximum; and (ii) achievement of scores of two or lower on both the Clinical Global Impression-ADHD- Severity (“CGI-ADHD-S”) and Clinical Global Impression-ADHD-Improvement (“CGI-ADHD-I”) from the subjects’ respective baseline scores. As of the date of this prospectus, ABVC was engaging with the University of California San Francisco (“UCSF”) for conducting the Phase II trial which consists of Part I and Part II. Part I clinical protocol, entitled “A Phase II Tolerability and Efficacy Study of PDC-1421 Treatment in Adult Patients with Attention-Deficit Hyperactivity Disorder (ADHD), Part I”, was initiated on January 14, 2020. Part I was a single center, open label, dose escalation evaluation with two dosage levels in six subjects. Six subjects were initially evaluated for safety and efficacy assessments at low-dose (1 capsule of PDC-1421, three times a day (TID)) for 28 days. A safety checkpoint was evaluated at day-28 for entering the high-dose (2 capsules TID). The subjects who passed the checkpoint were evaluated for safety and efficacy assessments at high-dose (2 capsules of PDC-1421 TID) for 28 days. On July 15, 2020, the last patient last visit (LPLV) marked the final step toward the completion of the ABV-1505 Phase II Part I clinical trial for the treatment of adult ADHD. On October 24, 2020, a full clinical study report (CSR) of ABV-1505 Phase II Part I clinical trial was issued. The study results showed that the PDC-1421 Capsule was safe, well tolerated and efficacious during its treatment and the follow-up period with six adult patients. For the primary endpoints, the percentages of improvement in ADHD-RS-IV score from baseline to 8 weeks treatment were 83.3% (N=5) in the ITT population and 80.0% (N=4) in the PP population. Both low and high doses of PDC-1421 Capsule met the primary end points by passing the required 40% population in ADHD-RS-IV test scores. Overall, the results from this study, which demonstrate the therapeutic value of PDC-1421, support further clinical development of ABV-1505 for the treatment of adult ADHD.

IV.	ABV-1702 to treat Myelodysplastic syndromes (“MDS”)

ABVC started the preparation for ABV-1702’s Phase II clinical trials after receiving its IND approval from the FDA in July 2016. ABVC plans to recruit fifty-two subjects in the United States who are diagnosed with either IPSS int-1, IPSS int-2 or high risk MDS or CMML and may take azacitidine as part of the subjects’ prescription. Azacitidine is an FDA-approved drug used to treat MDS. ABVC intends to administer ABV-1702 in the oral liquid form along with azacitidine. The Phase II trial is divided into two parts, where Part 1 is to determine the safety and recommended dose level (“RDL”) of ABV-1702 in combination with azacitidine and Part 2 is to determine whether ABV-1702 under the established RDL reduces bactericidal and fungicidal infection in the subjects’ respiratory systems. The primary endpoint of Part 1 Phase II trial is to assess the safety and RDL profile of ABV-1702 administered with azacitidine by measuring ABV-1702’s prohibited toxicity. The secondary endpoints of Phase II Part 1 are to determine the safety, time-to-first infection after first dose (Day 1) of the first azacitidine treatment cycle, reduction in treatment requirements and duration of infections, enhancement of immune responses, improvements of response rates, progression, and survival rates of the subjects under such ABV-1702 - azacitidine combination treatment. The primary endpoint of Part 2 of Phase II is to determine whether ABV-1702 under the established RDL reduces bactericidal and fungicidal infection risks in the subjects’ respiratory systems in combination with azacitidine as compared to the control group with incidence of infections and incidence/frequency of inpatient hospitalization due to infections. The secondary endpoints of Part 2 of Phase II are to determine the safety, time-to-first infection after first dose (Day 1) of the first azacitidine treatment cycle, reduction in required dosage and duration of infection, enhancement of immune responses, improvement of response rate, progression, and survival rates of the subjects under the trial conditions. In April 2016, BioLite submitted a letter to the FDA in response to its queries with additional information about the proposed Phase II trial.

As of the date of this prospectus, ABVC intends to commence the Phase II clinical trials of ABV-1702 in the first quarter of 2021 although neither BioLite nor ABVC can guaranty that the Phase II trial will be initiated as planned. Due to the scarcity of MDS cases, BioLite applied for the orphan drug designation for ABV-1702 or BLI-1301.

V.	ABV-1703 Pancreatic Cancer

ABVC developed a new indication for Pancreatic Cancer from Maitake Extract, which is named as ABV-1703 and out licensed it to Rgene for the preparation of its IND application with the FDA. On August 25, 2017, ABV-1703’s Phase II trial was approved by FDA. Pursuant to the ABVC-Rgene Co-development Agreement, ABVC is responsible for coordinating and conducting the clinical trials of ABV-1703 globally and Rgene is responsible for preparing the related FDA applications. As of the date of this prospectus, we are engaging Cedars-Sinai Medical Center in the U.S. to conduct the Phase II clinical trial and plan to initiate the Phase II trial in the first quarter of 2021. We plan to submit ABV-1703’s Phase II clinical trial IND to the Taiwan FDA after we commence the clinical trials in the United States. However, there is no guaranty that we would be able to launch the Phase II trials of ABV-1703 as planned in either the U.S. or Taiwan.

VI.	ABV-1601 Treating Depression in Cancer Patients

We developed the treatment of depression in cancer patient indication from the same API as ABV-1504. In addition, ABV-1601 shares the similar pharmaceutical mechanism of action of ABV-1504 in as much as ABV-1601 shows the potential of increasing the level of norepinephrine in human’s nervous system by inhibiting its reabsorption. Because of ABV-1601’s sufficient similarity with ABV-1504, the FDA approved our ABV-1601-001 clinical protocol under IND 112567 (the same IND as for ABV-1504) in December 2018.

For the Phase II trial, ABVC plans to recruit a maximum number of 54 cancer patients with depression, to whom ABVC intends to administer ABV-1601 oral capsules. ABVC is engaging the Principal Investigator at Cedars-Sinai Medical Center in the U.S. which designed a randomized, double-blind dose escalation study with a comparator-controlled group to assess the efficacy and safety profile of ABV-1601, primarily against Montgomery-Åsberg Depression Rating Scale (MADRS) total score. The primary endpoint of the Phase II trial is change in MADRS, Hospital Anxiety and Depression Scale (HADS), and subscales (HADS-A and HADS-D), and Clinical Global Impression Scale (CGI) total scores from baseline in patients taking PDC-1421 compared to the comparator. As of the date of this prospectus, the Part I of Phase II clinical protocol, which is an open trial, has been approved by Cedars-Sinai Medical Center IRB Committee. This study initiation is currently in progress.

VII.	ABV-1701 Vitreous Substitute for Vitrectomy and Collaboration Agreement with BioFirst

On July 24, 2017, BriVision, one of our wholly-owned subsidiaries entered into a collaboration agreement (the “BioFirst Agreement”) with BioFirst, pursuant to which BioFirst granted BriVision the global license to co-develop BFC-1401 Vitreous Substitute for Vitrectom (“BFC-1401”) for medical purposes. BioFirst is a related party to the Company because BioFirst and YuanGene Corporation (“YuanGene”), the Company’s controlling shareholder, are under common control, being both controlled by the controlling beneficiary shareholder of YuanGene.

According to the BioFirst Agreement, we are to co-develop and commercialize BFC-1401 or ABV-1701 with BioFirst and are obligated to pay BioFirst $3,000,000 (the “Total Payment”) in cash or common stock of BriVision on or before September 30, 2018 in two installments. An upfront payment of $300,000, representing 10% of the Total Payment due under the Collaboration Agreement, was to be paid upon execution of the BioFirst Agreement. BriVision is entitled to receive 50% of the future net licensing income or net sales profit when ABV-1701 is sublicensed or commercialized. On June 30, 2019, the Company and BioFirst entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company will issue 428,571 shares of the Company’s common stock to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst in connection with the BioFirst Collaborative Agreement. For more information about the BioFirst Agreement and Purchase Agreement, please refer to the current reports on Form 8-K filed on July 24, 2017 and July 12, 2019.

On November 7, 2016, the application of Phase I clinical trial prepared and submitted by BioFirst was approved by the Human Research Ethics Committee, Australia (“HREC”), and on November 14, 2016, it was approved by the Therapeutic Goods Administration, Australia (“TGA”).

We successfully finished the Phase I clinical trial of ABV-1701 at Sydney Retina Clinic and Day Surgery, a clinic located in Sydney, Australia. This was the only site for this Phase I clinical trial. The trial started on November 17, 2016, and was completed with positive results in July 2018. The Protocol Title is “A Phase I, single center, safety and tolerability study of Vitargus in the treatment of Retinal Detachment.”

The primary endpoint of this Phase I clinical trial was to evaluate the safety and tolerability of a single intravitreal dose of Vitargus in patients as a vitreous substitute during vitrectomy surgery for retinal detachment. Intravitreal is a route of administration of a drug or other substance, in which the substance is delivered into the eyes. The secondary endpoint of this Phase I clinical trial is to assess retinal attachment and Virtagus degradation at day 90 and to assess best corrected visual acuity (“BVCA”) after vitrectomy surgery. BVCA refers to the best possible vision a person can achieve. The primary and second endpoints are required by HREC for the purpose of evaluation of our Phase I clinical trial application. We enrolled an aggregate number of 10 patient subjects in this trial. On November 17, 2016, we received the approval from the Data and Safety Monitoring Board for the first subject, and nine more subjects were enrolled thereafter. In this trial, Vitargus was injected into the vitreous cavity of vitrectomised eyes, whose vitreous gel was removed from the vitreous cavity after a vitrectomy surgery. On August 24, 2020, a full clinical study report (CSR) of ABV-1701 Phase I clinical trial was issued. The study results showed that ABV-1701 (Vitargus) was well-tolerated as a vitreous substitute without any apparent toxicity to ocular tissues. Further, there was no indication of an increased overall safety risk with Vitargus. For efficacy, participants showed significant improvement in visual acuity. The optical properties of Vitargus allowed the patients to see well and facilitated visualisation of the fundus immediately following surgery. In addition, since Vitargus set as a stable semisolid gel adhering to the retina, it maintained its position without requiring the patient to remain face-down following surgery.

We are currently planning the pivotal study for ABV-1701 and the necessary step to obtain the Premarket Approval for this medical device. The pivotal study for ABV-1701 is designed to be a multi-nation and multi-site clinical trial involving several countries, including Australia, the U.S.A., Japan, Thailand, Taiwan, and the People’s Republic of China.

Co-development Agreement with Rgene

On May 26, 2017, American BriVision Corporation entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company. Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1511 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene is required to pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to the $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development costs shall be equally shared by both BriVision and Rgene.

By June 1, 2017, the Company had delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. During the year ended December 31, 2017, the Company received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.60 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. All projects that have been initiated will be managed and supported by the Company and Rgene.

The Company and Rgene signed an amendment to the Co-Dev Agreement on November 10, 2020, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB 1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Co-Dev Agreement remain in full force and effect.

BioKey

BioKey provides a variety of regulatory services tailored to the needs of its customers, which include proofreading and regulatory review of submission documents related to formulation development, clinical trials, marketed products, generics, nutraceuticals and OTC products and training presentations. In addition to supporting ABVC’s new drug development, ABVC’s CDMO SBU submits INDs, NDAs, ANDAs, and DMFs to the FDA, on behalf of clients, in compliance with new electronic submission guidelines of the FDA. ABVC provides regulatory consulting services for the entire lifecycle of its clients’ drug development projects.

GMP Manufacturing

ABVC owns a certified GMP manufacturing facility, through BioKey, that is qualified to deliver small quantities of drugs for use by its clients in clinical trials from Phase I to Phase III. The GMP facility can manufacture direct API or blend fill-in capsules, manual and automated encapsulation, wet granulation or tray drying process, tablet compression and coating process, packaging solid dosage forms for ANDA and IND submission.

ABVC manufacturing facility consists of the GMP suite, product development area, analytical laboratory, food processing area, caged GMP storage area, receiving area and two warehouses. The facility was established in December 2008 and received its first drug manufacturing license in June 2009. ABVC’s current drug manufacturing license allows it to manufacture drug products under IND for human clinical trials thereon until the expiration of such license on December 2, 2021.

Market Distribution Strategy

We focus primarily on developing botanical drugs, which are intended for use in the diagnosis, cure, mitigation or treatment of disease in humans. Together with our strategic partners, we plan to market, distribute and sell our drug products internationally once those drug candidates comply with the local authorities regulating drugs and foods. Currently, many countries follow the International Council for Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (the “ICH”) guidelines that are published by European Medicines to provide guidance on quality and safety of pharmaceutical development and new drug commercialization in Japan, the United States and Europe. All of our drug candidates first go through the United States FDA process for new drug development first and then seek regulatory approval from regulators equivalent to the FDA in the jurisdictions where we plan to distribute those candidates.

Intellectual Property

The new drug candidates are dependent on or are the subject of the following patents and patent applications.

No.	Status	Patent No.	Patent Starting Date	Patent Expiration Date	Patent Name	Territory	Patent Owner(1)(2)
1	granted	6911222	6/28/2005	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract, Part 1	The U.S.	MPITDC
2	granted	7175861	2/13/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract, Part 2	The U.S.	MPITDC
3	granted	7179496	2/20/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract, Part 3	The U.S.	MPITDC
4	granted	7223425	5/29/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract, Part 4	The U.S.	MPITDC
5	granted	0001337647	1/31/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Italy	MPITDC
6	granted	CH693499	9/15/2003	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Switzerland	MPITDC
7	granted	10220149	4/26/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Germany	MPITDC
8	granted	GB2383951	6/7/2006	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	United Kingdom	MPITDC
9	granted	4109907	6/6/2002	6/5/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Japan	MPITDC
10	granted	FR2834643	7/18/2003	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	France	MPITDC
11	granted	I295576	4/11/2008	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Taiwan	MPITDC
12	granted	DE202007003503 U1	8/23/2007	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Germany	MPITDC
13	granted	7531519	5/12/2009	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	The U.S.	MPITDC
14	granted	4620652	11/20/2006	11/19/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Japan	MPITDC
15	granted	I 314453	9/21/2006	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Taiwan	MPITDC
16	granted	I389713	3/21/2013	10/13/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute (3)	Taiwan	NHRI
17	granted	US 8197849 B2	6/12/2012	8/30/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	The U.S.	NHRI

18	granted	AU 2011/215775 B2	4/17/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Australia	NHRI
19	granted	KR 10-1428898	8/4/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Korea	NHRI
20	granted	CA 2786911 (C)	10/6/2015	2/10/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Canada	NHRI
21	granted	WO2011100469 A1	N/A(4)	N/A(4)	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	PCT	NHRI
22	granted	EP 2534200	4/8/2015	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	European Union (Germany, United Kingdom, France, Switzerland, Spain, Italy)	NHRI
23	granted	特許第 5885349號	2/9/2011	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Japan	NHRI
24	granted	ZL 201180005494.7	12/24/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute(3)	China	NHRI
25	granted	HK1178188	3/6/2015	6/21/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute(3)	Hong Kong (5)	NHRI
26	applied	US 16/936,032	9/4/2020	9/4/2040	Polygala extract for the treatment of major depresive disorder	US	ABVC
27	applied	TW 109130285	9/4/2020	9/4/2040	Polygala extract for the treatment of major depresive disorder	Taiwan	ABVC

(1)	“MPITDC” stands for Medical and Pharmaceutical Industry Technology and Development Center, Taiwan.

(2)	“NHRI” stands for National Health Research Institutes, Taiwan.

(3)	The patent name is translated into English and the original patent name is written as “交联氧化透明质酸作为眼球玻璃体之替代物.”

(4)	The starting date and expiration date of patents under PTC are subject to the laws of the specific participating jurisdiction where the patent application is filed. We have subsequently submitted such patent to the jurisdictions listed in No.22 herein above.

(5)	NHRI has obtained standard patent in Hong Kong based on the registration of the patent (listed as No.24 herein) granted by the State Intellectual Property Office, People’s Republic of China.

Corporate History and Structure

ABVC was incorporated under the laws of the State of Nevada on February 6, 2002 and has three wholly-owned Subsidiaries: BriVision, BioLite Holding, Inc. and BioKey, Inc. BriVision was incorporated in July 2015 in the State of Delaware and is in the business of developing pharmaceutical products in North America.

BioLite Holding was incorporated under the laws of the State of Nevada on July 27, 2016, with 500,000,000 shares authorized, par value $0.0001. Its key Subsidiaries include BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands on September 13, 2016 and BioLite Inc. (“BioLite Taiwan”), a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs for over twelve years. Certain shareholders of BioLite Taiwan exchanged approximately 73% of equity securities in BioLite Taiwan for the Common Stock in BioLite Holding in accordance with a share purchase/ exchange agreement (the “Share Purchase/ Exchange Agreement”). As a result, BioLite Holding owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

Incorporated in California on November 20, 2000, BioKey has chosen to initially focus on developing generic drugs to ride the opportunity of the booming industry.

Upon closing of the Mergers on February 8, 2019, BioLite and BioKey became two wholly-owned subsidiaries of ABVC.

The following chart illustrates the corporate structure of ABVC:

Competition

The healthcare industry is highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies and treatments. Significant competitive factors in our industry include product efficacy and safety; quality and breadth of an organization’s technology; skill of an organization’s employees and its ability to recruit and retain key employees; timing and scope of regulatory approvals; the average selling price of products; the availability of raw materials and qualified manufacturing capacity; manufacturing costs; intellectual property and patent rights and their protection; and our capabilities of securing competent collaborators. Market acceptance of our current products and product candidates will depend on a number of factors, including: (i) potential advantages over existing or alternative therapies or tests, (ii) the actual or perceived safety of similar classes of products, (iii) the effectiveness of sales, marketing, and distribution capabilities, and (iv) the scope of any approval provided by the FDA or foreign regulatory authorities.

Since we are a small biopharmaceutical company compared to other companies that we may compete against, it is our intention to license our products to much larger pharmaceutical, specialty pharmaceutical and generic drug companies with the financial, technical and human resources to compete effectively in the markets we address.

 We anticipate that our license partners will face intense and increasing competition when and as our new drug candidates enter the markets, as advanced technologies become available and as generic forms of currently branded products become available. Finally, the development of new treatment methods for the diseases we are targeting could render our products non-competitive or obsolete.There can be no assurance that any of our new drug candidates will be clinically superior or scientifically preferable to products developed or introduced by our competitors.

The following chart lists some, not all, of the biopharmaceutical companies that research, develop, commercialize, distribute or sell drugs that are in competition with our drug candidates.

Disease	Drug Name	Pharmaceutical Companies	Headquarters
Major Depressive Disorder	Cymbalta oral	Eli Lilly and Co., Inc.	IN
	Lexapro oral	Forest Laboratories, Inc.	NJ
		Pfizer Pharmaceuticals, Inc.	CT

Attention-Deficit	Adderall XR	Shire Development LLC	MA
Hyperactivity Disease	Ritalin	Novartis Pharmaceuticals Corporation	NJ
	Dexedrine	Amedra Pharmaceuticals LLC	PA

Myelodysplastic	Vidaza	Celgene Corporation	NJ
Syndromes	Dacogen	Astex Pharmaceuticals, Inc.	CA

Triple Negative Breast Cancer	Avastin	Genentech, Inc.	CA
	Erbitux (Cetuximab)	ImClone Systems Incorporated	NY

Pancreatic Cancer	Abraxane, Abraxis BioScience LLC	Los Angeles	CA
	Novartis Pharma Stein AG	Stein	Switzerland

Vitargus for the treatments	Alcon Laboratories, Inc.	Fort Worth	TX
of Retinal Detachment or Vitreous Hemorrhage	Arcadophta	Toulouse	France

Government Regulations

Currently, we are focusing on the research and development of six therapeutic candidates in the fields of CNS, oncology/hematology and autoimmune, for which regulatory approval must be received before we can commence marketing. In addition, our cGMP facility is subject to review by the FDA. Regulatory approval processes and FDA regulations for ABVC’s current and any future product candidates are discussed below.

Approval Process for Pharmaceutical Products

FDA Approval Process for Pharmaceutical Products

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug and Cosmetic Act (the “FDC Act”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. Pharmaceutical product development in the U.S. typically involves the performance of satisfactory nonclinical, also referred to as pre-clinical, laboratory and animal studies under the FDA’s Good Laboratory Practice, or GLP, regulation, the development and demonstration of manufacturing processes, which conform to FDA mandated current good manufacturing requirements, or cGMPs, including a quality system regulating manufacturing, the submission and acceptance of an IND application, which must become effective before human clinical trials may begin in the U.S., obtaining the approval of Institutional Review Boards, or IRBs, at each site where we plan to conduct a clinical trial to protect the welfare and rights of human subjects in clinical trials, adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought, and the submission to the FDA for review and approval of an NDA. Satisfaction of FDA requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Pre-clinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and efficacy. Results of these pre-clinical tests, together with chemistry, manufacturing controls and analytical data and the clinical trial protocol, which details the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, along with other requirements must be submitted to the FDA as part of an IND, which must become effective before human clinical trials can begin. The entire clinical trial and its protocol must be in compliance with what are referred to as good clinical practice, or GCP, requirements. The term, GCP, is used to refer to various FDA laws and regulations, as well as international scientific standards intended to protect the rights, health and safety of patients, define the roles of clinical trial sponsors and assure the integrity of clinical trial data.

An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. Pre-clinical studies generally take several years to complete, and there is no guarantee that an IND based on those studies will become effective, allowing clinical testing to begin. In addition to FDA review of an IND, each medical site that desires to participate in a proposed clinical trial must have the protocol reviewed and approved by an independent IRB or Ethics Committee, or EC. The IRB considers, among other things, ethical factors, and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s GCP requirements. The FDA and/or IRB may order the temporary, or permanent, discontinuation of a clinical trial or that a specific clinical trial site be halted at any time, or impose other sanctions for failure to comply with requirements under the appropriate entity jurisdiction.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap.

In Phase I clinical trials, a product candidate is typically introduced either into healthy human subjects or patients with the medical condition for which the new drug is intended to be used. The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate. Phase I clinical trials generally include less than 50 subjects or patients.

 During Phase 2 trials, a product candidate is studied in an exploratory trial or trials in a limited number of patients with the disease or medical condition for which it is intended to be used in order to: (i) further identify any possible adverse side effects and safety risks, (ii) assess the preliminary or potential efficacy of the product candidate for specific target diseases or medical conditions, and (iii) assess dosage tolerance and determine the optimal dose for Phase III trials.

Phase III trials are generally undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. Phase III trials are generally designed to reach a specific goal or endpoint, the achievement of which is intended to demonstrate the candidate product’s clinical efficacy and adequate information for labeling of the approved drug.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the FDA’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed within six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products, or drug products which present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMPs is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks.

REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Post-Approval Regulations

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Further, drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with cGMPs, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. ABVC cannot be certain that ABVC or its present or future contract manufacturers or suppliers will be able to comply with cGMPs regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, ABVC must provide certain updated safety and efficacy information. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug must be in compliance with FDA and Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Foreign Regulatory Approval

Outside of the U.S., ABVC’s ability to market our product candidates will be contingent also upon its receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those ABVC will encounter in the FDA approval process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from those required for FDA approval.

ABVC will be subject to additional regulations in other countries in which we market, sell and import our products, including Canada. ABVC or its distributors must receive all necessary approvals or clearance prior to marketing and/or importing our products in those markets.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the U.S., the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety &Health Administration, the Environmental Protection Agency and state and local governments. In the U.S., sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Health Care Reform Law, as amended by the Health Care and Education Affordability Reconciliation Act, or ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines, imprisonment or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Properties

Our Subsidiary BioLite has its laboratories located in Hsinchu Biomedical Science Park, with an address of 20, Sec. 2, Shengyi Rd., 2nd Floor, Zhubei City, Hsinchu County 302, Taiwan (R.O.C.). On January 1, 2015, BioLite Taiwan entered into a lease agreement with the National Science Park Administrative Office (Hsinchu City) under which it rents two dormitory buildings in Hsinchu County, Taiwan for a period of five years. On January 1, 2020, BioLite Taiwan extended the contract for another five years. The new expiration date is on Dec 31, 2024. The rent increases by a small percentage each year during the term of the lease agreement. During the fiscal years of 2019 and 2018, BioLite paid approximately $50,038 and $43,619, respectively for the rent.  In addition, BioLite leases two spaces as its laboratories in Hsinchu County, Taiwan. BioLite Taiwan and the National Science Park Administrative Office (Hsinchu City) entered into two five-year term leases which each commenced respectively on January 1, 2020.  The aggregate leasing area amounts to approximately 678 square meters (equivalent to approximately 7,298 square feet) on the second floor of the building. The leased space counts for approximately 1.9% of the total space of the building. In the fiscal year of 2019 and 2018, BioLite incurred rental expenses relating the laboratory spaces in the amount of approximately $9,000 per month.  BioLite paid $9,912 and $9,486 for the years ended December 31, 2019 and 2018, respectively.

Another of our Subsidiary BioKey is headquartered in Fremont, California. BioKey’s office lease will end on February 28, 2026 and the office occupies approximately 28,186 square feet.  BioKey’s space consists of offices, research and production laboratories, and manufacturing facilities, which are GMP certified. BioKey has an option to extend the lease for its offices in Fremont for a period of five years commencing February 28, 2026, and BioKey may exercise this option for 5 more years. The total BioKey’s rental expenses were $306,876 and $278,961 for the years ended December 31, 2019 and 2018, respectively.

This prospectus does not discuss any affiliates of the Company that is not controlled by the Company, such as BioFirst and BioFirst Australia.

Legal Proceedings

From time to time ABVC and its Subsidiaries may become involved in legal proceedings and claims, or be threatened with other legal actions and claims, arising in the ordinary course of business relating to its intellectual property, product liability, regulatory compliance and/or marketing and advertising of its products. As of the date of this prospectus, ABVC and its Subsidiaries were not involved or threatened with any legal actions and regulatory proceedings.

Environment

ABVC seeks to comply with all applicable statutory and administrative requirements concerning environmental quality. Expenditures for compliance with federal state and local environmental laws have not had, and are not expected to have, a material effect on ABVC’s capital expenditures, results of operations or competitive position.

Employees

As of the date of this prospectus, ABVC, including its Subsidiaries, had 32 employees, located in the U.S. and Taiwan. The following table sets forth the number of our employees by function:

Number of
Functional Area	Employees
Senior management	6
Research and development	12
Public relations	2
Sales and Marketing	3
Internal control	3
Accounting	6
Total	32

ABVC believes that it maintains a good working relationship with its employees. ABVC offers its employees competitive benefits, including a pleasant and rewarding work environment, career-oriented training, and career growth opportunities. ABVC believes its employees are devoted to delivering superb services. ABVC did not experience any significant labor disputes.

MANAGEMENT

The following table lists the names, ages and positions as of the date of the prospectus:

Name	Age	Title
Eugene Jiang	34	Chairman of the Board and Chief Business Officer (“CBO”)
Dr. Howard Doong	63	Chief Executive Officer (“CEO”)
Chihliang An	39	Chief Financial Officer (“CFO”)
Dr. Chi-Hsin Richard King	71	Chief Scientific Officer (“CSO”)
Dr. Ming-Fong Wu	45	Independent Director
Norimi Sakamoto	50	Independent Director
Yen-Hsin Chou	32	Independent Director
Dr. Tsung-Shann (T.S.) Jiang	67	Chief Strategy Officer (“CSTRO”) and Director

Dr. Shin-Yu Miao	57	Independent Director
Yoshinobu Odaira	72	Independent Director
Shih-Chen Tzeng	63	Independent Director
Dr. Hwalin Lee	84	Director
Dr. Tsang Ming Jiang	60	Director
Dr. Chang-Jen Jiang	65	Director

Set forth below is certain biographical information regarding each of our directors and executive officers as of the date of this prospectus.

Eugene Jiang, Chairman, served as our CEO and President from the Company’s inception in July 2015 until he resigned on September 15, 2017. He remains the Chairman of the Board and the COB of the Company. Mr. Jiang also serves as our Chief Business Officer. From June 2015 until present, Mr. Jiang also serves as Director for BioLite Incorporation. He also serves as CEO for Genepro Investment Company since March 2010. Mr. Jiang obtained an EMBA degree from the University of Texas in Arrington in 2009 and in 2008, Mr. Jiang received a bachelor’s degree in Physical Education from Fu-Jen Catholic University.

Dr. Howard Doong, Ph. D. and M.D., CEO, was appointed as the Company’s new CEO on September 15, 2017. In addition to the position at the Company, Dr. Doong also serves as the CEO and Chief Scientific Officer (“CSO”) of LifeCode Biotechnology Company (“LifeCode”), a Taiwan company in the biotechnology business, since 2017. At the same time, he also serves as the CSO of Wuhan Frasergen Genomic Medicine Company (“Wuhan Frasergen Genomic”), a Chinese company in the biotechnology business, since 2016. He served as the CSO of Cold Spring Biotech Corporation, a Taiwan corporation in the biotechnology business from 2014 to 2016. He served as the CEO of iKnowledge-Care Bioscience Corp, a Taiwan company in the biotechnology business from 2014 to 2015. He served as the director of Taipei Veteran General Hospital-LihPao Laboratory of Cancer Genomic Medicine from 2012 to 2013. He served as the Vice President and director of Quality Assurance, TrimGen Corporation, a Maryland corporation in the biotechnology business from 2009 to 2011. Dr. Doong received his Ph.D. degree from University of Chicago, the Department of Organismal Biology and Anatomy and the Department of Surgery. He received his M.D and Ph.D. degree from Harvard-MIT Division of Health Sciences and Technology. He received his M.S. degree from the University of New Hampshire, Genetics Program and B.S. degree from Fu-Jen Catholic University, Taiwan, Department of Biology.

Mr. Chihliang An, 38 years old, was the Managing Director of Investment Team at Yinyai Investment (Hong Kong) since September 2018 to June 2019. Prior to that, Mr. An served as a Senior Director of Sales and Operations at Goertek (USA) from March 2017 to August 2018 and a Director of Finance at BioKey, Inc., which is a wholly-owned subsidiary of the Company now, from March 2015 to February 2017. Mr. Chihliang An received a Bachelor of Art degree in Statistics from Tamkang University in Taiwan in 2003 and an MBA in Finance from University of Kentucky in 2007.

Dr. Chi-Hsin Richard King, CSO. Effective September 15, 2017, the Board appointed Dr. Chi-Hsin Richard King as the CSO of the Company. Dr. Chi-Hsin Richard King, 69, retired since July 2017. He served as the consultant at TaiGen Biotechnology Co. Ltd (“TaiGen”), a Taiwan company in the biotechnology business, from August 2016 to July 2017, the Senior Vice President at TaiGen from July 2008 to August 2016 and as the Vice President at Research and Development of TaiGen from June 2005 to July 2008. Dr. King served as the Director at Albany Molecular Research Inc. (“AMRI”), a New York corporation, from January 2003 to June 2005, the Assistant Director at Medicinal Chemistry Department of AMRI from January 2000 to December 2002 and the Assistant Director at Chemical Development Department of AMRI from August 1997 to January 2000. Dr. King received the Ph. D. degree of organic chemistry from University of Utah in March 1980, and B.S. degree of chemistry from National Taiwan Normal University in July 1972.

Dr. T.S. Jiang, Chief Strategy Officer and Director, was appointed as the Company’s Chief Strategy Officer on and elected as a director on our Board of Directors on February 8, 2019, the closing date of the Mergers. He has been the chairman of BioLite, Inc., a subsidiary of BioLite, Inc., since January 2010. Prior to BioLite, Dr. Jiang served as the president and/or chairman of multiple biotech companies in Taiwan, including PhytoHealth Corporation from 1998 to 2009 and AmCad BioMed Corporation from 2008 to 2009. In addition, Dr. Jiang is a director on various biotech associations, such as the Taiwan Bio Industry Organization (Taiwan) from 2006 to 2008 and the Chinese Herbs and Biotech Development Association in Taiwan from 2003 to 2006. Dr. Jiang was an assistant professor at University of Illinois from 1981 to 1987 and an associate professor at Rutgers, the State University of New Jersey from 1987 to 1990 and served as a professor at a few Taiwanese universities during a period from 1990 to 1993, such as National Taiwan University, National Cheng Kung University and Tunghai University. Dr. Jiang obtained his bachelor degree in Engineering and Chemical Engineering from National Taiwan University in Taiwan in 1976, masters and Ph.D. from Northwestern University in the U.S. in 1981 and Executive Master of Business Administration (“EMBA”) from National Taiwan University in Taiwan in 2007. As a successful entrepreneur, Dr. Jiang has developed and commercialized PG2 Lyo Injection, a new drug to treat cancer related fatigue. From 1998 to 2009, Dr. T. S. Jiang served as President of Phyto Health Corporation where he led a project team to develop PG2 Injectable. This product was extracted, isolated and purified from a type of Traditional Chinese Medicine. PG2 Injection was intended for cancer patients who had trouble recovering from severe fatigue. Dr. Jiang oversaw and managed the R&D department, daily corporate operations and business of Phyto Health Corporation when he was the President. PG2 Lyo Injection received approval on its NDA from Taiwan Food and Drug Administration in 2010 and later was launched into the Taiwan market in 2012. We believe that Dr. Jiang provides leadership and technological guidance on our strategic development and operations.

Dr. Tsang Ming Jiang, Director, was elected as a director on our Board of Directors on November 23, 2017. He has served as a technical director at the Industrial Technology Research Institute in Taiwan since January 2017. Prior to joining the Industrial Technology Research Institute as a technical director, Dr. Jiang worked at the Company as chief information officer from November 2016 to January 2017, Ericsson as engineering manager from 2013 to 2016 and the Industrial Technology Research Institute as deputy director from October 2011 to February 2013. In addition, Dr. Jiang worked at several other research institutes, including University of Alaska Fairbanks, National Taiwan University and Chung Cheng University, with his research interest in cloud computing and Internet security, especially in the areas of virtualization, software-defined data centers, SDN enabled networks and big data analytics. Dr. Jiang received his Bachelor of Science in electrical engineering in 1982 and Master of Science in electrical engineering in 1984, both from National Taiwan University, and his Ph.D. in electrical engineering and computer science from University of Illinois at Chicago in 1988. Dr. Tsang Ming Jiang is a brother of Dr. Tsung-Shann Jiang, who together with his wife collectively owns 80% of Lion Arts Promotion, Inc. which has approximately 69.3% of ownership interest in the Company through YuanGene Corporation, a wholly-owned subsidiary of Lion Arts Promotion, Inc.

Dr. Ming-Fong Wu, Director, was elected as a director on our Board of Directors on November 23, 2017. He currently is a senior physician at Taoyuan Hanqun Orthopedic Clinic and has been since 2012. Prior to Taoyuan Hanqun Orthopedic Clinic, Dr. Wu worked as a physician at various private and public hospitals and clinics, such as National Taiwan University Hospital. Dr. Wu graduated from National Taiwan University College of Medicine in 2000 and has obtained his license to practice medicine and orthopedist’s license in Republic of China.

Norimi Sakamoto, Director, was elected as a director on our Board of Directors on November 23, 2017, She currently serves with Shogun Maitake Canada Co., Ltd. as an executive officer and business development manager from 2015, with Shogun Maitake Odaira Enterprise Ltd as an executive officer from 2017, with Odaira Corporation Co., Ltd. as chief executive officer since 2014 and with MyLife Corporation as president and chief executive officer since 2012. Ms. Sakamoto started her career in 1997 with Sumitomo Corporation Hokkaido Co., Ltd. in Japan. Ms. Sakamoto received her Bachelor Degree of Arts in travel and tourism from Davis and Elkins College in 1993 and Master of Science in urban studies from the University of New Orleans in 1995.

Yen-Hsin Chou, Director, was elected as a director on our Board of Directors on November 23, 2017, She has served as a clerk at Mega Securities Co., Ltd. since 2011. Ms. Chou’s responsibilities primarily include selling various types of securities, including futures, funds and insurance, managing clients’ accounts and business development. Ms. Chou received a Bachelor Degree from Yuan Chi University School of Economics in 2011.

Dr. Chang-Jen Jiang, Director, was elected as a director on our Board of Directors on November 23, 2017. He has been an attending doctor at the department of pediatrics of Eugene Women and Children Clinic since 2008. Previously, Dr. Chang-Jen worked as an attending doctor at the department of pediatrics of Keelung Hospital, the Ministry of Health and Welfare in Taiwan from 1994 to 2008. Before his position at Keelung Hospital, he was a chief doctor at the department of pediatrics, hematology and oncology of Mackay Memorial Hospital in Taiwan for three years until 1994. Dr. Chang-Jen Jiang obtained his doctor of medicine degree (the Taiwanese equivalent degree of MD) from Taipei Medical University in Taiwan in 1982 and started his career in Mackay Memorial Hospital. We believe that the Company will benefit from Dr. Jiang’s knowledge in biology and experiences in medical practice.

Dr. Shin-Yu Miao, Director, was elected as a director on our Board of Directors on February 8, 2019. She has served as an associate professor at Ling Tung University Department of Applied Foreign Languages since 2004. She served as a lecturer from 1996 to 2004. Ms. Miao received her M.S. in Adult Education from the University of Manchester in 1995 and Ph.D. in Adult Education from the University of South Australia in 2004. We believe that Ms. Miao’s familiarity with biotech research centers will be a valuable resource for our drug development.

Yoshinobu Odaira, Director, was elected as a director on our Board of Directors on February 8, 2019. He is an entrepreneur and has founded a number of Japanese agricultural companies, including Yukiguni Maitake, our licensing partner. In 1983, Mr. Odaira established Yukiguni Maitake, which became a public company in Japan in 1994. In 2015, Bain Capital Private Equity purchased Yukiguni Maitake through a tender offer. In addition to his success with Yukiguni Maitake, Mr. Odaira served as the CEO of Yukiguni Shoji Co., Ltd. since 1988 and the CEO of Odaira Shoji Co., Ltd. from 1989. In 2015, Mr. Odaira founded two new companies, Shogun Maitake Canada Co., Ltd. in Canada and Odaira Kinoko Research Co., Ltd. in Japan. Yoshinobu Odaira graduated from the Ikazawa Junior High School in 1963. We believe that we will benefit from Mr. Odaira’s successful business experience.

Shih-Chen Tzeng, Director, was elected as a director on our Board of Directors on February 8, 2019. He has served as a sales manager at SinoPac Securities Corp. (“SinoPac Securities”), a well-established brokerage firm in Taiwan, since 2000. SinoPac Securities has fifty-eight (58) branch offices in Taiwan and subsidiaries in Hong Kong, Shanghai and London. Shih-Chen Tszeng graduated from Dam Kang University in 1978 with a bachelor degree in Accounting. We believe the Company will benefit from Ms. Tszeng’s knowledge and experience with the securities industries.

Dr. Hwalin Lee, Director, was elected as a director on our Board of Directors on February 8, 2019. He serves as the chairman of Phoeng Foundation since 2011. From 1986, Dr. Lee has been the chairman of the Chuan Lyu Foundation. From 1973 to 1989, Dr. Lee was the president of Deltan Corporation and prior to that he was senior research chemist at a couple of chemical companies. Dr. Hwalin Lee obtained a B.S. in pharmacy from National Taiwan University in 1957 and a Ph.D. in Pharmaceutical Chemistry from University of California, San Francisco in 1966. Dr. Lee qualifies as a director of the Company because he has extensive work experience in chemical companies and educational background in pharmaceutical chemistry.

Family Relationships

There are no family relationships among the executive officers and directors of the Company, except that Dr. Tsang Ming Jiang, Dr. Tsung-Shann Jiang and Dr. Chang-Jen Jiang are brothers and Mr. Eugene Jiang is Dr. Tsung-Shann Jiang’s son.

Legal Proceedings

Involvement in Certain Legal Proceedings

During the past ten years, none of our current directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Unless disclosed otherwise, we are currently not a party to any material legal or administrative proceedings and are not aware of any pending legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Director Independence

We are not currently subject to listing requirements of any national securities exchange that has requirements that a majority of the board of directors be “independent.” Nevertheless, our board of directors determine which directors qualify as “independent” directors in accordance with listing requirements of The NASDAQ Stock Market, or NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us.

Our Board of Directors has determined that 6 of our directors are considered independent directors in accordance with the definition of independence applied by the NASDAQ Stock Market. Since we qualify as a “controlled company” we qualify for certain exemptions to the NASDAQ Capital Market listing requirements.

Board Committees

Audit Committee. The Audit Committee of the Board of Directors currently consists of Ms. Chou (Chair), Mr. Wu and Ms. Miao. The functions of the Audit Committee include the retention of our independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. The Board has determined that Ms. Chou, Mr. Wu and Ms. Maio are each an “independent director” under the listing standards of The NASDAQ Stock Market. The Board of Directors has also determined Ms. Chou is an “audit committee financial expert” within the applicable definition of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.abvcpharma.com. Information contained on our website are not incorporated by reference into and do not form any part of this registration statement.  We have included the website address as a factual reference and do not intend it to be an active link to the website.

Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Mr. Wu (Chair), Ms. Miao and Ms. Sakamoto. The functions of the Compensation Committee include the approval of the compensation offered to our executive officers and recommending to the full Board of Directors the compensation to be offered to our directors, including our Chairman. The Board has determined that Mr. Wu (Chair), Ms. Sakamoto and Ms. Maio are each an “independent director” under the listing standards of The NASDAQ Stock Market.. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.abvcpharma.com. Information contained on our website are not incorporated by reference into and do not form any part of this registration statement.  We have included the website address as a factual reference and do not intend it to be an active link to the website.

Nominating and Corporate Governance Committee

Effective as of the date of this prospectus, we have established a nominating committee of the board of directors, which will consist of Mr. Odaira (Chair), Mr. Wu and Ms. Miao, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Board Leadership Structure and Role in Risk Oversight

We have two separate individuals serving as our CEO and Chairman. Our Board of Directors, or the Board, is primarily responsible for overseeing our risk management processes on behalf of our company. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. In addition, the Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Code of Ethics

We adopted a code of ethics, a copy of which is attached herein as Exhibit 14.1. The Code of Ethics applies to all of our employees, officers and directors. This Code constitutes a “code of ethics” as defined by the rules of the SEC. Copies of the code may be obtained free of charge from our website, www.abvcpharma.com. Any amendments to, or waivers from, a provision of our code of ethics that applies to any of our executive officers will be posted on our website in accordance with the rules of the SEC.

Indemnification

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Wyoming law, we are informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

The following tables set forth, for each of the last two completed fiscal years of us, the total compensation awarded to, earned by or paid to any person who was a principal executive officer during the preceding fiscal year and every other highest compensated executive officers earning more than $100,000 during the last fiscal year (together, the “Named Executive Officers”). The tables set forth below reflect the compensation of the Named Executive Officers. The following table provides information regarding the named executive officers of ABVC during the fiscal year ended December 31, 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Dr. Howard Doong (1)	2019	200,000	-	-	21,429	(2)	-	-	-	221,429
	2018	100,000	-	-	-		-	-	-	100,000

Eugene Jiang (4)	2019	200,000	-	-	18,290	(5)	-	-	-	218,290
	2018	60,000	-	-	-		-	-	-	60,000

Chihliang An (6)	2019	200,000	-	-	14,286	(7)	-	-	-	214,286
	2018	-	-	-	-		-	-	-	-

Dr. Tsung-Shann (T.S.) Jiang (8)	2019	200,000	-	-	-		-	-	-	200,000
	2018	-	-	-	-		-	-	-	-

Dr. Chi-Hsin Richard King (9)	2019	200,000	-	-	21,430	(10)	-	-	-	221,430
	2018	100,000	-	-	-		-	-	-	100,000

(1)	Dr. Doong was appointed as the CEO on September 15, 2017.

(2)	On October 15, 2020 and October 30, 2020, we issued Dr. Doong an option to purchase 75,000 shares and 266,667 shares, respectively, each at an exercise price of $2.00 per share.

(3)	Mr. Hung was appointed as the CFO, Secretary and Treasury on September 15, 2017 and resigned as the CFO, Secretary and Treasurer on May 4, 2018.

(4)	Mr. Jiang resigned as the CEO and President of the Company on September 15, 2017 and accepted the interim Chief Financial Officer position on May 9, 2018; he resigned as the interim CFO on August 31, 2019 and was appointed as the Chairman of the Board on September 1, 2019.

(5)	On October 15, 2020, we issued Mr. Jiang options to purchase 66,321 shares at an exercise price of $2.00 per share.

(6)	Mr. An was appointed as the CFO on September 1, 2019.

(7)	On October 15, 2020 and October 30 2020, we issued Mr. An options to purchase 50,000 shares and 155,556 shares, respectively, each at an exercise price of $2.00 per share.

(8)	Dr. Jiang was appointed as the CSTRO on September 1, 2019.

(9)	Dr. King was appointed as the CSO on September 15, 2017.

(10)	On October 15, 2020 and October 30 2020, we issued Dr. King options to purchase 75,000 shares and 211,111 shares, respectively, each at an exercise price of $2.00 per share.

Narrative Disclosure to Summary Compensation Table

Other than set out below, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

Stock Option Plan

2016 Plan

On February 17, 2016, we adopted the 2016 Equity Incentive Plan, which was amended on September 12, 2020 (the “2020 Amendment,” as amended, the “Plan”). Under the Plan, as amended, (x) the number of shares available for granting awards under the Plan is (A) 10% of the current outstanding shares, plus (B) additional shares as follows: as of January 1 of each year, commencing with the year 2017 and ending with 2022, the aggregate number of shares available for granting awards under the Plan shall automatically increase by a number of shares equal to 5% of the total number of shares then outstanding; and (y) there is no additional limit on the number of shares with respect to which Incentive Stock Options may be granted in any year (prior to the 2020 Amendment, there was a cap on the number of shares available for issuance as Incentive Stock Options of 2% of the total outstanding shares). The 2020 Amendment also provides that to the extent that the aggregate fair market value of the shares (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by the participant during any calendar year (under all plans of the Company or Affiliates) exceeds $100,000, or such other limit established in the Internal Revenue Code of 1986, as amended from time to time, or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules, will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable option agreement.

Awards will be made pursuant to agreements and may be subject to vesting and other restrictions as determined by the board of directors. The term of the Plan is 10 years. The Plan and any option may be amended or terminated by the Board without the consent of any share owner or participant of the Plan. There is a 2% of the number of shares outstanding limit for the number of shares with respect to which awards may be granted under the Plan to any one person in a fiscal year.

We adopted the Plan to provide additional incentives to selected directors, officers, employees and consultants, and enable our Company to obtain and retain the services of these individuals. The Plan will enable us to grant options, restricted shares or other awards to our directors, employees and consultants. Awards will be made pursuant to agreements and may be subject to vesting and other restrictions as determined by the board of directors.

On October 30, 2020, the Company issued the following pursuant to the Plan:

●	20,000 options to each director; such options are exercisable at $2.00 per share.

●	Options for 266,667 shares, 155,556 shares, and 211,111 shares to the CEO, CFO and CSO, respectively; the options are exercisable at $2.00 per share.

●	An aggregate of 545,182 shares of Common Stock in lieu of deferred salaries of certain employees under the 2016 Equity Incentive Plan, as amended (shares have not been physically issued as of the date hereof); the total converted salaries was $1,090,361.

As of the date of this prospectus, we have granted options under the 2016 Equity Incentive Plan that can be exercised for an aggregate of 993,575 shares of Common Stock.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of December 31, 2019:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)

Eugene Jiang	-	-	-	-	-	12,193	-	6,097	-
Dr. Tsung-Shann (T.S.) Jiang	-	-	-	-	-	-	-	-	-
Dr. Howard Doong	-	-	-	-	-	10,714	-	10,715	-
Dr. Chi-Hsin Richard King	-	-	-	-	-	14,286	-	7,144	-
Chihliang An	-	-	-	-	-	9,524	-	4,762	-

Option Exercises and Stock Vested

No options have been awarded by the Company as of December 31, 2019. However, in September 2020, the Board agreed to issue stock options to Mr. Doong, Mr. King, and Mr. An to purchase an aggregate of 633,334 shares; such options were granted to each of them on October 30, 2020 with an exercise price at $2.00 per share, of which 50% shares were vested at issuance.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors as of December 31, 2019. On October 30, 2020, we issued 20,000 options to each of the eleven directors; such options are exercisable at $2.00 per share.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Employment Agreements

Dr. Howard Doong has entered into an employment agreements (“Doong Employment Agreement”) with the Company, pursuant to which he shall receive an annual base salary of $100,000. As of December 31, 2017, we paid Mr. Doong 20,833 shares of the Company’s common stock at a per share price of $1.60 as opposed to cash compensation. Under Doong Employment Agreement, Dr. Doong is employed as our CEO and President of the Company. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 12 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to 12 months of the executive officer’s base salary. On August 21, 2019, all of the Board members present at the Meeting, unanimously reelected Dr. Howard Doong as the Chief Executive Officer (“CEO”), which shall become effective on September 1, 2019 for a term of three years.

On August 21, 2019, all of the Board members present at the Meeting unanimously appointed Mr. Chihliang An as the Company’s Chief Financial Officer (“CFO”) effective from September 1, 2019 for a term of three years.

Mr. Chun Mu Hung has entered into an employment agreement (“Hung Employment Agreement”) with the Company, pursuant to which he shall receive an annual base salary of $40,000. On May 4, 2018, Mr. Hung resigned as the CFO, Secretary and Treasurer of the Company, effective immediately.

Dr. Chi-Hsin Richard King has entered into an employment agreements (“King Employment Agreement”) with the Company, pursuant to which he shall receive an annual base salary of $50,000. As of December 31, 2017, we paid Mr. King 10,416 shares of the Company’s common stock at a per share price of $1.60 as opposed to cash compensation. Under King Employment Agreement, Dr. King is employed as the CSO of the Company. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 12 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to 12 months of the executive officer’s base salary. On August 21, 2019, all of the Board members present at the Meeting, unanimously reelected Dr. Richard King as the Chief Scientific Officer (“CSO”), which shall become effective on September 1, 2019 for a term of three years.

On August 21, 2019, all of the Board members present at the Meeting, except Eugene Jiang, appointed Mr. Eugene Jiang, the current Chairman of the Board, as the Chief Business Officer, effective since September 1, 2019 for a term of three years. Mr. Eugene Jiang excused himself from the discussion regarding his appointment as the Chief Business Officer of the Company during the Board meeting.

On August 21, 2019, all of the Board members present at the Meeting, except Dr. Tsung-Shann Jiang, reelected Dr. Tsung-Shann Jiang as the Chief Strategy Officer, effective since September 1, 2019 for a term of three years. Dr. Tsung-Shann Jiang excused himself from the discussion regarding his appointment as the Chief Strategy Officer of the Company during the Board meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date hereof (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of the respective table. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of the respective table is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise noted, the business address of each beneficial owner listed is 44370 Old Warm Springs Blvd., Fremont, CA 94538. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

As of the date hereof, we have 20,813,903 shares of common stock issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dr. Howard Doong, CEO (1)	237,453	1.1%
Eugene Jiang, CBO and Chairman (2)	844,512	4.1%
Chihliang An, CFO (3)	165,874	*
Dr. Chi-Hsin Richard King, CSO (4)	188,569	*
Yen-Hsin Chou, Director (5)	21,012	*
Dr. Shin-Yu Miao. Director (6)	86,906	*
Dr. Tsang-Ming Jiang, Director (7)	86,613	*
Dr. Ming-Fong Wu, Director (8)	20,000	-
Norimi Sakamoto, Director (9)	20,000	-
Dr. Tsung-Shann Jiang, CSTRO and Director (10)(15)	11,678,431	56.1%
Dr. Chang-Jen Jiang, Director (11)	57,577	*
Yoshinobu Odaira, Director (12)	328,736	1.6%
Shih-Chen Tzeng, Director (13)	20,000	*
Dr. Hwalin Lee, Director (14)	153,314	* %
All officers and directors as a group (Fourteen (14) persons)	13,908,996	62.9%
YuanGene Corporation (15)	8,296,928	39.9%

*	less than 1%.

(1)	Dr. Howard Doong beneficially held (i) 10,715 shares underlying the vested portion of the option issued on November 12, 2019, (ii) 133,334 shares underlying the vested portion of the option, (iii) 75,000 shares of common stock issued on October 30, 2020 for the deferred salaries, and (iv) 18,404 shares of common stock through direct ownership.

(2)	Includes: (i) 701,989 shares of Common Stock held by AsianGene, a company wholly-owned by Mr. Hsu, Mr. Jiang’s brother-in-law, but for which Mr. Jiang maintains sole voting control over the shares held by Asian, the principal office address of which is 9F.-7, No. 472, Sec. 1, Guangfu Rd. East Dist. Hsinchu City, TA-30072 R.O.C.; (ii) 3,870 shares of Common Stock held by BioFirst Corporation, which held 475,125 shares of the Company’s common stock, Mr. Jiang maintains sole voting power and control over the 3,870 shares he holds (iii) 146 shares of Common Stock held by Rgene, which held 69,445 shares of Common Stock, Mr. Jiang maintains sole voting control over the 146 shares he holds; (iv) 6,097 shares underlying the vested portion of the option issued on November 12, 2019, (v) 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested, (vi) 66,321 shares of common stock issued on October 30, 2020 for the deferred salaries, and (vii) 25,173 shares of common stock through direct ownership.

(3)	Chihliang An beneficially held (i) 4,762 shares underlying the vested portion of the option issued on November 12, 2019, (ii) 77,778 shares underlying the vested portion of the option issued on October 30, 2020, (iii) 50,000 shares of common stock issued on October 30, 2020 for the deferred salaries, and (iv) 33,334 shares of common stock through direct ownership.

(4)	Dr. Chi-Hsin Richard King beneficially held (i) 7,144 shares underlying the vested portion of the option issued on November 12, 2019, (ii) 105,556 shares underlying the vested portion of the option issued on October 30, 2020, (iii) 75,000 shares of common stock issued on October 30, 2020 for the deferred salaries, and (iv) 869 shares of common stock through direct ownership.

(5)	Yen-Hsin Chou beneficially held (i) 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested and (ii) 1,012 shares of common stock through direct ownership.

(6)	Includes: (i) 1,233 shares of Common Stock held by BioFirst Corporation, which holds 475,125 shares of Common Stock, Dr. Shin Yu Miao maintains sole voting power and control over the 1,233 shares he holds; (ii) 7 shares of Common Stock held by Rgene, which holds 69,445 shares of Common Stock, Dr. Shin Yu Mia maintains sole voting power and control over the 7 shares he holds; (iii) 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested; and (iv) 65,666 shares of common stock through director ownership.

(7)	Dr. Tsang-Ming Jiang beneficially held (i) 4,909 shares underlying the vested portion of the option issued on November 12, 2019, (ii) 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested, (iii) 55,637 shares of common stock issued on October 30, 2020 for the deferred salaries, and (iv) 6,067 shares of common stock through direct ownership.

(8)	Dr. Ming-Fong Wu beneficially held 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested.

(9)	Norimi Sakamoto beneficially held 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested.

(10)	Includes: (i) 8,296,968 shares of Common Stock held by YuanGene Corporation, a company wholly-owned by Lion Arts (“LionArts”), which is owned by Shu-Ling Chiang (80%) and Dr. Tsung-Shann Jiang (20%), however YuanGene appointed Eugene Jiang to have sole voting control over the shares held by YuanGene, the principal office address of which is 2nd floor, Building B, SNPF Plaza, Savalalo, Apia, Samoa; (ii) 674,724 shares of Common Stock held by LionArts, the principal office address of which is 9F.-7, No. 472, Sec. 1, Guangfu Rd., East Dist., Hsinchu City 300, Taiwan (R.O.C.) and Dr. Tsung-Shann Jiang maintains sole voting control over the shares held by LionArts; (iii) 19,609 shares held by Rgene Corporation, the principal office address of which is 5F., No. 148, Songjiang Rd., Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.) and Dr. Tsung-Shann Jiang maintains sole voting control over the shares held by Rgene; (iv) 11,603 shares through BioLite, Inc., the principal address of which is 15F.-2, No. 177, Sec. 3, Roosevelt Rd., Da-An Dist., Taipei City 10647, Taiwan (R.O.C.) and over which Dr. Tsung-Shann Jiang maintains sole voting control (v) 420,988 shares through Liongene, the principal address of which is 9F.-7, No. 472, Sec. 1, Guangfu Rd., East Dist., Hsinchu City 300, Taiwan (R.O.C.) and over which Eugene Jiang maintains sole voting control; (vi) 8,850 shares through Genepro Investment, the principal office address of which is 4F., No. 497, Sec. 2, Tiding Blvd., Neihu Dist., Taipei City 114, Taiwan (R.O.C.) and Eugene Jiang maintains sole voting control over the shares held by Genepro (vii) 103,592 shares through BioFirst Corporation, the principal office address of which is 15F.-2, NO. 177, SEC. 3, ROOSEVELT RD., DA-AN DIST., TAIPEI CITY 10647, TAIWAN (R.O.C.) and Dr. Tsung-Shann Jiang maintains sole voting control over the shares held by BioFrist (viii) 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested, (ix) 34,105 shares of common stock issued on October 30, 2020, for the deferred salaries and (x) 2,023,777 shares of common stock through direct ownership.

(11)	Includes: 971 shares of Common Stock held by BioFirst Corporation, which held 475,125 shares of the Company’s common stock, Dr. Jiang maintains sole voting power and control over the 971 shares he holds; (ii) 6 shares of the Company’s common stock held by Rgene, which holds 69,445 shares of Common Stock, Dr. Jiang maintains sole voting power and control over the 6 shares he holds; (iii) 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested, (iv) 32,000 shares of common stock issued on October 30, 2020 for deferred salaries, and (v) 4,600 shares of common stock through direct ownership.

(12)	Yoshinobu Odaira beneficially held (i) 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested and (ii) 308,736 shares of common stock through direct ownership.

(13)	Shih-Chen Tzeng beneficially held 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested.

(14)	Dr. Hwalin Lee beneficially held (i) 20,000 shares of common stock underlying options issued on October 30, 2020, fully vested and (ii) 133,314 shares of common stock stock through direct ownership.

(15)	YuanGene Corporation is a company wholly-owned by Lion Arts (“LionArts”), which is owned by Shu-Ling Chiang (80%) and Dr. Tsung-Shann Jiang (20%); however, YuanGene appointed Eugene Jiang to have sole voting control over the shares held by YuanGene, the principal office address of which is 2nd floor, Building B, SNPF Plaza, Savalalo, Apia, Samoa.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Collaborative agreements with BHK

(i) On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

●	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

●	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

●	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

●	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

●	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue for the year ended December 31, 2016. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of December 31, 2019 and 2018, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii) On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.6 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this BHK Collaborative Agreements was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.60 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of December 31, 2019 and 2018, the Company has not earned the royalty under the BHK Collaborative Agreements.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, American BriVision Corporation entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company (See Note 11). Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1511 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene is required to pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development costs shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. During the year ended December 31, 2017, the Company has received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.60 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company has determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. All projects that have been initiated will be managed and supported by the Company and Rgene.

The Company and Rgene signed an amendment to the Co-Dev Agreement on November 10, 2020, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB 1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Co-Dev Agreement remain in full force and effect.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, American BriVision Corporation entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst, pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of YuanGene Corporation and the Company is one of the directors and Common Stock shareholders of BioFirst (See Note 11).

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount of $3,000,000 is fully expensed as research and development expense during the year ended September 30, 2017.

On June 30, 2019, BriVision entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BioFirst. Pursuant to the Purchase Agreement, the Company issued 428,571 shares of the Company’s common stock (the “Shares”) to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst (the “Total Payment”) in connection with a certain collaborative agreement between the Company and BioFirst dated July 24, 2017 (the “Collaborative Agreement”). Pursuant to the Collaborative Agreement, BioFirst granted the Company the global licensing right to co-develop BFC-1401 or ABV-1701 Vitreous Substitute for Vitrectomy for medical purposes in consideration for the Total Payment.

On August 5, 2019, BriVision entered into a second Stock Purchase Agreement (“Purchase Agreement 2”) with BioFirst. Pursuant to Purchase Agreement 2, the Company issued 414,702 shares of the Company’s common stock (the “Shares”) to BioFirst in consideration for $2,902,911 owed by the Company to BioFirst (the “Total Payment”) in connection with a loan provided to BriVision from BioFirst.

On November 4, 2020, we executed an amendment to our collaboration agreement with BioFirst to add BFC-1403 Intraocular Irrigation Solution and BFC-1404 Corneal Storage Solution to our agreement. BFC-1404 is utilized during a corneal transplant procedure to replace a damaged or diseased cornea while BFC-1403 has broader utilization during a variety of ocular procedures.

Initially ABVC will focus on BFC-1404, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Designated ABV-2002 under ABVC’s product identification system, the solution is comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV 2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. Categorized as a Class I Medical Device that has the lowest risk to patients, ABVC intends to submit a Premarket Notification 510(K) submission to the FDA before the end of 2021 to demonstrate the device is at least as safe and effective as current products on the market..

Convertible Notes

On May 9, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Yu and Wei Note”) in an aggregate principal amount of $300,000 to Guoliang Yu and Yingfei Wei Family Trust (the “Yu and Wei”), pursuant to which the Company received $300,000. The Yu and Wei Note bears interest at 8% per annum. The Company shall pay to the Yu and Wei an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Yu and Wei Note, which is on November 8, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Yu and Wei Note. At any time from the date hereof until this Yu and Wei Note has been satisfied, the Yu and Wei may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Yu and Wei Note is outstanding, subject to adjustments set forth in the Yu and Wei Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Yu and Wei Note as of December 31, 2019 and 2018. On January 21, 2020, Yu and Wei entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Yu and Wei an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Yu and Wei” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Yu and Wei”. The aggregate principal amount plus accrued interest expenses are $354,722, and the Company agreed to issue to the Holders an aggregate of 192,784 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 192,784 shares of Common Stock.

On June 27, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Keypoint Note”) in the aggregate principal amount of $250,000 to Keypoint Technology Ltd. (“Keypoint”), a related party, pursuant to which the Company received $250,000. The Keypoint Note bears interest at 8% per annum. The Company shall pay to the Keypoint an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Keypoint Note, which is on December 26, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Keypoint Note. At any time from the date hereof until this Keypoint Note has been satisfied, Keypoint may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Keypoint Note is outstanding, subject to adjustments set forth in the Keypoint Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Keypoint Note as of December 31, 2019 and 2018. On January 21, 2020, Keypoint entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Keypoint an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Keypoint” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Keypoint”. The aggregate principal amount plus accrued interest expenses are $292,826, and the Company agreed to issue to the Holders an aggregate of 159,145 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 159,145 shares of Common Stock.

On August 25, 2018, the Company issued an eighteen-month term unsecured convertible promissory notes (the “Odaira Note”) in the aggregate principal amount of $250,000 to Yoshinobu Odaira. (“Odaira”), pursuant to which the Company received $250,000. The Odaira Note bears interest at 8% per annum. The Company shall pay to the Odaira an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Odaira Note, which is on February 24, 2020. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Odaira Note. At any time from the date hereof until this Odaira Note has been satisfied, Odaira may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Odaira Note is outstanding, subject to adjustments set forth in the Odaira Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Odaria Note as of December 31, 2019. On January 21, 2020, Odiara entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Odaira an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Odaira” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Odaira”. The aggregate principal amount plus accrued interest expenses are $284,036, and the Company agreed to issue to the Holders an aggregate of 154,368 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 154,368 shares of Common Stock.

On May 30 and July 10, 2019, the Company issued two (2) twelve-month term unsecured convertible promissory notes (the “KSL Note”) in an aggregate principal amount of $250,000 to Kuo Sheng Lung (“KSL”), pursuant to which the Company received $160,000 and $90,000, respectively. The KSL Note bears interest at 20% per annum. The Company shall pay to KSL an amount in cash representing all outstanding principal and accrued and unpaid interest on the twelve (12) month anniversary of the issuance date of the KSL Note, which is on May 29, 2020 and July 9, 2020,. At any time from the issuance date until the KSL Note has been satisfied, KSL may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of the embedded beneficial conversion feature present in the KSL Note. On May 13, 2020, the Company received an acknowledgement letter from KSL that they will not claim the repayment of loan for 12 month. On November 9, 2020, the Company entered into an agreement with KSL. The aggregate principal amount plus accrued interest expenses are $270,272, and KSL agreed to use the full amount to purchase certain securities pursuant to a securities purchase agreement; KSL agreed to purchase and the Company agreed to sell to 120,121 shares of the Company’s common stock and warrants for a purchase price of $270,272.

On July 10, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “NEA Note”) in an aggregate principal amount of $250,000 to New Eastern Asia (the “NEA”), a related party, pursuant to which the Company received $250,000 on July 10, 2019. The NEA Note bears interest at 20% per annum. The Company shall pay to the NEA an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the NEA Note, which is on July 9, 2020. At any time from the date hereof until this NEA Note has been satisfied, the NEA may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the NEA Note as of December 31, 2019.

On August 28, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “KLS Note”) in an aggregate principal amount of $200,000 to Kuo Li Shen (the “KLS”), pursuant to which the Company received $200,000 on August 28, 2019. The KLS Note bears interest at 20% per annum. The Company shall pay to the KLS an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the KLS Note, which is on August 27, 2020. At any time from the date hereof until this KLS Note has been satisfied, the KLS may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the KLS Note as of December 31, 2019. On April 5, 2020, the Company entered into an exchange agreement with KLS. The aggregate principal amount plus accrued interest expenses are $225,222, and the Company agreed to issue to the Holders an aggregate of 126,530 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 126,530 shares of Common Stock.

On September 4, 2019, the Company issued 3 twelve-month term unsecured convertible promissory note (the “C.L.L. Note”) in an aggregate principal amount of $257,500 to Chang Ping Shan, Lin Shan Tyan, and Liu Ching Hsuan (together the “C.L.L.”), pursuant to which the Company received $257,500 on September 4, 2019. Chang Ping Shan and Liu Ching Hsuan are related parties to the Company. The C.L.L. Note bears interest at 20% per annum. The Company shall pay to the C.L.L. an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the C.L.L. Note, which is on September 3, 2020. At any time from the date hereof until this C.L.L. Note has been satisfied, the C.L.L. may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the C.L.L. Note as of December 31, 2019. On April 5, 2020, the Company entered into an exchange agreement with C.L.L.. The aggregate principal amount plus accrued interest expenses are $289,974, and the Company agreed to issue to the Holders an aggregate of 162,908 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 162,908 shares of Common Stock.

On October 29, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “Lee Note”) in an aggregate principal amount of $250,000 to Hwalin Lee (“Lee”), a related party, pursuant to which the Company received $250,000 on October 29, 2019. The Lee Note bears interest at 20% per annum. The Company shall pay to Lee an amount in cash representing all outstanding principal and accrued and unpaid interest on the twelve (12) month anniversary of the issuance date of the Lee Note, which is on October 28, 2020. At any time from the date hereof until this Lee Note has been satisfied, Lee may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Lee Note as of December 31, 2019.

As of December 31, 2019 and 2018, the aggregate carrying values of the convertible debentures were $2,007,500 and $800,000, respectively; and accrued convertible interest was $181,852 and $27,467, respectively.

Total interest expenses in connection with the above convertible notes payable were $145,514 and $27,467 for the year ended December 31, 2019 and 2018, respectively.

Promoters and Certain Control Persons

None of our management or other control persons were “promoters” (within the meaning of Rule 405 under the Securities Act), and none of such persons took the initiative in the formation of our business or received any of our debt or equity securities or any of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years.

DESCRIPTION OF SECURITIES

General

 The Company’s authorized capital stock consists of:

●	20,000,000 shares of Common Stock, $0.001 par value per share; and

●	20,000,000 shares of preferred stock, $0.001 par value per share.

Our Common Stock may be issued for such consideration as may be fixed from time to time by our board of directors. Our board of directors may issue such shares of our Common Stock in one or more series, with such voting powers, shall be stated in the resolution or resolutions.

Common Stock

As of the date hereof, there are 20,813,903 shares of our Common Stock issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to prior distribution rights of preferred stock then outstanding. There are no conversions, redemptions or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

 Preferred Stock

As of the date hereof, there is no preferred stock outstanding. Pursuant to the articles of incorporation of the Company, the Board of Directors is expressly granted the authority to issue preferred stock up to 20,000,000 shares and prescribe its designations.

The following description of preferred stock and the description of the terms of any particular series of preferred stock of the Company are not complete. The Company’s Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of the Company’s Common Stock. These descriptions are qualified in their entirety by reference to the Company’s Articles of Incorporation, as amended, and the certificate of designation relating to each such series.

Conversion Rights

Each share of Series A Convertible Preferred Stock is initially convertible at any time at the option of the holders into one share of Common Stock and automatically converts into one share of Common Stock (the “Conversion Ratio”) on its four-year anniversary of issuance and without the payment of additional consideration by the holder thereof.

No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment. In lieu of delivering fractional shares, we will pay to the holder, to the extent permitted by law, an amount in cash equal to the current fair market value of such fractional share as determined in good faith by our Board.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Convertible Preferred Stock has no maturity date and we are not required to redeem the Series A Convertible Preferred Stock at any time. However, we may choose to convert all the outstanding shares of the Series A Convertible Preferred Stock into our Common Stock at the same Conversion Ratio at any time, provided that we have prepaid and distributed all the dividend accrued and to be accrued at the end of the four-year period since issuance thereof. Accordingly, the Series A Convertible Preferred Stock will remain outstanding until automatically converted to Common Stock on the four-year anniversary of issuance, unless the holders of the Series A Convertible Preferred Stock or we choose to convert the Series A Convertible Preferred Stock into the Common Stock. The Series A Convertible Preferred Stock is also not subject to any sinking fund.

Voting Rights

Holders of shares of the Series A Convertible Preferred Stock shall have the same voting rights as of the holders of our Common Stock.

Warrants and Options

As of the date hereof, we have 993,575 and 4,337,289 options and warrants, respectively of the Company outstanding. We are not registering shares of common stock underlying any warrants in this S1.

Transfer Agent

The transfer agent and registrar for our Common Stock is: Olde Monmouth Stock Transfer, Inc.; Address: 200 Memorial Pkwy, Atlantic Highlands, NJ 07716; Phone: (732) 872-2727; website:www.oldemonmouth.com.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes. Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more shareholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our shareholders.

Combinations with Interested Shareholders Statutes. Nevada’s “combinations with interested shareholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested shareholder” for two years after such person first becomes an “interested shareholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested shareholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested shareholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested shareholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested shareholder”. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

SELLING SHAREHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 4,575,923 shares of our common stock held by the shareholders named in the table below. We are registering the shares to permit the selling shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of December 14, 2020, there were 20,813,903 shares of Common Stock issued and outstanding.

The following table sets forth:

●	the name of the selling shareholders,

●	the number of shares of our Common Stock that the selling shareholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of our Common Stock that may be offered for resale for the account of the selling shareholders under this prospectus, and

●	the number and percentage of shares of our Common Stock beneficially owned by the selling shareholders after the offering of the shares (assuming all of the offered shares are sold by the selling shareholders).

Unless set forth below, the selling shareholders received their securities in a private transaction with the Company.

Each selling shareholder may offer for sale all or part of the Shares from time to time. The table below assumes that the selling shareholders will sell all of the Shares offered for sale. A selling shareholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

Name of selling shareholder	Shares of Common Stock Beneficially Owned Prior To offering	Maximum Number of Shares of Common Stock To Be Sold	Number of Shares of Common Stock Owned After offering (1)	Percentage Ownership After offering (2)
AsianGene Corporation(3)	701,989	501,483	200,506	*
Buffett Investment Corporation(4)	229,475	229,475	0	*
Catherine Chang	22,223	22,223	0	*
Cheng Chang	33,334	33,334	0	*
Cheng-Mei Liu	119,485	119,485	0	*
Chung-An Lin	44,664	44,664	0	*
Euro-Asia Investment & Finance Corp. Limited(5)	93,611	93,611	0	*
Hsin-Te Chen	21,429	21,429	0	*
Liongene Corporation(6)	420,987	311,772	109,215	*
Miao-Jen Tsai	7,779	7,779	0	*
Mindy Liao Chan	133,840	133,840	0	*
Ming-Kuo Chiu	11,112	11,112	0	*
Ming-Tsung Kuo	92,598	92,598	0	*
New Eastern Asia Limited(7)	63,890	63,890	0	*

Name of selling shareholder	Shares of Common Stock Beneficially Owned Prior To offering	Maximum Number of Shares of Common Stock To Be Sold	Number of Shares of Common Stock Owned After offering (1)	Percentage Ownership After offering (2)
Pei-Fen Hsiao	55,556	55,556	0	*
Pei-Ying Chen	7,286	7,286	0	*
Peng-Yu Wu	15,836	15,836	0	*
Shih-Hsun Lin	27,133	27,133	0	*
Shu-Hui Shen	41,036	41,036	0	*
Szu-Tsung Chen	25,466	25,466	0	*
Yu-Chun Liu	42,589	42,589	0	*
Thalia Media Limited(8)	108,869	108,869	0	*
Wan-Yi Chou	33,097	33,097	0	*
Yu Hsieh Yueh	11,399	11,399	0	*
Yu-Ching Kuo	13,334	13,334	0	*
Yuen-Wa Cher	57,143	57,143	0	*
Yuk Yee Kimberly Leung	304,000	304,000	0	*
Greenway International Supplies Company Limited(9)	18,334	18,334	0	*
Jeffrey Ong	8,525	8,525	0	*
Faith Team Corporation Limited(10)	90,909	90,909	0	*
Barlew Holdings, LLC(11)	85,400	85,400	0	*
BioFirst Corporation(12)	475,125	475,125	0	*
BioLite Inc.(13)	271,441	271,441	0	*
Tsung-Shann Jiang	2,023,777	16,589	2,007,188	9.6%
Shuling Jiang	64,215	19,452	44,763	*
Eugeng Jiang	25,173	7,579	17,594	*
Rgene Corporation(14)	69,445	69,445	0	*
Cheng-Li Liu	13,889	13,889	0	*
Che-Wei Hsu	1,012	1,012	0	*
Fei Chih Kuo	5,276	1,737	3,539	*
Jin-Ching Shen	3,338	3,338	0	*
Jui-Hung Chen	1,320	1,320	0	*
Ju-Yu Hsu	2,223	2,223	0	*
Kimho Consultants Co, Limited(15)	6,946	6,946	0	*
Lan Yun Chang	2,212	695	1,517	*
Li-Li Hsieh	5,751	695	5,056	*
Mei-Na Hunag	1,500	1,500	0	*
Pi-Lien Chen	5,522	2,084	3,438	*
Shu-Mei Weng Huang	5,179	5,179	0	*
Yen-Chih Kuo	5,715	5,715	0	*
Yen-Hsin Chou	1,012	1,012	0	*
Yi-Lun Lin	8,335	8,335	0	*
Yu-Kuei Shen	5,556	5,556	0	*
Brenton Yu Chen	72,313	72,313	0	*
Ling Ling Chang	27,778	27,778	0	*
Hsiao-Lin Liu	11,112	11,112	0	*
Sau-Chi Wong	612	612	0	*
Cheng-Fu Tseng	2,224	2,224	0	*
Yun-Chieh Lu	3,334	3,334	0	*
Yi-Chun Chen	3,612	3,612	0	*
Jing-Fen Pong	10,567	10,567	0	*
Joe-Yuan Howard Doong	16,667	16,667	0	*
Howard Doong	1,737	1,737	0	*
Chi-Hsin Richard King	869	869	0	*
Kazunori Kameyama	269	269	0	*
Chang-Jen Jiang	4,600	4,600	0	*
Yoshinobu Odaira	154,368	154,368	0	*
“Guoliang Yu And Yingfei Wei Family Trust”(16)	192,784	192,784	0	*
Keypoint Technology Ltd.(17)	213,120	213,120	0	*
Li-Shen Kuo	129,564	126,530	3,034	*
Ping-Shan Chang	25,047	18,980	6,067	*
Shantyan Lin	44,286	44,286	0	*
Ching Hsuan Liu	116,687	116,687	0	*

*	Represents Beneficial Ownership of Less Than One Percent of Our Outstanding Shares.

(1)	Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the offering and their percentage of ownership following the offering.

(2)	All percentages have been rounded up to the nearest one hundredth of one percent.

(3)	Consists of 701,989 shares of Common Stock, including 200,506 unrestricted shares, the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over AsianGene is Eugene Jiang. The address for AsianGene is 9F.-7, No. 472, Sec. 1, Guangfu Rd. East Dist. Hsinchu City, TA-30072 R.O.C.

(4)	Consists of 229,475 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Buffet Investment Corporation is Savina Kuo. The address for Buffet is No. 61-3, Sec. 1, Zhongzheng E. Rd., Tamsui Dist., New Taipei City 251, Taiwan (R.O.C.)

(5)	Consists of 93,611 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Euro-Asia Investment & Finance Corp. Limited is Cheng-Mei Liu. The address for Euro-Asia is Unit 604G, Block A, Po Lung Centre, No 11, Wang Chiu Road, Kowloon Bay, Hong Kong.

(6)	Consists of 420,987 shares of Common Stock, including 109,215 unrestricted shares, the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Liongene Corporation is Da-Perong Yang. The address for Liongene is 9F.-7, No. 472, Sec. 1, Guangfu Rd., East Dist., Hsinchu City 300, Taiwan (R.O.C.).

(7)	Consists of 63,890 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over New Eastern Asia Limited is Hsin-Te Chen. The address for New Eastern is Unit A, 2/F Hung To Centre, 94-96 How Ming Street, Kwun Tong, Hong Kong.

(8)	Consists of 108,869 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Thalia Media Limited is Sze Ho Yeung, Freddy. The address for Thalia Media Limited is Unit 604 G, Block A, 6/F, Po Lung Centre, No. 11 Wang Chiu Rd, Kowloon Bay, Kowloon, Hongkong.

(9)	Consists of 18,334 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Greenway International Supplies Company Limited is Cheng-Mei Liu. The address for Greenway International Supplies Company Limited is West Wing 2/F, 822, Lai Chi Kok Road, Lai Chi Kok, Hong Kong.

(10)	Consists of 90,909 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Faith Team Corporation Limited is Cheng-Mei Liu. The address for Faith Team Corporation Limited is Blk 1, 7/F, Enterprise Square 1, 9 Sheung Yuet Road, Kowloon Bay, Hong Kong.

(11)	Consists of 85,400 shares of Common Stock the selling shareholder received pursuant to a consulting agreement with Kimho Consultants Company Ltd dated June 4, 2020, which requires the Company to issue such shares to Barlew Holdings LLC. The person having voting, dispositive or investment powers over Barlew Holdings, LLC is Barbara Kaufman. The address for Barlew Holdings, LLC is 73 Inverness Drive Bluffton, SC 29910 US.

(12)	Consists of 475,125 shares of Common Stock the selling shareholder received through a debt to equity conversion that took place in August 2019. The person having voting, dispositive or investment powers over BioFirst Corporation is Tsung-Shann Jiang. The address for BioFirst Corporation is 15F.-2, No. 177, Sec. 3, Roosevelt Rd., Da-An Dist., Taipei City 10647, Taiwan (R.O.C.).

(13)	Consists of 271,441 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over BioLite Inc. is Tsung-Shann Jiang. The address for BioLite Inc. is 15f.-2, No. 177, Sec. 3, Roosevelt Rd., Da-An Dist., Taipei City 10647, Taiwan (R.O.C.).

(14)	Consists of 69,445 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Rgene Corporation is Yu-Kuei Shen. The address for Rgene Corporation is 5F., No. 148, Songjiang Rd., Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.).

(15)	Consists of 6,946 shares of Common Stock the selling shareholder received in the merger that took place on February 8, 2019 pursuant to the Merger Agreement. The person having voting, dispositive or investment powers over Kimho Consultants Co, Limited is Leung Yuk Yee Kimberly. The address for Kimho Consultants Co, Limited is Rm E, Block 2, 13/F, Greer Park Villa, Sreung Sriu, NT, Hongkong.

(16)	Consists of 192,784 shares of Common Stock the selling shareholder received through a debt to equity conversion that took place in April 2020. The person having voting, dispositive or investment powers over Guoliang Yu and Yingfei Family Trust is Guoliang Yu. The address for Guoliang Yu and Yingfei Family Trust is 999 Apollo Way, PO 7939, Incline Village, NV 89451.

(17)	Consists of 213,320 shares of Common Stock the selling shareholder received through a debt to equity conversion that took place in April 2020. The person having voting, dispositive or investment powers over Keypoint Technology is Shuling Jiang. The address for Keypoint Technology is No.7, Ln. 120, Ruiguang Rd., Neihu Dist., Taipei City 11491, Taiwan (R.O.C.).

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. In the event that any of the selling shareholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling shareholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling shareholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any member of the FINRA may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED SHAREHOLDER INFORMATION

As of December 15, 2020, our company's common stock is quoted on the OTCQB under the symbol ABVC; prior thereto, since December 16, 2015, our symbol was MTOO.

The following table sets forth the quarterly high and low bid prices for the last two fiscal years.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Fiscal 2018
Quarter ended March 31, 2018	$36.00	$36.00
Quarter ended June 30, 2018	$36.00	$34.02
Quarter ended September 30, 2018	$36.00	$29.70
Quarter ended December 31, 2018	$36.00	$27.00
Fiscal 2019
Quarter ended March 31, 2019	$37.80	$26.10
Quarter ended June 30, 2019	$27.00	$11.95
Quarter ended September 30, 2019	$13.00	$6.00
Quarter ended December 31, 2019	$7.18	$4.37
Fiscal 2020
Quarter ended March 31, 2020	$5.03	$2.25
Quarter ended June 30, 2020	$3.20	$2.00
Quarter ended September 30, 2020	$4.05	$2.60

On December 11, 2020, the closing bid price of the common stock was $4.50.

Holders.  As of December 14, 2020, there were 674 and 0 shareholders of record of our Common Stock and Series A Convertible Preferred Stock, respectively and an aggregate of 20,813,903 shares of our common stock and 0 shares of Series A Convertible Preferred Stock, were issued and outstanding. Our common shares are issued in registered form.  The transfer agent of our company's common stock is Olde Monmouth Stock Transfer, Inc.

Dividend Policy. We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of the date of this prospectus, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	993,575	$2.71	1,087,815
Equity compensation plans not approved by security holders	-	-	-
Total	993,575	$2.71	1,087,815

LEGAL MATTERS

The validity of the securities being offered by this prospectus been passed upon for us by  Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements of American BriVision (Holding) Corporation as of December 31, 2019 and 2018 included elsewhere in this prospectus have been audited by KCCW Accountancy Corp., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements for the nine months ended September 30, 2020 incorporated herein by reference are not audited.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$135,705	$144,295
Restricted cash and cash equivalents	16,148	16,148
Accounts receivable, net	146,715	163,566
Accounts receivable - related parties, net	146,078	143,278
Due from related parties	632,517	333,682
Inventory, net	-	-
Prepaid expense and other current assets	100,626	77,269
Total Current Assets	1,177,789	878,238

Property and equipment, net	506,159	520,930
Operating lease right-of-use assets	1,842,988	524,445
Goodwill, net	-	-
Long-term investments	1,192,070	3,364,619
Deferred tax assets	1,648,579	1,460,033
Prepaid expenses – noncurrent	116,918	135,443
Security deposits	44,882	44,103
Total Assets	$6,529,385	$6,927,811

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$23,074	$23,995
Short-term bank loans	1,698,750	1,918,500
Short-term loan	100,000	-
Long-term bank loans – current portion	-	13,403
Notes payable	126,917	100,200
Accrued expenses and other current liabilities	2,730,783	2,007,573
Advance from customers	13,417	13,085
Operating lease liabilities – current portion	311,740	304,248
Due to related parties	540,866	425,689
Convertible notes payable – current portion	250,000	820,000
Convertible notes payable – related parties, current portion	250,000	1,187,500
Total Current Liabilities	6,045,547	6,814,193
Paycheck Protection Program Loan Payable	124,400	-
Tenant security deposit	20,030	2,880
Operating lease liability – noncurrent portion	1,531,248	235,555
Total Liabilities	7,721,225	7,052,628

Equity
Preferred stock, $0.001 par value, 20,000,000 authorized, nil shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 20,393,903 and 19,478,168 shares issued and outstanding	20,394	19,478
Additional paid-in capital	29,948,811	28,180,348
Subscribed stock	2,153,231	-
Stock subscription receivable	(3,386,100)	(4,063,320)
Accumulated deficit	(20,794,104)	(15,851,223)
Other comprehensive income	621,350	663,753
Treasury stock	(9,100,000)	(9,100,000)
Total Stockholders’ deficit	(536,418)	(150,964)
Noncontrolling interest	(655,422)	26,147
Total Equity (Deficit)	(1,191,840)	(124,817)

Total Liabilities and Equity (Deficit)	$6,529,385	$6,927,811

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$115,553	$197,733	$420,852	$601,757

Cost of revenues	8,619	2,797	16,814	17,648

Gross profit	106,934	194,936	404,038	584,109

Operating expenses
Selling, general and administrative expenses	1,262,199	1,041,319	3,692,821	2,140,140
Research and development expenses	134,501	269,239	366,374	778,964
Total operating expenses	1,396,700	1,310,558	4,059,195	2,919,104

Loss from operations	(1,289,766)	(1,115,622)	(3,655,157)	(2,334,995)

Other income (expense)
Interest income	19,571	6,024	39,641	7,279
Interest expense	(16,311)	(111,968)	(288,353)	(374,540)
Rent income	4,774	4,574	15,254	14,274
Rent income – related parties	1,200	1,600	3,600	1,600
Impairment loss	(8,507)	-	(952,711)	-
Investment loss	665	-	(38,272)	-
Gain/Loss on foreign exchange changes	(90)	(2)	8,569	402
Gain/Loss on investment in equity securities	(887,231)	(64,689)	(1,067,298)	(182,113)
Other income	(171)	(1,047)	176,330	851
Total other expenses	(886,100)	(165,508)	(2,103,240)	(532,247)

Loss before provision income tax	(2,175,866)	(1,281,130)	(5,758,397)	(2,867,242)

Provision for income tax	(44,735)	48,555	(133,947)	(49,788)

Net loss	(2,131,131)	(1,329,685)	(5,624,450)	(2,817,454)

Net loss attributable to noncontrolling interests	(285,085)	(114,826)	(681,569)	(253,349)

Net loss attributed to ABVC and subsidiaries	(1,846,046)	(1,214,859)	(4,942,881)	(2,564,105)
Foreign currency translation adjustment	(25,384)	(61,061)	(42,403)	(86,786)
Comprehensive loss	$(1,871,430)	$(1,275,920)	$(4,985,284)	$(2,650,891)

Net loss per share:
Basic and diluted	$(0.09)	$(0.06)	$(0.25)	$(0.15)

Weighted average number of common shares outstanding:
Basic and diluted	19,488,168	19,020,824	19,486,959	17,333,902

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTH ENDED SEPTEMBER 30, 2020 AND 2019

(UNAUDITED)

	2020	2019
Cash flows from operating activities
Net loss	$(5,624,450)	$(2,817,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	30,329	43,893
Stock based compensation for nonemployees	999,820	356,809
Gain/Loss on investment in equity securities	1,067,298	182,113
Other non-cash income and expenses	(15,360)	(4,022)
Investment loss	990,982	-
Deferred tax	(136,797)	(52,638)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	14,051	(102,527)
Decrease (increase) in prepaid expenses and deposits	47,310	23,965
Decrease (increase) in due from related parties	381,918	(283,831)
Decrease (increase) in inventory	-	1,298
Increase (decrease) in accounts payable	(921)	2,838
Increase (decrease) in notes payable	22,806	(14,490)
Increase (decrease) in accrued expenses and other current liabilities	429,051	572,969
Increase (decrease) in advanced from others	332	376,639
Increase (decrease) in due to related parties	(582,242)	75,729
Net cash used in operating activities	(2,375,873)	(1,638,709)

Cash flows from investing activities
Net proceeds from sale of investment	137,088	-
Loan to related parties	(469,627)	(17,388)
Long-term equity investment	-	(17,691)
Net cash used in investing activities	(332,539)	(35,079)

Cash flows from financing activities
Issuance of common stock for private placement	2,153,231	-
Proceeds from issuance of common stock for acquisition	-	531,147
Proceeds from convertible notes	-	957,500
Proceeds from short-term loan	100,000	1,000,000
Proceeds from long-term loan	124,400	-
Net proceeds from short term borrowings from third parties	512,212	846,300
Net proceeds from short term borrowings from related parties	72,433
Repayment of borrowings from related parties	-	(820,000)
Repayment of long-term bank loans	(263,483)	(31,703)
Net cash provided by financing activities	2,698,793	2,483,244

Effect of exchange rate changes on cash and cash equivalents	1,029	(437)

Net increase (decrease) in cash and cash equivalents	(8,590)	809,019

Cash and cash equivalents
Beginning	160,443	242,781
Ending	$151,853	$1,051,800

Supplemental disclosure of cash flows
Cash paid during the year for:
Interest expense paid	$130,309	$103,099
Income taxes paid	$-	$2,050
Non-cash financing and investing activities
Common shares issued for debt conversion	$1,446,780	$-

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(UNAUDITED)

	Common Stock			Stock	Additional			Treasury Stock		Non	Stockholders’
	Number of shares	Amounts	Subscribed Stock	Subscription Receivable	Paid-in Capital	Accumulated Deficit	Comprehensive Income	Number of Shares	Amount	controlling Interest	Equity (Deficit)
Balance at December 31, 2018	11,885,468	$11,885	$-	$	$14,983,714	$(12,209,446)	$655,851	(275,347)	$(9,100,000)	$317,610	$(5,340,386)
Issuance of common shares	1,642,291	1,642	-	-	692,577	-	-		-	-	694,219
Effects of restructuring	4,166,530	4,167	-	-	(4,167)	-	-		-	-	-
Stock based compensation	-	-	-	-	8,550	-	-		-	-	8,550
Net loss for the period	-	-	-	-	-	(791,671)	-		-	(81,646)	(873,317)
Cumulative transaction adjustments	-	-	-	-	-		(15,412)		-	-	(15,412)
Balance at March 31, 2019	17,694,289	17,694	-	-	15,680,674	(13,001,117)	640,439	(275,347)	(9,100,000)	235,964	(5,526,346)
Issuance of common shares	428,571	429	-	-	2,999,571	-	-	-	-	-	3,000,000
Stock based compensation	-	-	-	-	7,800	-	-	-	-	-	7,800
Net loss for the period	-	-	-	-	-	(557,576)	-	-	-	(56,877)	(614,453)
Cumulative transaction adjustments	-	-	-	-	-	-	(8,429)	-	-	-	(8,429)
Balance at June 30, 2019	18,122,860	18,123	-	-	18,688,045	(13,558,693)	632,010	(275,347)	(9,100,000)	179,087	(3,141,428)
Issuance of common shares	1,355,308	1,355	-	(4,289,060)	9,486,339	-	-	-	-	-	5,198,634
Stock based compensation	-	-	-	-	5,739	-	-	-	-	-	5,739
Net loss for the period	-	-	-	-	-	(1,214,859)	-	-	-	(114,826)	(1,329,685)
Cumulative transaction adjustments	-	-	-	-	-	-	(3,069)	-	-	-	(3,069)
Balance at September 30, 2019	19,478,168	$19,478	$-	$(4,289,060)	$28,180,123	$(14,773,552)	$628,941	(275,347)	$(9,100,000)	$64,261	$730,191

	Common Stock			Stock	Additional			Treasury Stock		Non	Stockholders’
	Number of shares	Amounts	Subscribed Stock	Subscription Receivable	Paid-in Capital	Accumulated Deficit	Comprehensive Income	Number of Shares	Amount	controlling Interest	Equity (Deficit)
Balance at December 31, 2019	19,478,168	$19,478	$-	$(4,063,320)	$28,180,348	$(15,851,223)	$663,753	(275,347)	$(9,100,000)	$26,147	$(124,817)
Issuance of common shares	10,000	10	-	225,740	41,989	-	-		-	-	267,739
Stock based compensation			-	-	525		-				525
Net loss for the period	-	-	-	-		(1,247,538)	-		-	(61,724)	(1,309,262)
Cumulative transaction adjustments	-	-	-	-	-		(6,451)		-	-	(6,451)
Balance at March 31, 2020	19,488,168	19,488	-	(3,837,580)	28,222,862	(17,098,761)	657,302	(275,347)	(9,100,000)	(35,577)	(1,172,266)
Issuance of common shares	-	-	1,697,051	225,740	-	-	-	-	-	-	1,922,791
Stock based compensation	-	-	-	-	75	-	-	-	-	-	75
Net loss for the period	-	-	-	-	-	(1,849,297)	-	-	-	(334,760)	(2,184,057)
Cumulative transaction adjustments	-	-	-	-	-	-	(10,568)	-	-	-	(10,568)
Balance at June 30, 2020	19,488,168	19,488	1,697,051	(3,611,840)	28,222,937	(18,948,058)	646,734	(275,347)	(9,100,000)	(370,337)	(1,444,025)
Issuance of common shares	905,735	906	456,180	225,740	1,725,874	-	-	-	-	-	2,408,700
Net loss for the period	-	-	-	-	-	(1,846,046)	-	-	-	(285,085)	(2,131,131)
Cumulative transaction adjustments	-	-	-	-	-	-	(25,384)	-	-	-	(25,384)
Balance at September 30, 2020	20,393,903	$20,394	$2,153,231	$(3,386,100)	$29,948,811	$(20,794,104)	$621,350	(275,347)	$(9,100,000)	$(655,422)	$(1,191,840)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

American BriVision (Holding) Corporation (the “Company” or “Holding entity”), a Nevada corporation, through the Company’s operating entity, American BriVision Corporation (“BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology to fulfill unmet medical needs and focuses on the development of new drugs and medical devices derived from plants.  BriVision develops its pipeline by carefully tracking new medical discoveries or medical device technologies in research institutions in the Asia-Pacific region. Pre-clinical, disease animal model and Phase I safety studies are examined closely by the Company to identify drugs that BriVision believes demonstrate efficacy and safety. Once a drug appears to be a good candidate for development and ultimately commercialization, BriVision licenses the drug or medical device from the original researchers and begins to introduce the drugs clinical plan to highly respected principal investigators in the United States, Australia and Taiwan to conduct a Phase II clinical trial. At present, clinical trials for the Company’s drugs and medical devices are being conducted at such world-famous institutions as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center. BriVision had no predecessor operations prior to its formation on July 21, 2015.

Reverse Merger

On February 8, 2016, a Share Exchange Agreement (the “Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation, American BriVision Corporation (“BriVision”), and Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of Common Stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company issued 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s Common Stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s Common Stock owned by Euro-Asia were cancelled and retired to treasury. The Acquisition Stock collectively represented 79.70% of the issued and outstanding Common Stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger (the “Merger”).

Pursuant to the Merger, all of the issued and outstanding common shares of BriVision were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583pre-stock split) common shares of the Company and BriVision had become a wholly owned subsidiary of the Company. The holders of Company’s Common Stock as of immediately prior to the Merger held an aggregate of 205,519,223(65,431,144 pre-stock split) shares of Company’s Common Stock. Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision had become a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing. There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

Upon the consummation of the Share Exchange, BriVision became our wholly owned subsidiary of the Company.

Following the Share Exchange, we have abandoned our prior business plan and we are now pursuing BriVision’s historically proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs. The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and explore global markets.

Accounting Treatment of the Reverse Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and recorded at the historical cost basis of BriVision. In addition, the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the Combined Company from the closing date of the Share Exchange.

Merger

On February 8, 2019, the Company, BioLite Holding, Inc. (“BioLite”), BioKey, Inc. (“BioKey”), BioLite Acquisition Corp., a direct wholly-owned subsidiary of Parent (“Merger Sub 1”), and BioKey Acquisition Corp., a direct wholly-owned subsidiary of Parent (“Merger Sub 2”) (collectively referred to as the “Parties”) completed the business combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 31, 2018 where ABVC acquired BioLite and BioKey via issuing additional Common Stock of ABVC to the shareholders of BioLite and BioKey.

Pursuant to the terms of the Merger Agreement, BioLite and BioKey became two wholly-owned subsidiaries of the Company on February 8, 2019. ABVC issued an aggregate of 104,558,777 shares (prior to the reverse stock split in 2019) to the shareholders of both BioLite and BioKey under a registration statement on Form S-4 (file number 333-226285), which became effective by operation of law on or about February 5, 2019.

BioLite Holding, Inc. (the “BioLite Holding”) was incorporated under the laws of the State of Nevada on July 27, 2016. BioLite BVI, Inc. (the “BioLite BVI”), a wholly owned subsidiary of BioLite Holding, was incorporated in the British Virgin Islands on September 13, 2016. BioLite Holding and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

BioLite, Inc., (the “BioLite Taiwan”) was incorporated on February 13, 2006 under the laws of Taiwan. BioLite is in the business of developing and commercialization of new botanical drugs with application in central nervous system, autoimmunity, inflammation, hematology, and oncology. In addition, BioLite Taiwan distributes dietary supplements made from extracts of Chinese herbs and Maitake mushroom.

In January 2017, BioLite Holding, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement have sold their equity in BioLite Taiwan and were using the proceeds from such sales to purchase shares of Common Stock of BioLite Holding at the same price per share, resulting in their owning the same number of shares of Common Stock as they owned in the BioLite Taiwan. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite Holding ultimately owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

BioKey, Inc. was incorporated on August 9, 2000 in the State of California. BioKey provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (Phase I through phase III) and commercial manufacturing. It also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

Accounting Treatment of the Merger

The Company adopted ASC 805, “Business Combination” to record the merger transactions of BioKey. Since the Company and BioLite Holding are the entities under Dr. Tsung-Shann Jiang’s common control, the transaction is accounted for as a restructuring transaction. All the assets and liabilities of BioLite Holding, BioLite BVI, and BioLite Taiwan were transferred to the Company at their respective carrying amounts on the closing date of the Merger. The Company has recast prior period financial statements to reflect the conveyance of BioLite Holding’s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The nature of and effects on earnings per share (EPS) of nonrecurring intra-entity transactions involving long-term assets and liabilities is not required to be eliminated and EPS amounts have been recast to include the earnings (or losses) of the transferred net assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Fiscal Year

The Company changed its fiscal year from the period beginning on October 1st and ending on September 30th to the period beginning on January 1st and ending on December 31st, beginning January 1, 2018. All references herein to a fiscal year prior to December 31, 2017 refer to the twelve months ended September 30th of such year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Inventory

Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Reclassifications

Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Forward Stock Split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of Common Stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

Stock Reverse Split

On March 12, 2019, the Board of Directors of the Company by unanimous written consent in lieu of a meeting approved to i) effect a stock reverse split at the ratio of 1-for-18 (the “Reverse Split”) of both the authorized common stock of the Company (the “Common Stock”) and the issued and outstanding Common Stock and ii) to amend the articles of incorporation of the Company to reflect the Reverse Split. The Board approved and authorized the Reverse Split without obtaining approval of the Company’s shareholders pursuant to Section 78.207 of Nevada Revised Statutes. On May 3, 2019, the Company filed a certificate of amendment to the Company’s articles of incorporation (the “Amendment”) to effect the Reverse Split with the Secretary of State of Nevada. The Financial Industry Regulatory Authority (“FINRA”) informed the Company that the Reverse Split was effective on May 8, 2019. All shares and related financial information in this Form 10-Q reflect this 1-for-18 reverse stock split.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 - Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 - Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 - Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan, convertible notes payable, and accrued interest approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of September 30, 2020 and December 31, 2019, the Company’s cash and cash equivalents amounted $135,705 and $144,295, respectively. Some of the Company’s cash deposits are held in financial institutions located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Restricted Cash Equivalents

Restricted cash equivalents primarily consist of cash held in a reserve bank account in Taiwan. As of September 30, 2020 and December 31, 2019, the Company’s restricted cash equivalents amounted $16,148 and $16,148, respectively.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation and the U.S. Federal Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

Revenue Recognition

During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing collaborative agreements as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when the Company recognizes revenue based on the types of payments the Company receives.

Collaborative Revenues — The Company recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: non-refundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, we have not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i) Non-refundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related non-refundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of non-refundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(ii) Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is non-refundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii) Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv) Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Revenues Derived from Research and Development Activities Services — Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as advance from customers upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Property and Equipment

Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 10
Office equipment	3 ~ 6

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Long-term Equity Investment

The Company acquires the equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment

The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. The Company also considers specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. The Company records other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of equity investments were $8,507 and $952,711 for the three and nine month ended September 30, 2020. Other-than-temporary impairments of equity investments were $0 for the three and nine months ended September 30, 2019.

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In testing goodwill for impairment, the Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that goodwill impairment is more likely than not, the Company performs a two-step impairment test. The Company tests goodwill for impairment under the two-step impairment test by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value or qualitative factors indicate that it is more likely than not that goodwill is impaired, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. The Company estimates the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses, based primarily on expected category expansion, pricing, market segment share, and general economic conditions.

The Company completed the required testing of goodwill for impairment as of September 30, 2020, and determined that goodwill was impaired because of the current financial condition of the Company and the Company’s inability to generate future operating income without substantial sales volume increases, which are highly uncertain. Furthermore, the Company anticipates future cash flows indicate that the recoverability of goodwill is not reasonably assured.

Research and Development Expenses

The Company accounts for the cost of using licensing rights in research and development cost according to ASC Topic 730-10-25-1. This guidance provides that absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses when incurred.

For CDMO business unit, the Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Post-retirement and post-employment benefits

The Company’s subsidiaries in Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker’s monthly salaries. Pursuant to the Act, the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $3,612 and $3,646 for the three months ended September 30, 2020 and 2019, respectively. The total amounts for such employee benefits, which were expensed as incurred, were $10,969 and $12,365 for nine months ended September 30, 2020 and 2019, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $0 for the three and nine months ended September 30, 2020 and 2019.

The Company accounted for stock-based compensation to non-employees in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” and FASB ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $999,220 and $339,533 for the three months ended September 30, 2020 and 2019, respectively. Total non-employee stock-based compensation expenses were $999,820 and $356,809 for the nine months ended September 30, 2020 and 2019, respectively.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the nine months ended September 30, 2020 and 2019. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

Valuation of Deferred Tax Assets

A valuation allowance is recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an assets had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Foreign-currency Transactions

For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under the Statements of Stockholders’ Equity (Deficit).

Translation Adjustment

The accounts of the Company’s subsidiaries in Taiwan were maintained, and their financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, “Foreign Currency Matters”, with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company is currently evaluating the effect, if any, that the ASU will have on its consolidated financial statements.

3. COLLABORATIVE AGREEMENTS

Collaborative agreements with BHK

(i) On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

●	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

●	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

●	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

●	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

●	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue for the year ended December 31, 2016. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of September 30, 2020 and December 31, 2019, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii) On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.6 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this BHK Collaborative Agreements was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.60 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of September 30, 2020 and December 31, 2019, the Company has not earned the royalty under the BHK Collaborative Agreements.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, American BriVision Corporation entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company (See Note 12). Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1511 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene is required to pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development costs shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. During the year ended December 31, 2017, the Company has received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.60 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. All projects that have been initiated will be managed and supported by the Company and Rgene.

The Company and Rgene signed an amendment to the Co-Dev Agreement on November 10, 2020, pursuant to which both parties agreed to delete AB-1507 HER2/neu Positive Breast Cancer Combination Therapy and AB 1527 Ovary Cancer Combination Therapy and add ABV-1519 EGFR Positive Non-Small Cell Lung Cancer Combination Therapy and ABV-1526 Large Intestine / Colon / Rectal Cancer Combination Therapy to the products to be co-developed and commercialized. Other provisions of the Co-Dev Agreement remain in full force and effect.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, American BriVision Corporation entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst Corporation (“BioFirst”), pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of YuanGene Corporation and the Company is one of the directors and Common Stock shareholders of BioFirst (See Note 12).

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount of $3,000,000 is fully expensed as research and development expense during the year ended September 30, 2017.

On June 30, 2019, BriVision entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BioFirst Corporation (“BioFirst”). Pursuant to the Purchase Agreement, the Company issued 428,571 shares of the Company’s common stock (the “Shares”) to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst (the “Total Payment”) in connection with a certain collaborative agreement between the Company and BioFirst dated July 24, 2017 (the “Collaborative Agreement”). Pursuant to the Collaborative Agreement, BioFirst granted the Company the global licensing right to co-develop BFC-1401 or ABV-1701 Vitreous Substitute for Vitrectomy for medical purposes in consideration for the Total Payment.

On August 5, 2019, BriVision entered into a second Stock Purchase Agreement (“Purchase Agreement 2”) with BioFirst Corporation (“BioFirst”). Pursuant to Purchase Agreement 2, the Company issued 414,702 shares of the Company’s common stock (the “Shares”) to BioFirst in consideration for $2,902,911 owed by the Company to BioFirst (the “Total Payment”) in connection with a loan provided to BriVision from BioFirst.

4. INVENTORY

Inventory consists of the following:

	September 30, 2020	December 31, 2019
	(Unaudited)
Finished goods	$97,847	$94,727
Work-in-process	21,357	20,676
Raw materials	59,811	57,904
Allowance for inventory valuation and obsolescence loss	(179,015)	(173,307)
Inventory, net	$-	$-

5. PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2020 and December 31, 2019 are summarized as follows:

	September 30, 2020	December 31, 2019
	(Unaudited)
Land	$383,420	$371,195
Buildings and leasehold improvements	2,229,480	2,225,386
Machinery and equipment	990,889	987,234
Office equipment	184,083	178,409
	3,787,872	3,762,224
Less: accumulated depreciation	(3,281,713)	(3,241,294)
Property and equipment, net	$506,159	$520,930

Depreciation expense were $8,730 and $14,262 for the three months ended September 30, 2020 and 2019, respectively.

Depreciation expenses were $30,329 and $43,893 for nine months ended September 30, 2020 and 2019, respectively.

6. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	September 30,	December 31,	Accounting
Name of related party	2020	2019	treatments
Braingenesis Biotechnology Co., Ltd.	0.17%	0.17%	Cost Method
Genepharm Biotech Corporation	0.72%	0.72%	Cost Method
BioHopeKing Corporation	5.98%	7.13%	Cost Method
BioFirst Corporation	15.89%	15.89%	Equity Method
Rgene Corporation	31.61%	31.61%	Equity Method

(2)	The extent the investee relies on the company for its business are summarized as follows:

Name of related party	The extent the investee relies on the Company for its business
Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
BioFirst Corporation	Loaned from the investee and provides research and development support service
Rgene Corporation	Collaborating with the Company to develop and commercialize drugs

(3)	Long-term investment mainly consists of the following:

	September 30, 2020	December 31, 2019
	(Unaudited)
Non-marketable Cost Method Investments, net
Braingenesis Biotechnology Co., Ltd.	$7,610	$7,367
Genepharm Biotech Corporation	23,234	22,493
BioHopeKing Corporation	876,648	1,998,310
Sub total	907,492	2,028,170
Equity Method Investments, net
BioFirst Corporation	284,578	1,336,449
Rgene Corporation	-	-
Total	$1,192,070	$3,364,619

(a)	BioFirst Corporation (the “BioFirst):

The Company holds an equity interest in BioFirst Corporation, (the “BioFirst”), accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of September 30, 2020 and December 31, 2019, the Company owns 15.89% and 15.89% common stock shares of BioFirst, respectively.

Summarized financial information for the Company’s equity method investee, BioFirst, is as follows:

Balance Sheet

	September 30, 2020	December 31, 2019
	(Unaudited)
Current Assets	$2,401,916	$1,350,701
Noncurrent Assets	2,435,255	7,450,032
Current Liabilities	2,594,396	2,060,460
Noncurrent Liabilities	86,415	78,888
Stockholders’ Equity	2,156,360	6,661,385

Statement of operation

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)
Net sales	$134,759	$32,235
Gross profit	6,397	5,048
Net loss	(4,936,294)	(842,838)
Share of losses from investments accounted for using the equity method	(1,067,298)	(182,113)

(b)	Rgene Corporation (the “Rgene”)

Both Rgene and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the BioLite Inc. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the Rgene, the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of September 30, 2020 and December 31, 2019, the Company owns 31.61% and 31.61% Common Stock shares of Rgene, respectively.

Summarized financial information for the Company’s equity method investee, Rgene, is as follows:

Balance Sheets

	September 30, 2020	December 31, 2019
	(Unaudited)
Current Assets	$83,651	$82,254
Noncurrent Assets	403,105	62,768
Current Liabilities	1,052,028	312,950
Noncurrent Liabilities	103,497	-
Shareholders’ Deficit	(668,769)	(167,928)

Statement of operations

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)
Net sales	$16,449	$-
Gross Profit	(332,763)	-
Net loss	(441,678)	(59,717)
Share of loss from investments accounted for using the equity method	-	-

(4)	Disposition of long-term investment

During the year ended December 31, 2018, the Company sold 552,000 shares of common stock of BioHopeKing Corporation (the “BHK”) at prices ranging from NT$25, equivalent $0.82, to NT$32, equivalent $1.05, to two directors of BHK and 25 individuals. As a result of the transactions, the Company recognized investment loss of $395,476 for the same period.

On October 15, 2018 and November 2, 2018, the Company purchased an aggregate of 200,000 and 366,200 shares of common stock of BHK at NT$10, equivalent to $0.33, and NT$50, equivalent $1.64, from one of directors of BHK and eleven shareholders of BHK, respectively. The percentage of ownership accordingly increased to 7.13% as of December 31, 2019.

During the nine months ended September 30, 2020, the Company sold 204,000 shares of common stock of BHK at price of NT$24, equivalent $0.82, to several individuals, and the percentage of ownership was 5.98% as of September 30, 2020. As a result of the transactions, the Company recognized investment loss of $38,272 and impairment loss of $952,711 for the same period.

(5)	Losses on Equity Investments

The components of losses on equity investments for each period were as follows:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)
Share of equity method investee losses	$(1,067,298)	$(182,113)

7. CONVERTIBLE NOTES PAYABLE

On May 9, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Yu and Wei Note”) in an aggregate principal amount of $300,000 to Guoliang Yu and Yingfei Wei Family Trust (the “Yu and Wei”), pursuant to which the Company received $300,000. The Yu and Wei Note bears interest at 8% per annum. The Company shall pay to the Yu and Wei an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Yu and Wei Note, which is on November 8, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Yu and Wei Note. At any time from the date hereof until this Yu and Wei Note has been satisfied, the Yu and Wei may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Yu and Wei Note is outstanding, subject to adjustments set forth in the Yu and Wei Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Yu and Wei Note as of December 31, 2019 and 2018. On January 21, 2020, Yu and Wei entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Yu and Wei an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Yu and Wei” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Yu and Wei”. The aggregate principal amount plus accrued interest expenses are $354,722, and the Company agreed to issue to the Holders an aggregate of 192,784 shares of the Company’s common stock, and warrants to purchase 192,784 shares of the Company’s common stock.

On June 27, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Keypoint Note”) in the aggregate principal amount of $250,000 to Keypoint Technology Ltd. (“Keypoint”), a related party, pursuant to which the Company received $250,000. The Keypoint Note bears interest at 8% per annum. The Company shall pay to the Keypoint an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Keypoint Note, which is on December 26, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Keypoint Note. At any time from the date hereof until this Keypoint Note has been satisfied, Keypoint may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Keypoint Note is outstanding, subject to adjustments set forth in the Keypoint Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Keypoint Note as of December 31, 2019 and 2018. On January 21, 2020, Keypoint entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Keypoint an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Keypoint” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Keypoint”. The aggregate principal amount plus accrued interest expenses are $292,826, and the Company agreed to issue to the Holders an aggregate of 159,145 shares of the Company’s common stock, and warrants to purchase 159,145 shares of the Company’s common stock.

On August 25, 2018, the Company issued an eighteen-month term unsecured convertible promissory notes (the “Odaira Note”) in the aggregate principal amount of $250,000 to Yoshinobu Odaira. (“Odaira”), pursuant to which the Company received $250,000. The Odaira Note bears interest at 8% per annum. The Company shall pay to the Odaira an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Odaira Note, which is on February 24, 2020. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Odaira Note. At any time from the date hereof until this Odaira Note has been satisfied, Odaira may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Odaira Note is outstanding, subject to adjustments set forth in the Odaira Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Odaria Note as of December 31, 2019. On January 21, 2020, Odiara entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Odaira an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Odaira” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Odaira”. The aggregate principal amount plus accrued interest expenses are $284,036, and the Company agreed to issue to the Holders an aggregate of 154,368 shares of the Company’s common stock, and warrants to purchase 154,368 shares of the Company’s common stock.

On May 30 and July 10, 2019, the Company issued two (2) twelve-month term unsecured convertible promissory notes (the “KSL Note”) in an aggregate principal amount of $250,000 to Kuo Sheng Lung (the “KSL”), pursuant to which the Company received $160,000 and $90,000, respectively. The KSL Note bears interest at 20% per annum. The Company shall pay to KSL an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the KSL Note, which is on May 29, 2020 and July 9, 2020. At any time from the issuance date until the KSL Note has been satisfied, the KSL may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $0.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of the embedded beneficial conversion feature present in the KSL Note. On May 13, 2020, the Company received an acknowledgement letter from KSL that they will not claim the repayment of loan for 12 months. On November 9, 2020, the Company entered into an agreement with “KSL”. The aggregate principal amount plus accrued interest expenses are $270,272, and KSL agreed to use the full amount to purchase certain securities pursuant to a securities purchase agreement (the “SPA”); KSL agreed to purchase and the Company agreed to sell to 120,121 shares of the Company’s common stock and warrants for a purchase price of $270,272 (the “Offering”).

On July 10, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “NEA Note”) in an aggregate principal amount of $250,000 to New Eastern Asia (the “NEA”), a related party, pursuant to which the Company received $250,000 on July 10, 2019. The NEA Note bears interest at 20% per annum. The Company shall pay to the NEA an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the NEA Note, which is on July 9, 2020. At any time from the date hereof until this NEA Note has been satisfied, the NEA may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the NEA Note as of September 30, 2020. On September 30, 2020, the Company paid off the convertible promissory note of $306,667, including principal and accrued and unpaid interest expense.

On August 28, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “KLS Note”) in an aggregate principal amount of $200,000 to Kuo Li Shen (the “KLS”), pursuant to which the Company received $200,000 on August 28, 2019. The KLS Note bears interest at 20% per annum. The Company shall pay to the KLS an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the KLS Note, which is on August 27, 2020. At any time from the date hereof until this KLS Note has been satisfied, the KLS may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the KLS Note as of December 31, 2019. On April 20, 2020, the Company entered into an exchange agreement with KLS. The aggregate principal amount plus accrued interest expenses are $225,222, and the Company agreed to issue to the Holders an aggregate of 126,530 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 126,530 shares of Common Stock.

On September 4, 2019, the Company issued 3 twelve-month term unsecured convertible promissory note (the “C.L.L. Note”) in an aggregate principal amount of $257,500 to Chang Ping Shan, Lin Shan Tyan, and Liu Ching Hsuan (together the “C.L.L.”), pursuant to which the Company received $257,500 on September 4, 2019. Chang Ping Shan and Liu Ching Hsuan are related parties to the Company. The C.L.L. Note bears interest at 20% per annum. The Company shall pay to the C.L.L. an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the C.L.L. Note, which is on September 3, 2020. At any time from the date hereof until this C.L.L. Note has been satisfied, the C.L.L. may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the C.L.L. Note as of December 31, 2019. On April 20, 2020, the Company entered into an exchange agreement with C.L.L.. The aggregate principal amount plus accrued interest expenses are $289,974, and the Company agreed to issue to the Holders an aggregate of 162,908 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 162,908 shares of Common Stock.

On October 29, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “Lee Note”) in an aggregate principal amount of $250,000 to Hwalin Lee (the “Lee”), a related party, pursuant to which the Company received $250,000 on October 29, 2019. The Lee Note bears interest at 20% per annum. The Company shall pay to the Lee an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the Lee Note, which is on October 28, 2020. At any time from the date hereof until this Lee Note has been satisfied, the Lee may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Lee Note as of September 30, 2020.

As of September 30, 2020 and December 31, 2019, the aggregate carrying values of the convertible debentures were $500,000 and $2,007,500, respectively; and accrued convertible interest was $56,519 and $181,852, respectively.

Total interest expenses in connection with the above convertible note payable were ($23,472) and $18,755 for the three months ended September 30, 2020 and 2019, respectively. Total interest expenses in connection with the above convertible note payable were $172,117 and $53,510 for the nine months ended September 30, 2020 and 2019, respectively.

8. BANK LOANS

(1)	Short-term bank loan consists of the following:

	September 30,	December 31,
	2020	2019
Cathay United Bank	$258,750	$250,500
CTBC Bank	690,000	668,000
Cathay Bank	750,000	1,000,000
Total	$1,698,750	$1,918,500

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in an amount of NT$7,500,000, equivalent to $258,750. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bears interest at a floating rate of prime rate plus 1.15%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. On September 6, 2017, BioLite Taiwan extended the Cathay United Loan Agreement for one year, which was due on September 6, 2018, with the principal amount of NT$7,500,000, equivalent to $258,750. On October 1, 2018, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $258,750 for one year, which was due on September 6, 2019. On September 6, 2019, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $258,750 for one year, which is due on September 6, 2020. On September 6, 2020, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $258,750 for one year, which is due on September 6, 2021.As of September 30, 2020 and 2019, the effective interest rates per annum were 2.22%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $1,256 and $1,351 for the three months ended September 30, 2020 and 2019, respectively.

Interest expenses were $3,919 and $4,025 for the nine months ended September 30, 2020 and 2019, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in an amount of NT$10,000,000, equivalent to $345,000, and NT$10,000,000, equivalent to $345,000, respectively. Both two loans with the same maturity date at January 19, 2018. In February 2018, BioLite Taiwan combined two loans and extended the loan contract with CTBC for one year. On January 18, 2019, BioLite Taiwan and CTBC Bank agreed to extend the loan with a new maturity date, which was July 18, 2019. On July 18, 2019, BioLite Taiwan extended the CTBC Loan Agreement with the same principal amount of NT$20,000,000, equivalent to $690,000 for six months, which is due on January 17, 2020. On January 19, 2020, BioLite Taiwan extended the CTBC Loan Agreement with the same principal amount of NT$20,000,000, equivalent to $690,000 for six months, which is due on July 19, 2020. On July 17, 2020, BioLite Taiwan extended the CTBC Loan Agreement with the same principal amount of NT$20,000,000, equivalent to $690,000 for six months, which is due on January 15, 2021. The loan balances bear interest at a fixed rate of 1.68% per annum. The loan is secured by the money deposited in a savings account with the CTBC Bank. This loan is also personal guaranteed by the Company’s chairman and BioFirst.

Interest expenses were $2,896 and $2,646 for the three months ended September 30, 2020 and 2019, respectively.

Interest expenses were $8,479 and $7,879 for the nine months ended September 30, 2020 and 2019, respectively.

Cathay Bank

On January 21, 2019, the Company received a loan in the amount of $500,000 from Cathay Bank (the “Bank”) pursuant to a business loan agreement (the “Loan Agreement”) entered by and between the Company and Bank on January 8, 2019 and a promissory note (the “Note”) executed by the Company on the same day. The Loan Agreement provides for a revolving line of credit in the principal amount of $1,000,000 with a maturity date (the “Maturity Date”) of January 1, 2020. The Note executed in connection with the Loan Agreement bears an interest rate (the “Regular Interest Rate”) equal to the sum of one percent (1%) and the prime rate as published in the Wall Street Journal (the “Index”) and the accrued interest shall become payable each month from February 1, 2019. Pursuant to the Note, the Company shall pay the entire outstanding principal plus accrued unpaid interest on the Maturity Date and may prepay portion or all of the Note before the Maturity Date without penalty. If the Company defaults on the Note, the default interest rate shall become five percent (5%) plus the Regular Interest Rate. After the completion of Merger, the Company had updated relevant documents with the state of California and is working with the Bank to revise its internal records and reviewing the Company’s request for loan extension.

In connection with the Note and Loan Agreement, on January 8, 2019, each of Dr. Tsung Shann Jiang and Dr. George Lee, executed a commercial guaranty (the “Guaranty”) to guaranty the loans for the Company pursuant to the Loan Agreement and Note, severally and individually, in the amount not exceeding $500,000 each until the entire Note plus interest are fully paid and satisfied. Dr. Tsung Shann Jiang is the Chairman and Chief Executive Officer of BioLite Holding, Inc. and Dr. George Lee serves as the Chairman of the board of directors of BioKey, Inc, which became a wholly-owned subsidiary of the Company effective by operation of law on or about February 5, 2019.

In addition, on January 8, 2019, each of the Company and BriVision, a wholly-owned subsidiary of the Company, signed a commercial security agreement (the “Security Agreement”) to secure the loans under the Loan Agreement and the Note. Pursuant to the Security Agreements, each of the Company and BriVision (each, a “Grantor”, and collectively, the “Grantors”) granted security interest in the collaterals as defined therein, comprised of almost all of the assets of each Grantor, to secure such loans for the benefit of the Bank. On March 31, 2020, the Company extended the Loan Agreement with the same term for seven months, which is due on October 31, 2020. On April 30, 2020, the Company repaid the principal amount of $250,000. The outstanding loan balance was $750,000 as of September 30, 2020.

Interest expenses were $12,458 and $16,899 for the three months ended September 30, 2020 and 2019, respectively.

Interest expenses were $46,780 and $42,632 for the nine months ended September 30, 2020 and 2019, respectively.

(2)	Long-term bank loan consists of the following:

	September 30,	December 31,
	2020	2019
Cathay United Bank	$-	$13,403
Less: current portion of long-term bank loan	-	(13,403)
Total	$-	$-

Cathay United Bank

On April 30, 2010, BioLite Taiwan entered a seven-year bank loan of NT$8,900,000, equivalent to $288,360, with Cathay United Bank. The term started April 30, 2010 with maturity date at April 30, 2017. On April 30, 2017, BioLite Taiwan extended the original loan agreement for additional three years with the new maturity date at April 30, 2020. The loan balance bears interest at a floating rate of prime rate plus variable rates from 0.77% to 1.17%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. The loan was collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman. On April 30, 2020, the loan was paid off in full.

Interest expenses were $0 and $163 for the three months ended September 30, 2020 and 2019, respectively.

Interest expenses were $63 and $745 for the nine months ended September 30, 2020 and 2019, respectively.

9. PAYCHECK PROTECTION PROGRAM LOAN PAYABLE

On April 14, 2020, the Company received a loan in the amount of $124,400 under the Paycheck Protection Program (“PPP”) administered by the United States Small Business Administration (the “SBA”) from East West Bank. According to the Coronavirus Aid, Relief, and Economic Security Act (the “Cares Act”), PPP loan provides for forgiveness of up to the full principal amount and accrued interest if the funds are used for payroll costs, interest on mortgages, rent, and utilities. However, at least 60% of the forgiven amount must have been used for payroll.

The loan was granted pursuant to a promissory note dated April 14, 2020 issued by the Company, which matures on April 13, 2022 and bears interest at a rate of 1.00% per annum. The Company will pay the principal in one payment of all outstanding principal plus all accrued unpaid interest on that date that is two years after the date of the promissory note. In addition, the Company will pay regular monthly payments in an amount equal to one month’s accrued interest commencing on the date that is seven months after the date of the promissory note, with all subsequent interest payments to be due on the same day of each month after that. No collateral or personal guarantees are required.

10. NOTES PAYABLE

In January, 2019, BioLite Taiwan entered an unsecured loan agreement with one individual bearing interest at fixed rates at 12% per annum of NT$3,000,000, equivalent to $103,500, for working capital purpose. As of the date of this report, BioLite Taiwan is still in discussion with the individual with respect to the terms of the unsecured loans. As of September 30, 2020 and December 31, 2019, the balance due to this individual amounted to $103,500 and $100,200, respectively. Interest expense was $3,070 and $2,899 for the three months ended September 30, 2020 and 2019, respectively. Interest expense was $9,072 and $8,696 for the nine months ended September 30, 2020 and 2019, respectively.

On January 1, 2011, BioLite Inc, the Company's subsidiary, entered a collaborative agreement with Medical and Pharmaceutical Industry Technology and Development Center (“PITDC”), a Taiwanese company. Pursuant to the collaborative agreement, PITDC granted the Company the sole licensing right for drug and therapeutic use of depressive disorders related patent and technology expired in November 2026. The total consideration for obtaining such grant was NT$17,000,000 (equivalent approximately $586,500), of which NT$3,400,000 (equivalent approximately $117,300) is due within 30 days upon signing the agreement and the remaining balance of NT$13,600,000 (equivalent approximately $469,200) is due pursuant to a milestone payment schedule. In addition, the Company is required to pay PITDC 10% of sublicensing revenues net of related research and development cost and royalties at a range from 1% to 3% of sales of drugs. The Company paid the upfront payment of NT$3,400,000 (equivalent approximately $117,300) in 2011, the first milestone payment of NT$2,550,000 (equivalent approximately $87,975) in 2012, and the third milestone payment of NT$2,125,000 (equivalent approximately $73,313) in 2013. The Company recorded these amounts as research and development expenses when incurred. Pursuant to the in-licensing collaboration agreement with PITDC, the Company is required to pay PITDC 10% of sublicensing revenues to PITDC. On April 30, 2020, the Company recorded notes payable to PITDC for the fourth milestone payment of NT$1,338,750 (equivalent to $46,187). As of September 30, 2020 and December 31, 2019, the accrued milestone payment was $23,417 and $0, respectively.

11. SHORT-TERM LOAN

On February 18, 2020, the Company entered an unsecured loan agreement with a third-party in the amount of $100,000. This loan bears the interest rate of 1.5% per annum and will be matured on August 17, 2020. On August 18, 2020, the Company extended the contract for six months under the same term.

12. RELATED PARTIES TRANSACTIONS

The related parties of the company with whom transactions are reported in these financial statements are as follows:

Name of entity or Individual	Relationship with the Company and its subsidiaries
BioFirst Corporation (the “BioFirst”)	Entity controlled by controlling beneficiary shareholder of YuanGene
BioFirst (Australia) Pty Ltd. (the “BioFirst (Australia)”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
Rgene Corporation (the “Rgene”)	Shareholder of the Company; entity controlled by controlling beneficiary shareholder of YuanGene
YuanGene Corporation (the “YuanGene”)	Controlling beneficiary shareholder of the Company
AsiaGene Corporation (the “AsiaGene”)	Shareholder; entity controlled by controlling beneficiary shareholder of YuanGene
Eugene Jiang	Former President and Chairman
Keypoint Technology Ltd. (the “Keypoint’)	The Chairman of Keypoint is Eugene Jiang’s mother.
Lion Arts Promotion Inc. (the “Lion Arts”)	Shareholder of the Company
Yoshinobu Odaira (the “Odaira”)	Director of the Company
GenePharm Inc. (the “GenePharm”)	Mr. George Lee, the Director and Chairman of Biokey, is the Chairman of GenePharm.
Euro-Asia Investment & Finance Corp Ltd. (the “Euro-Asia”)	Shareholder of the Company
LBG USA, Inc. (the “LBG USA”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
LionGene Corporation (the “LionGene”)	Shareholder of the Company; Entity controlled by controlling beneficiary shareholder of YuanGene
Kimho Consultants Co., Ltd. (the “Kimho”)	Shareholder of the Company
Mr. Tsung-Shann Jiang, Ms. Shu-Ling Jiang, Mr. Chang-Jen Jiang, Ms. Mei-Ling Jiang, and Mr. Eugene Jiang (collectively the “Jiangs”)	Mr. Tsung-Shann Jiang, the controlling beneficiary shareholder of the Company and Rgene, the Chairman and CEO of the BioLite Holding Inc. and BioLite Inc. and the President and a member of board of directors of BioFirst

Ms. Shu-Ling Jiang, Mr. Tsung-Shann Jiang’s wife, is the Chairman of Keypoint, LION, and BioFirst; and a member of board of directors of BioLite Inc.

Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is the chairman, and majority shareholder of the Company and a member of board of directors of BioLite Inc.

Mr. Chang-Jen Jiang is Mr. Tsung-Shann Jiang’s sibling and the director of the Company.

Ms. Mei-Ling Jiang is Ms. Shu-Ling Jiang’s sibling.
Amkey Ventures, LLC (“Amkey”)	An entity controlled by Dr. George Lee, who serves as the Chairman of the board of directors of BioKey, Inc
BioLite Japan	Entity controlled by controlling beneficiary shareholder of ABVC

Accounts receivable - related parties

Accounts receivable due from related parties consisted of the following as of the periods indicated:

	September 30,	December 31,
	2020	2019
GenePharm Inc.	$142,225	$142,225
Rgene	1,053	1,053
Amkey	2,800	-
Total	$146,078	$143,278

Due from related parties

Amount due from related parties consisted of the following as of the periods indicated:

	September 30,	December 31,
	2020	2019
Rgene	$40,709	$36,332
AsiaGene	4,007	3,578
BioFirst	-	137,151
BioFirst (Australia)	367,361	40,000
BioHopeKing Corporation	119,765	115,946
LBG USA	675	675
BioLite Japan	100,000	-
Total	$632,517	$333,682

(1)	As of September 30, 2020, and December 31, 2019, the Company has advanced an aggregate amount of $40,709 and $36,332 to Rgene for working capital purpose. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the loan will be matured on December 31, 2019. On January 1, 2020, the contract has been renewed for another year, when the new maturity date now is on December 31, 2020. As of September 30, 2020, and December 31, 2019, the outstanding loan balance was $30,705 and $29,194; and accrued interest was $10,004 and $7,138, respectively.

(2)	On May 27, 2019, the Company entered into loan agreements with AsiaGene for NT $100,000, equivalent to $3,397, to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the loan will be matured on December 31, 2019. On January 1, 2020, the agreement has been renewed for another year, when the new maturity date now is on December 31, 2020. As of September 30, 2020, and December 31, 2019, the outstanding loan balance was $3,450 and $3,340, and accrued interest was $557 and $238, respectively.

(3)	On July 12, 2019, the Company had an aggregate amount of loan with BioFirst of $150,000 to meet its working capital needs, pursuant to which the interest bears at 12% per annum. The Company paid back $21,317 in 2019. The remaining loan balance was $128,683 as of December 31, 2019. This loan is matured on July 11, 2020 and bears interest at 1% per month (or equivalent to 12% per annum). As of September 30, 2020, and December 31, 2019, the outstanding loan balance was $0, and accrued interest was $0 and $8,468, respectively.

(4)	On May 11, 2018, the Company and BioFirst (Australia) entered into a loan agreement for a total amount of $40,000 to meet its working capital needs. The advances bear 0% interest rate and are due on demand prior to June 30, 2020. Afterwards, all outstanding load will bear interest rate at 12% per annum. On July 1, 2020, the Company entered into a loan agreement with BioFirst (Australia) for $321,487 to properly record R&D cost and tax refund allocation based on co-development contract executed on July 24, 2017. The loan will be matured on June 30, 2021 with an interest rate of 12% per annum. As of September 30, 2020, and December 31, 2019, the outstanding loan balances was $367,361 and $40,000, respectively.

(5)	On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”, see Note 3). The development costs shall be shared 50/50 between BHK and the Company. Under the term of the agreement, BioLite issued relevant development cost to BHK. As of September 30, 2020 and December 31, 2019, due from related parties was $119,765 and $115,946, respectively.

(6)	On February 27, 2019, the Company has advanced funds to LBG USA for working capital purpose. The advances bear 0% interest rate and are due on demand. As of September 30, 2020 and December 31, 2019, the outstanding advance balances were $675.

(7)	On May 8, 2020, the Company and Lucidaim entered into a Letter of Intent (LOI) in regard to a potential joint venture of BioLite Japan. Based on the LOI, each party will advance an aggregated amount of $150,000 to meet BioLite Japan’s working capital needs, which the Company advanced an amount of $100,000 and the advance bear 0% interest rate. As of September 30, 2020 and December 31, 2019, the outstanding advance balances was $100,000 and $0, respectively.

Due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	September 30,	December 31,
	2020	2019
LionGene Corporation	$3,657	$10,275
BioFirst Corporation	160,871	24,182
AsiaGene	24,017	24,017
YuanGene	9,205	9,205
The Jiangs	26,449	40,031
Kimho	13,000	21,500
Euro Asia	30,000	12,000
Due to shareholders	201,234	284,479
Due to employees	72,433	–
Total	$540,866	$425,689

(1)

In November 2018, BioLite Taiwan has borrowed an aggregate amount of NT$13,295,000, equivalent to $430,817 from LionGene for working capital purpose. The advances bear 0% interest rate and are due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the all of remaining balance of $428,099, to 61,157 shares of the Company’s common stock at a conversion price of $7.00 per share.

On October 15, 2019, LionGene has advanced funds to the Company for working capital purpose in an aggregate amount of NTD $300,000, equivalent to $10,350, The advances bear 1% interest rate per month. As of September 30, 2020, and December 31, 2019, the outstanding principal of loans was $2,488 and $10,020, and accrued interest was $1,169 and $255, respectively. Interest expenses in connection with these loans were $284 and $0 for the three months ended September 30, 2020 and 2019, respectively. Interest expenses in connection with these loans were $884 and $0 for the nine months ended September 30, 2020 and 2019, respectively.

(2)

On January 26, 2017, BriVision and BioFirst entered into a loan agreement for a total commitment (non-secured indebtedness) of $950,000 to meet its working capital needs. On February 2, 2019, BriVision and BioFirst agreed to extend the remaining loan balance of $693,000 for one year matured on February 1, 2020. Under the terms of the loan agreement, the loan bears interest at 12% per annum. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $693,000 to 99,000 shares of the Company’s common stock at a conversion price of $7.00 per share.

Since 2017, BioLite Taiwan and BioFirst entered into several loan agreements for an aggregate amount of NT$19,430,000, equivalent to $625,646, to meet its working capital needs. Under the terms of the loan agreements, the loans bear interest at 12% per annum. The term of the loans has various maturity dates through May 27, 2020. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $625,646 to 89,378 shares of the Company’s common stock at a conversion price of $7.00 per share.

Since 2017, BioFirst has also advanced funds to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $597,128 to 85,304 shares of the Company’s common stock at a conversion price of $7.00 per share.

On April 12, 2017, BioLite BVI and BioFirst entered into a loan agreement for NT$30,000,000, equivalent to $987,134 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum). BioLite BVI and BioFirst extended the loan with the same interest rate and amount for one year. The loan will be matured on May 11, 2019. On May 12, 2019, the two parties extended the loan with the same interest rate and amount for one year. The loan will be matured on May 11, 2020. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $987,134 to 141,020 shares of the Company’s common stock at a conversion price of $7.00 per share.

On July 24, 2017, BriVision entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst (See Note 3). On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision, and the Company has recorded the full amount of $3,000,000 due to BioFirst. On June 30, 2019, the Company entered into a Stock Purchase Agreement with BioFirst, pursuant to which the Company agreed to issue 428,571 shares of the Company’s common stock to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst.

Since 2019, BioFirst has also advanced funds to the Company for working capital purpose. The advances bear interest 1% per month (or equivalent to 12% per annum). As of September 30, 2020 and December 31, 2019, the aggregate amount of outstanding balance and accrued interest is $160,871 and $24,182, respectively.

(3)

In September 2017, AsiaGene entered an investment and equity transfer agreement (the “Investment and Equity Transfer Agreement”) with Everfront Biotech Inc. (the “Everfront”), a third party. Pursuant to the Investment and Equity Transfer Agreement, Everfront agreed to purchase 2,000,000 common shares of the Company owned by AsiaGene at $1.60 per share in a total amount of $3,200,000, of which $160,000 is due before September 15, 2017 and the remaining amount of $3,040,000 is due before December 15, 2017. AsiaGene also agreed to loan the proceeds to the Company for working capital purpose. The non-secured loan bears 0% interest rate and is due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $160,000 to 22,858 shares of the Company’s common stock at a conversion price of $7.00 per share.

As of September 30, 2020 and December 31, 2019, AsiaGene has advanced the Company an aggregate amount of $24,017 for working capital purpose. This advance bears 0% interest rate and is due on demand.

(4)

On January 18, 2018, the Company and YuanGene entered into a loan agreement for a total of $50,000 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to pay interest monthly to the lender. The maturity date of this loan is January 19, 2019. On January 20, 2019, the two parties extended the loan with the same interest rate and amount for one year. The loan will be matured on January 19, 2020. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $50,000 to 7,143 shares of the Company’s common stock at a conversion price of $7.00 per share.

In January 2018, YuanGene Corporation has advanced an aggregate amount of $42,690 to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $42,690 to 6,099 shares of the Company’s common stock at a conversion price of $7.00 per share.

As of September 30, 2020 and December 31, 2019, YuanGene has advanced the Company an aggregate amount of $9,205 for working capital purpose. This advance bears 0% interest rate and is due on demand.

(6)

Since 2018, Mr. Tsung-Shann Jiang, Mr. Chang-Jen Jiang, Ms. Shu-Ling Jiang, and Ms. Mei-Ling Jiang have entered into various loans with the Company for working capital purpose in an aggregate amount of $795,340. These loans bear interest at 12% per annum and are due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $837,726 to 119,675 shares of the Company’s common stock at a conversion price of $7.00 per share.

Since 2018, the Jiangs have advanced funds to the Company for working capital purpose in an aggregate amount of $353,050. The advances bear 0% interest rate and are due on demand. On August 4, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $353,050 to 50,436 shares of the Company’s common stock at a conversion price of $7.00 per share.

On November 15, 2019, the Jiangs advanced funds to the Company for working capital purpose in an aggregate amount of NTD $300,000, equivalent to $10,350, The advances bear 1% interest rate per month. As of September 30, 2020, and December 31, 2019, the outstanding principal of loans was $10,350 and $10,030, and accrued interest was $1,090 and $154, respectively. Interest expenses in connection with these loans were $307 and $0 for the three months ended September 30, 2020 and 2019, respectively. Interest expenses in connection with these loans were $907 and $0 for the nine months ended September 30, 2020 and 2019, respectively.

As of September 30, 2020 and December 31, 2019, the outstanding balance due to the Jiangs amounted to $26,449 and $40,031, respectively. These loans bear interest rate of 0% to 1% per month, and are due on demand.

(7)	On July 2, 2019, the Company entered into an agreement with Kimho for consulting service, with such services to begin in September 2019. As of September 30, 2020 and December 31, 2019, the outstanding services charge was $13,000 and $21,500, respectively. This agreement was terminated on July 15, 2020.

(8)	As of September 30, 2020 and December 31, 2019, Euro Asia has advanced of $30,000 and $12,000, respectively, to the Company for working capital purpose. The advances bear 0% interest rate.

(9)

On September 30, 2018, one of company’s shareholder had advanced funds to the Company for working capital purpose in an aggregate amount of NTD $4,660,000, equivalent to $160,770, The advances bear 13.6224% interest rate per annum. As of September 30, 2020, and December 31, 2019, the outstanding principal of loans was $160,770 and $155,800, and accrued interest was $347 and $0, respectively. Interest expenses in connection with these loans were $321 and $5,112 for the three months ended September 30, 2020 and 2019, respectively. Interest expenses in connection with these loans were $12,006 and $15,364 for the nine months ended September 30, 2020 and 2019, respectively.

The outstanding balance due to one other shareholder/employee amounted to $40,117 as of September 30, 2020. This loan bears zero interest rate and is due on demand. In October, 2020, the Company and the shareholder/employee entered into an agreement to convert all outstanding loan to common stock at $2.00 per share (see Note 17).

(10)	During the nine months ended September 30, 2020, the Company had advances from employees for working capital purpose. The outstanding balance due to one employee amounted to $72,433 as of September 30, 2020. This loan bears interest rate of 1.5% per annum, and is due on demand.

13. EQUITY

During October 2015, $350,000 of subscription receivable was fully collected from the shareholders.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People’s Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of Common Stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s Common Stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s Common Stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding Common Stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s Common Stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s Common Stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s Common Stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s Common Stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

On February 17, 2016, pursuant to the 2016 Equity Incentive Plan (the “2016 Plan”), 157,050 (50,000 pre-stock split) shares were granted to the employees.

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3:141 (the “Forward Stock Split”) and increase the number of our authorized shares of Common Stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

On May 6, 2016, the Company and BioLite Taiwan agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby the Company has agreed to issue shares of Common Stock of the Company, at the price of $1.60 per share, for an aggregate number of 562,500 shares, as part of the Company’s first installation of payment pursuant to the Milestone Payment. The shares issuance was completed in June 2016. On August 26, 2016, the Company issued 1,468,750 shares (“Shares”) of the Company’s Common Stock, par value $0.001 (the “Offering”) to BioLite Taiwan pursuant to a certain Stock Purchase Agreement dated August 26, 2016 (the “SPA”). The Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S of the Securities Act promulgated thereunder. The purchase price per share of the Offering is $1.60. The net proceeds to the Company from the Offering are approximately $2,350,000. Pursuant to the BioLite Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of the Company with equivalent value according to the milestone achieved. The agreement requires that 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. In February 2017, the Company remitted this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of the Company’s Common Stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. Upon the consummation of the restructuring transaction between the Company and BioLite on February 8, 2019, the Company’s Common Stock held by BioLite Taiwan was accounted for treasury stocks in the statement of equity (deficit).

On May 3, 2019, the Company filed a Certificate of Amendment with the Secretary of State of Nevada, which was effective May 8, 2019 upon its receipt of the written notice from Financial Industry Regulatory Authority (“FINRA”). Pursuant to the Certificate of Amendment, the Company effectuated a 1-for-18 reverse stock split of its issued and outstanding shares of common stock, $0.001 par value, whereby 318,485,252 outstanding shares of the Company’s common stock were exchanged for 17,693,625 shares of the Company’s Common Stock. All shares and related financial information in this Form 10-Q reflect this 1-for-18 reverse stock split.

On October 1, 2016, the Company entered into a consulting agreement with Kazunori Kameyama (“Kameyama”) for the provision of services related to the clinical trials and other administrative work, public relation work, capital raising, trip coordination, In consideration for providing such services, the Company agreed to indemnify the consultant in an amount of $150 per hour in cash up to $3,000 per month, and issue to Kameyama the Company’s Common Stock at $1.00 per share for any amount exceeding $3,000. The Company’s stocks shall be calculated and issued in December every year. On October 1, 2017, the Company and Kameyama agreed to extend the service period for one more year expiring on September 30, 2018. As a result, the non-employee stock-based compensation related to this consulting agreement was $28,800 and $5,400 for the years ended December 31, 2018 and 2017, respectively. On March 28, 2018, the Company issued 4,828 shares of the Company’s common stock at $1.60 per share in a total of $7,725 to Kameyama in connection with this consulting agreement. On October 13, 2020, the Company entered into an exchange agreement with “Kameyama”. The aggregate unpaid salary amount is $49,388, and the Company agreed to issue to “Kameyama” an aggregate of 24,694 shares of the Company’s common stock.

On January 1, 2017, Euro-Asia Investment & Finance Corp Ltd. And the Company entered into a service agreement (the “Euro-Asia Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the years ended December 31, 2018 and 2017, the Company recognized non-employee stock based compensation expenses of $0 and $60,000 in connection with the terms in the Euro-Asia Agreement, respectively. On March 28, 2018, the Company issued 50,000 shares of the Company’s common stock at $1.60 per share in a total of $80,000 to Euro-Asia in connection with the Euro-Asia Agreement.

On January 1, 2017, Kimho Consultants Co., Ltd. and the Company entered into a service agreement (the “Kimho Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the years ended December 31, 2018 and 2017, the Company recognized non-employee stock based compensation expenses of $0 and $90,000 in connection with the terms in the Kimho Agreement, respectively. On March 28, 2018, the Company issued 75,000 shares of the Company’s common stock at $1.60 per share in a total of $120,000 to Kimho in connection with the Kimho Agreement.

Pursuant to ASC 505-50-30, the transactions with the non-employees were measured based on the fair value of the equity instruments issued as the Company determined that the fair value of the equity instruments issued in a stock-based payment transaction with nonemployees was more reliably measurable than the fair value of the consideration received. The Company measured the fair value of the equity instruments in these transactions using the stock price on the date at which the commitments Kameyama, Euro-Asia, and Kimho for performance were rendered.

On March 28, 2018, the Company also issued an aggregate of 50,000 shares of the Company’s common stock at $1.60 per share for salaries in a total of $80,000 to three officers.

On February 8, 2019, after the Merger, the Company issued 74,997,546 shares to the shareholders of BioLite and 29,561,231 shares to the shareholders of BioKey.

As stated in Note 12, in August 2019, the Company entered into several Conversion Agreements to all creditors that are listed under below table of “due to related parties” in consideration for a total of $4,872,340 owed by the Company to various creditors based on outstanding loan agreements. Under the Conversion Agreements, creditor agrees to convert the amount of debt into the Company’s common stock at a price of $7.00 per share.

	Amount of Debt Converted	Number of Shares Issued

Lion Arts Promotion Inc	97,864	13,981
LionGene Corporation	428,099	61,157
BioFirst Corporation	2,902,911	414,702
AsiaGene Corporationoo	160,000	22,858
YuanGene Corporation	92,690	13,242
The Jiangs	1,190,776	170,111
Total	$4,872,340	696,051

On March 12, 2020, the board of directors of the Company approved and adopted an amendment to the Company’s Articles of Incorporation, to increase the authorized shares of its common stock, par value $0.001 per share, from 20,000,000 to 100,000,000 shares.

In May 2020, the Company received capital contributions of $1,697,051 in cash from 42 investors through private placements of the sale of certain number of Common Stocks for the purchase price of $2.25 per share of Common Stock and a free warrant attaches with each Common stock that was purchased. As of September 30, 2020, the shares have not been issued and the Company recorded the advanced receipts as subscribed stock.

During the nine months ended September 30, 2020, the Company received capital contributions of $456,180 in cash from 5 investors through private placements of the sale of the Company’s common stock for the purchase price of $2.25 per share and a free warrant attached with each common stock purchased. As of September 30, 2020, these common shares have not been issued and the Company recorded these advanced receipts as subscribed stock.

During the nine months ended September 30, 2020, the Company entered into a consulting agreement with a service provider for consulting and advisory services, pursuant to which the Company agreed to pay the service fee by issuing 50,000 shares of unrestricted common shares, valued at the closing price of $2.9 per share on the grant date. As of September 30, 2020, these shares have been issued.

On July 8, 2020, the Company entered an agreement with View Trade Securities Inc. (“ViewTrade”) to engage ViewTrade as the placement agent and the Company’s advisor with respect to its ongoing capital events. The Company and ViewTrade are currently revising the agreement to provide that ViewTrade will only provide the Company with advisory services. Pursuant to the agreement, the Company agreed to pay View Trade 60,000 restricted common shares of the Company and 60,000 warrants to purchase common shares of the Company at an exercise price of $6 per share for a period of 5 years with cashless exercise provision. As of September 30, 2020, these shares have been issued, and the Company recorded consulting fee of $135,000 during the nine months ended September 30, 2020.

On September 30, 2020, the Company issued aggregated common shares of 795,735 to six previous note holders, who had converted their outstanding principals and accrued and unpaid interests during the nine months ended September 30, 2020, including the debt conversion to the following:

a.	Keypoint converted the aggregated amount of $292,826 at the conversion price of $1.84 on April 5, 2020, in exchange for 159,145 shares of the Company’s common stock, and warrants to purchase 159,145 shares of the Company’s common stock.

b.	The Odaira converted the aggregated amount of $284,036 at the conversion price of $1.84 on April 5, 2020, in exchange for 154,368 shares of the Company’s common stock, and warrants to purchase 154,368 shares of the Company’s common stock.

c.	The C.L.L. converted the aggregated amount of $289,974 at the conversion price of $1.78 on April 20, 2020, in exchange for 162,908 shares of the Company’s common stock, and warrants to purchase 162,908 shares of the Company’s common stock.

d.	The KLS converted the aggregated amount of $225,222 at the conversion price of $1.78 on April 20, 2020, in exchange for 126,530 shares of the Company’s common stock, and warrants to purchase 126,530 shares of the Company’s common stock.

e.	The Yu and Wei converted the aggregated amount of $354,722 at the conversion price of $1.84 on April 5, 2020, in exchange for 192,784 shares of the Company’s common stock, and warrants to purchase 192,784 shares of the Company’s common stock.

See Note 7 for more details in connection with the above debt conversion.

14. LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding during the three and nine months ended September 30, 2020 and 2019.

	For the Three Months Ended
	September 30, 2020	September 30, 2019
Numerator:
Net loss attributable to ABVC’s common stockholders	$(1,846,046)	$(1,214,859)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	19,488,168	19,020,824
Stock options		–
Weighted-average shares outstanding - Diluted	19,488,168	19,020,824

Loss per share
-Basic	$(0.09)	$(0.06)
-Diluted	$(0.09)	$(0.06)

	For the Nine Months Ended
	September 30, 2020	September 30, 2019
Numerator:
Net loss attributable to ABVC’s common stockholders	$(4,942,881)	$(2,564,105)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	19,486,959	17,333,902
Stock options		–
Weighted-average shares outstanding - Diluted	19,486,959	17,333,902

Loss per share
-Basic	$(0.25)	$(0.15)
-Diluted	$(0.25)	$(0.15)

Diluted loss per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

15. LEASE

The Company adopted FASB Accounting Standards Codification, Topic 842, Leases (“ASC 842”) using the modified retrospective approach, electing the practical expedient that allows the Company not to restate its comparative periods prior to the adoption of the standard on January 1, 2019. As such, the disclosures required under ASC 842 are not presented for periods before the date of adoption. For the comparative periods prior to adoption, the Company presented the disclosures which were required under ASC 840.

The Company applied the following practical expedients in the transition to the new standard and allowed under ASC 842:

●	Reassessment of expired or existing contracts: The Company elected not to reassess, at the application date, whether any expired or existing contracts contained leases, the lease classification for any expired or existing leases, and the accounting for initial direct costs for any existing leases.

●	Use of hindsight: The Company elected to use hindsight in determining the lease term (that is, when considering options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of right-to-use assets.

●	Reassessment of existing or expired land easements: The Company elected not to evaluate existing or expired land easements that were not previously accounted for as leases under ASC 840, as allowed under the transition practical expedient. Going forward, new or modified land easements will be evaluated under ASU No. 2016-02.

●	Separation of lease and non- lease components: Lease agreements that contain both lease and non-lease components are generally accounted for separately.

●	Short-term lease recognition exemption: The Company also elected the short-term lease recognition exemption and will not recognize ROU assets or lease liabilities for leases with a term less than 12 months.

The new leasing standard requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent the Company’s right to use underlying assets for the lease terms and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. The Company’s future minimum based payments used to determine the Company’s lease liabilities mainly include minimum based rent payments. As most of Company’s leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The Company recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing operating leases longer than twelve months as of January 1, 2019. The ROU assets were adjusted per ASC 842 transition guidance for existing lease-related balances of accrued and prepaid rent, unamortized lease incentives provided by lessors, and restructuring liabilities.

The adoption of ASC 842 had a substantial impact on the Company’s consolidated balance sheets. The most significant impact was the recognition of the operating lease right-of-use assets and the liability for operating leases. Accordingly, adoption of this standard resulted in the recognition of operating lease right-of-use assets of $577,830 and operating lease liabilities of $598,937 comprised of $301,105 of current operating lease liabilities and $297,832 of non-current operating lease liabilities on the consolidated balance sheet as of January 1, 2019. The adoption of ASC 842 also resulted in a cumulative-effect adjustment of $(21,107) to the opening balance of accumulated deficit.

In addition, the adoption of the standard did not have a material impact on the Company’s results of operations or cash flows. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in Selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company has no finance leases. The Company’s leases primarily include various office and laboratory spaces, copy machine, and vehicles under various operating lease arrangements. The Company’s operating leases have remaining lease terms of up to approximately five years.

ASSETS	September 30, 2020	December 31, 2019
Operating lease right-of-use assets	$1,842,988	$524,445
LIABILITIES
Operating lease liabilities (current)	311,740	304,248
Operating lease liabilities (noncurrent)	1,531,248	235,555

Supplemental Information

The following provides details of the Company’s lease expenses:

	Nine Months Ended September 30,
	2020	2019
Operating lease expenses	$233,262	$195,923

Other information related to leases is presented below:

	Nine Months Ended September 30,
	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities	$233,262	$195,923

	September 30, 2020	December 31, 2019
Weighted Average Remaining Lease Term:
Operating leases	3.33 years	3.08 years

Weighted Average Discount Rate:
Operating leases	0.55%	0.55%

The minimum future annual payments under non-cancellable leases during the next five years and thereafter, at rates now in force, are as follows:

Operating leases
2020 (excluding the nine months ended September 30, 2020)	$79,090
2021	323,163
2022	339,936
2023	356,840
2024	373,745
2025	395,077
Total future minimum lease payments, undiscounted	1,867,851
Less: Imputed interest	24,863
Present value of future minimum lease payments	$1,842,988

16. BUSINESS COMBINATION

On February 8, 2019, the Company consummated the Merger transactions of BioLite and BioKey (See Note 1). Pursuant to the terms of the Merger Agreement, BioLite and BioKey became two wholly-owned subsidiaries of the Company on February 8, 2019. The Company adopted ASC 805, “Business Combination” to record the merger transactions of BioKey. The acquisition was accounted for as a business combination under the purchase method of accounting. BioKey’s results of operations were included in the Company’s results beginning February 8, 2019. The purchase price has been allocated to the assets acquired and the liabilities assumed based on their fair value at the acquisition date as summarized in the following:

Purchase consideration:
Common Stock (*)	$44,341,847
Allocation of the purchase price:
Cash and cash equivalents	$531,147
Accounts receivable, net	188,550
Property and equipment, net	56,075
Operating lease right-of-use assets	485,684
Security deposits	10,440
Total assets acquired	1,271,896
Accounts payable	(56,204)
Accrued expenses and other current liabilities	(251,335)
Operating lease liability	(267,256)
Tenant security deposit	(2,880)
Total liabilities assumed	(577,675)
Total net assets acquired	694,221
Goodwill as a result of the Merger	$43,647,626

*	29,561,231 shares (1,642,291 after stock reverse split) of common stock of the Company was issued to BioKey in connection with the Merger. Those shares were valued at $1.50 per share, based on the bid-and-ask share price of common stock of the Company on the final day of trading, February 8, 2019.

On February 8, 2019, the Company has recorded a 100% goodwill write-down of $43,647,626. Goodwill was determined to have been impaired because of the current financial condition of the Company and the Company’s inability to generate future operating income without substantial sales volume increases, which are highly uncertain. Furthermore, the Company’s anticipated future cash flows indicate that the recoverability of goodwill is not reasonably assured. The goodwill write-down was reflected as a decrease in additional paid-in capital in the statement of equity upon the consummation of the Merger.

17. SUBSEQUENT EVENTS

On October 30, 2020, the Company issued an aggregate of 545,182 shares of common stock in lieu of unpaid salaries of certain employees under the 2016 Equity Incentive Plan, as amended, at a conversion price of $2 per share; the total amount of converted salaries was $1,090,361.

Recent Financing

On November 11, 2020, the Company conducted a closing with regard to certain securities purchase agreements (the “SPAs”) dated October 23, 2020, separately with two non-U.S. investors (the “Investors”). Each of the Investors agreed to purchase and the Company agreed to sell to each of the Investors 1,111,112  shares of the Company’s common stock, par value $0.001 (“Common Stock”), and warrants (the “Warrants”) to purchase 1,111,112  shares of Common Stock, for a purchase price of $2,500,000 (the “Offering”). The Warrants are exercisable upon issuance and will expire three years from the date of issuance. The initial exercise price of the Warrants is $6.00, subject to stock, splits, stock dividend and other similar events. In addition, when the closing price of the Common Stock equals or exceeds $9.00 per share for twenty Trading Days (as defined in the Exchange Agreements) during any thirty-day period, the Company shall have the right to require the Investors to exercise all or any portion of the Warrants for a cash exercise. The aggregate net proceeds of the Offering were $5,000,000. The Company and the Investors further agreed to amend the terms of the SPA to permit the closing of the offering to occur on a rolling basis.

The Company paid the following fees to a FINRA member firm in connection with the Offering: (i) a cash  success fee of $175,000 and (ii) warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock sold in the Offering, at an exercise price per share equal to $6.00 subject to adjustment (the “Comp Warrants”). The Comp Warrants are exercisable on a cashless basis, at the holder’s discretion.

On October 23, 2020, the Company entered into a Securities Purchase Agreement (the “October SPA”) with one accredited investor. Pursuant to the October SPA, the Company sold and issued a convertible promissory note (the “October Note”) in the principal amount of $2,500,000 to the investor and received the payment from such investor on October 30, 2020.

The October Note was issued on October 23, 2020 and the maturity date of the Note is the twenty-four (24) month anniversary from the issuance date (the “Maturity Date”). Upon the Maturity Date, the Company shall pay to the holder, in cash, an amount representing all outstanding principal amount and accrued and unpaid interest under the October Note. The October Note bears an interest rate of ten percent (10%) per annum and may be convertible into shares of the Company’s common stock at a fixed conversion price of $2.25 per share. The holder of the October Note may elect to convert part or all of the outstanding balance of the October Note from the issuance date until the Maturity Date. The Company may prepay the outstanding amount at any time, in whole or in part, without any penalty.

Pursuant to the terms of an agreement entered into between the Company and a FINRA member firm, such firm shall receive (i) a cash success fee of $78,750 and (ii) upon conversion of the October Note, warrants equal to 7.0% of the number of shares of Common Stock received by the investor at the time of conversion (“Note Warrants”). The Comp Warrants are exercisable on a cashless basis, at the holder’s discretion.

The issuance and sale of the Common Stock, the Investor Warrants, Comp Warrants, Note Warrants and the shares of Common Stock underlying the Investor Warrants, the Comp Warrants and the October Note were made in reliance on an exemption from registration contained in either Regulation D or Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

Amendment to Collaboration Agreement - ABV-2002 Corneal Storage Media

On November 4, 2020, the Company executed an amendment to its collaboration agreement with BioFirst to add BFC-1403 Intraocular Irrigation Solution and BFC-1404 Corneal Storage Solution to its agreement. BFC-1404 is utilized during a corneal transplant procedure to replace a damaged or diseased cornea while BFC-1403 has broader utilization during a variety of ocular procedures.

Initially the Company will focus on BFC-1404, a solution utilized to store a donor cornea prior to either penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Designated ABV-2002 under the Company’s product identification system, the solution is comprised of a specific poly amino acid that protects ocular tissue from damage caused by external osmolarity exposure during pre-surgery storage. The specific polymer in ABV 2002 can adjust osmolarity to maintain a range of 330 to 390 mOsM thereby permitting hydration within the corneal stroma during the storage period. Stromal hydration results in (a) maintaining acceptable corneal transparency and (b) prevents donor cornea swelling. ABV-2002 also contains an abundant phenolic phytochemical found in plant cell walls that provides antioxidant antibacterial properties and neuroprotection.

Early testing by BioFirst indicates that ABV-2002 may be more effective for protecting the cornea and retina during long-term storage than other storage media available today and can be manufactured at lower cost. Categorized as a Class I Medical Device that has the lowest risk to patients, the Company intends to submit a Premarket Notification 510(K) submission to the FDA before the end of 2021 to demonstrate the device is at least as safe and effective as current products on the market.

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of September 30, 2020 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

American BriVision (Holding) Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American BriVision (Holding) Corporation and subsidiaries (collectively “the Company”) as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity(deficit), and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with the U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 14 to the consolidated financial statements, the Company has changed its method of accounting for leases in 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2019.
Diamond Bar, California
May 14, 2020

KCCW Accountancy Corp.

3333 South Brea Canyon Rd. Suite 206, Diamond Bar, CA 91765, USA

Tel: +1 909 348 7228 ● Fax: +1 909 895 4155 ● info@kccwcpa.com

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$144,295	$226,688
Restricted cash and cash equivalents	16,148	16,093
Accounts receivable, net	163,566	-
Accounts receivable - related parties, net	143,278	-
Other receivable	-	39,005
Due from related parties	333,682	59,477
Inventory	-	1,318
Prepaid expense and other current assets	77,269	223,895
Total Current Assets	878,238	566,476

Property and equipment, net	520,930	510,066
Operating lease right-of-use assets	524,445	-
Goodwill, net	-	-
Long-term investments	3,364,619	3,488,169
Deferred tax assets	1,460,033	1,347,995
Prepaid expenses – noncurrent	135,443	-
Security deposits	44,103	27,418
Total Assets	$6,927,811	$5,940,124

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	23,995	-
Short-term bank loans	1,918,500	899,250
Long-term bank loans - current portion	13,403	39,835
Notes payable	100,200	510,447
Accrued expenses and other current liabilities	2,007,573	1,243,158
Advance from customers	13,085	-
Operating lease liabilities – current portion	304,248	-
Due to related parties	425,689	7,745,096
Convertible notes payable – current portion	820,000	300,000
Convertible notes payable - related parties, current portion	1,187,500	250,000
Total Current Liabilities	6,814,193	10,987,786

Long-term bank loan	-	15,257
Tenant security deposit	2,880	-
Operating lease liabilities – noncurrent portion	235,555	-
Convertible notes payable – related parties	-	250,000
Accrued interest	-	27,467
Total Liabilities	7,052,628	11,280,510

Equity
Preferred stock, $0.001 par value, 20,000,000 authorized, nil shares issued and outstanding	-	-
Common stock, $0.001 par value, 20,000,000 authorized, 19,478,168 and 11,884,804 issued and outstanding	19,478	11,885
Additional paid-in capital	28,180,348	14,983,714
Stock subscription receivable	(4,063,320)	-
Accumulated deficit	(15,851,223)	(12,209,446)
Other comprehensive income	663,753	655,851
Treasury stock	(9,100,000)	(9,100,000)
Total Stockholders’ deficit	(150,964)	(5,657,996)
Noncontrolling interest	26,147	317,610
Total Equity (Deficit)	(124,817)	(5,340,386)

Total Liabilities and Equity (Deficit)	$6,927,811	$5,940,124

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	December 31, 2019	December 31, 2018

Revenues	$701,719	$6,956

Cost of revenues	20,137	185,280

Gross profit	681,582	(178,324)

Operating expenses
Selling, general and administrative expenses	3,069,493	1,588,718
Research and development expenses	1,048,553	988,721
Stock based compensation	22,314	28,800
Total operating expenses	4,140,360	2,606,239

Loss from operations	(3,458,778)	(2,784,563)

Other income (expense)
Interest income	23,344	5,212
Interest expense	(482,014)	(462,751)
Rental income	19,487	11,924
Rental income – related parties	4,400
Impairment loss	-	(2,613,114)
Investment loss	-	(395,476)
Gain/Loss on foreign exchange changes	407	7,307
Gain/Loss on investment in equity securities	(210,086)	(193,012)
Other income (expense)	92,959	(5,154)
Total other expenses	(551,503)	(3,645,064)

Loss before provision income tax	(4,010,281)	(6,429,627)

Provision for income tax	(77,041)	(365,097)

Net loss	(3,933,240)	(6,064,530)

Net loss attributable to noncontrolling interests	(291,464)	(489,151)

Net loss attributed to ABVC and subsidiaries	(3,641,776)	(5,575,379)
Foreign currency translation adjustment	7,902	(87,912)
Comprehensive Loss	$(3,633,874)	$(5,663,291)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.21)	$(0.48)

Weighted average number of common shares outstanding:
Basic and diluted	17,498,543	11,607,103

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Common Stock						Treasury Stock
	Number of shares	Amounts	Stock Subscription Receivable	Additional Paid-in Capital	Accumulated Deficit	Comprehensive Income	Number of shares	Amounts	Noncontrolling Interest	Stockholders’ Equity (Deficit)
Balance at December 31, 2017	11,874,814	$11,875	-	$14,874,924	$(6,634,067)	$743,763	(275,347)	$(9,100,000)	$806,761	$703,256
Issuance of common shares	9,990	10	-	79,990	-	-		-	-	80,000
Stock based compensation	-	-	-	28,800	-	-		-	-	28,800
Net loss for the period	-	-	-	-	(5,575,379)	-		-	(489,151)	(6,064,530)
Cumulative transaction adjustments	-	-	-	-	-	(87,912)		-	-	(87,912)
Balance at December 31, 2018	11,884,804	11,885	-	14,983,714	(12,209,446)	655,851	(275,347)	(9,100,000)	317,610	(5,340,386)
Issuance of common shares	7,592,700	7,593	(4,063,320)	13,174,320	-	-		-	-	9,118,593
Stock based compensation				22,314						22,314
Net loss for the period	-	-	-	-	(3,641,777)	-		-	(291,463)	(3,933,240)
Cumulative transaction adjustments	-	-	-	-	-	7,902		-	-	7,902
Balance at December 31, 2019	19,478,168	19,478	(4,063,320)	28,180,348	(15,851,223)	663,753	(275,347)	(9,100,000)	26,147	(124,817)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

Cash flows from operating activities
Net loss from continuing operations	$(3,933,240)	$(6,064,530)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	55,086	43,610
Allowance for inventory valuation and obsolescence loss	-	$180,387
Stock based compensation for nonemployees	22,314	28,800
Loss on disposal of investment	-	396,025
Loss on investment in equity securities	210,086	2,805,577
Other non-cash income and expenses	(5,747)	-
Deferred tax	(80,692)	(366,947)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(120,739)	3,420
Decrease (increase) in prepaid expenses and deposits	(27,617)	(136)
Decrease (increase) in due from related parties	(282,092)	7,807
Decrease (increase) in inventory	1,306	14,798
Increase (decrease) in accounts payable	50,244	(98,350)
Increase (decrease) in notes payable	(4,861)	-
Increase (decrease) in accrued expenses and other current liabilities	801,434	506,929
Increase (decrease) in advanced from others	1,909	287,755
Increase (decrease) in due to related parties	178,083	1,354,324
Net cash used in operating activities	(3,134,526)	(900,531)

Cash flows from investing activities
Proceeds from sale of investment	-	(156,372)
Loan to affiliates	(17,496)	-
Long-term equity investment	(17,801)	-
Net cash used in investing activities	(35,297)	(156,372)

Cash flows from financing activities
Issuance of common stock for acquisition	531,147	-
Issuance of common shares for stock-based compensation	552,962	-
Proceeds from short-term bank loan	1,000,000	-
Proceeds from convertible notes	1,207,500	800,000
Proceeds from short-term borrowing from third parties	657,466	181,272
Borrowings from related parties	-	211,020
Repayment of borrowings from related parties	(820,000)	(257,000)
Repayment of long-term bank loans	(41,586)	(38,428)
Net cash provided by financing activities	3,087,489	896,864

Effect of exchange rate changes on cash and cash equivalents	(4)	(4,016)

Net decrease in cash and cash equivalents	(82,338)	(164,055)

Cash and cash equivalents
Beginning	242,781	406,836
Ending	$160,443	$242,781

Supplemental disclosure of cash flows
Cash paid during the year for:
Interest expense paid	$167,126	$210,536
Income taxes paid	$2,050	$1,850

Non-cash financing and investing activities
Common shares issued for employees and consultants	$325,740	$80,000
Capital contribution from related parties under common control	$7,872,340	$-

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

American BriVision (Holding) Corporation (the “Company” or “Holding entity”), a Nevada corporation, through the Company’s operating entity, American BriVision Corporation (the “BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets. BriVision had to predecessor operations prior to its formation on July 21, 2015.

Reverse Merger

On February 8, 2016, a Share Exchange Agreement (the “Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation, American BriVision Corporation (“BriVision”), and Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of Common Stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company issued 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s Common Stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s Common Stock owned by Euro-Asia were cancelled and retired to treasury. The Acquisition Stock collectively represented 79.70% of the issued and outstanding Common Stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger (the “Merger”).

Pursuant to the Merger, all of the issued and outstanding common shares of BriVision were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583pre-stock split) common shares of the Company and BriVision had become a wholly owned subsidiary of the Company. The holders of Company’s Common Stock as of immediately prior to the Merger held an aggregate of 205,519,223(65,431,144 pre-stock split) shares of Company’s Common Stock. Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision had become a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing. There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

Upon the consummation of the Share Exchange, BriVision became our wholly owned subsidiary of the Company.

Following the Share Exchange, we have abandoned our prior business plan and we are now pursuing BriVision’s historically proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs. The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and explore global markets.

Accounting Treatment of the Reverse Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and recorded at the historical cost basis of BriVision. In addition, the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the Combined Company from the closing date of the Share Exchange.

Merger

On February 8, 2019, the Company, BioLite Holding, Inc. (“BioLite”), BioKey, Inc. (“BioKey”), BioLite Acquisition Corp., a direct wholly-owned subsidiary of Parent (“Merger Sub 1”), and BioKey Acquisition Corp., a direct wholly-owned subsidiary of Parent (“Merger Sub 2”) (collectively referred to as the “Parties”) completed the business combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 31, 2018 where ABVC acquired BioLite and BioKey via issuing additional Common Stock of ABVC to the shareholders of BioLite and BioKey.

Pursuant to the terms of the Merger Agreement, BioLite and BioKey became two wholly-owned subsidiaries of the Company on February 8, 2019. ABVC issued an aggregate of 104,558,777 shares (prior to the reverse stock split in 2019) to the shareholders of both BioLite and BioKey under a registration statement on Form S-4 (file number 333-226285), which became effective by operation of law on or about February 5, 2019.

BioLite Holding, Inc. (the “BioLite Holding”) was incorporated under the laws of the State of Nevada on July 27, 2016. BioLite BVI, Inc. (the “BioLite BVI”), a wholly owned subsidiary of BioLite Holding, was incorporated in the British Virgin Islands on September 13, 2016. BioLite Holding and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

BioLite, Inc., (the “BioLite Taiwan”) was incorporated on February 13, 2006 under the laws of Taiwan. BioLite is in the business of developing and commercialization of new botanical drugs with application in central nervous system, autoimmunity, inflammation, hematology, and oncology. In addition, BioLite Taiwan distributes dietary supplements made from extracts of Chinese herbs and Maitake mushroom.

In January 2017, BioLite Holding, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement have sold their equity in BioLite Taiwan and were using the proceeds from such sales to purchase shares of Common Stock of BioLite Holding at the same price per share, resulting in their owning the same number of shares of Common Stock as they owned in the BioLite Taiwan. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite Holding ultimately owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

BioKey, Inc. was incorporated on August 9, 2000 in the State of California. It is engaged primarily in research and development, manufacturing, and distribution of generic drugs and nutraceuticals with strategic partners. BioKey provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase 1 through phase 3) and commercial manufacturing. It also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

Accounting Treatment of the Merger

The Company adopted ASC 805, “Business Combination” to record the merger transactions of BioKey. Since the Company and BioLite Holding are the entities under Dr. Tsung-Shann Jiang’s common control, the transaction is accounted for as a restructuring transaction. All the assets and liabilities of BioLite Holding, BioLite BVI, and BioLite Taiwan were transferred to the Company at their respective carrying amounts on the closing date of the Merger. The Company has recast prior period financial statements to reflect the conveyance of BioLite Holding’s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The nature of and effects on earnings per share (EPS) of nonrecurring intra-entity transactions involving long-term assets and liabilities is not required to be eliminated and EPS amounts have been recast to include the earnings (or losses) of the transferred net assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Fiscal Year

The Company changed its fiscal year from the period beginning on October 1st and ending on September 30th to the period beginning on January 1st and ending on December 31st, beginning January 1, 2018. All references herein to a fiscal year prior to December 31, 2017 refer to the twelve months ended September 30th of such year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Inventory

Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Reclassifications

Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Forward Stock Split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of Common Stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

Stock Reverse Split

On March 12, 2019, the Board of Directors of the Company by unanimous written consent in lieu of a meeting approved to i) effect a stock reverse split at the ratio of 1-for-18 (the “Reverse Split”) of both the authorized common stock of the Company (the “Common Stock”) and the issued and outstanding Common Stock and ii) to amend the articles of incorporation of the Company to reflect the Reverse Split. The Board approved and authorized the Reverse Split without obtaining approval of the Company’s shareholders pursuant to Section 78.207 of Nevada Revised Statutes. On May 3, 2019, the Company filed a certificate of amendment to the Company’s articles of incorporation (the “Amendment”) to effect the Reverse Split with the Secretary of State of Nevada. The Financial Industry Regulatory Authority (“FINRA”) informed the Company that the Reverse Split was effective on May 8, 2019. All shares and related financial information in this Form 10-Q reflect this 1-for-18 reverse stock split.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan, convertible notes payable, and accrued interest approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of December 31, 2019 and 2018, the Company’s cash and cash equivalents amounted $144,295 and $226,688, respectively. Some of the Company’s cash deposits are held in financial institutions located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Restricted Cash Equivalents

Restricted cash equivalents primarily consist of cash held in a reserve bank account in Taiwan. As of December 31, 2019 and 2018, the Company’s restricted cash equivalents amounted $16,148 and $16,093 respectively.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation and the U.S. Federal Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

Revenue Recognition

During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing collaborative agreements as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when the Company recognizes revenue based on the types of payments the Company receives.

Merchandise Sales — The Company recognizes net revenues from dietary supplements product sales when customers obtain control of the Company’s products, which typically occurs upon delivery to customer. Product revenues are recorded at the net sales price, or “transaction price,” which includes applicable reserves for variable consideration, including discounts, allowances, and returns.

Trade discount and allowances: The Company generally provides invoice discounts on product sales to its customers for prompt payment. The Company estimates that, based on its experience, its customers will earn these discounts and fees, and deducts the full amount of these discounts and fees from its gross product revenues and accounts receivable at the time such revenues are recognized.

Product returns: The Company estimates the amount of each product that will be returned and deducts these estimated amounts from its gross revenues at the time the revenues are recognized. The Company’s customers have the right to return unopened packages, subject to contractual limitations.

To date, product allowance and returns have been minimal and, based on its experience, the Company believes that returns of its products will continue to be minimal.

Collaborative Revenues — The Company recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: nonrefundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, the company has not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i)	Nonrefundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related nonrefundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of nonrefundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(ii)	Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is nonrefundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii)	Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv)	Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Revenues Derived from Research and Development Activities Services — Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as advance from customers upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Property and Equipment

Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 10
Office equipment	3 ~ 6

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Long-term Equity Investment

The Company acquires the equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment

The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. The Company also considers specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. The Company records other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of equity investments were $0 and $2,613,114 for the year ended December 31, 2019 and 2018, respectively.

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In testing goodwill for impairment, the Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that goodwill impairment is more likely than not, the Company performs a two-step impairment test. The Company tests goodwill for impairment under the two-step impairment test by first comparing the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value or qualitative factors indicate that it is more likely than not that goodwill is impaired, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. The Company estimates the fair value of the reporting units using discounted cash flows. Forecasts of future cash flows are based on our best estimate of future net sales and operating expenses, based primarily on expected category expansion, pricing, market segment share, and general economic conditions.

The Company completed the required testing of goodwill for impairment as of December 31, 2019, and determined that goodwill was impaired because of the current financial condition of the Company and the Company’s inability to generate future operating income without substantial sales volume increases, which are highly uncertain. Furthermore, the Company anticipates future cash flows indicate that the recoverability of goodwill is not reasonably assured.

Research and Development Expenses

The Company accounts for the cost of using licensing rights in research and development cost according to ASC Topic 730-10-25-1. This guidance provides that absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses when incurred.

For CDMO business unit, the Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Post-retirement and post-employment benefits

The Company’s subsidiaries in Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker’s monthly salaries. Pursuant to the Act, the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $15,928 and $19,486 for year ended December 31, 2019 and 2018, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $0 for the year ended December 31, 2019 and 2018.

The Company accounted for stock-based compensation to non-employees in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” and FASB ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $22,314 and $28,800 for the year ended December 31, 2019 and 2018, respectively.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the year ended December 31, 2019 and 2018. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

Valuation of Deferred Tax Assets

A valuation allowance is recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an assets had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Foreign-currency Transactions

For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under the Statements of Stockholders’ Equity (Deficit).

Translation Adjustment

The accounts of the Company’s subsidiaries in Taiwan were maintained, and their financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, “Foreign Currency Matters”, with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. The Company is currently evaluating the effect, if any, that the ASU 2018-13 will have on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company is currently evaluating the effect, if any, that the ASU will have on its consolidated financial statements.

3. CHANGE IN GOING CONCERN UNCERTAINTY

In connection with preparing financial statements for the year ended December 31, 2018, the Company evaluated the relevant conditions and events such as recurring losses from operations and a working capital deficit, and concluded there were substantial doubt about the company’s ability to continue as a going concern. For the year ended December 31, 2019, the Company determined that substantial doubt about the Company’s ability to continue as a going concern no longer exists. In May 2020, the Company received capital contributions of approximately $1,602,040 in cash from private placements, and the management also agreed to defer salary payments of next twelve months in the amount of $920,000 and previously unpaid salaries of approximately $645,000 to May 2021. In April 2020, convertible notes payable including principal and accrued interest in the aggregate amount of approximately $1,456,780 were converted to common stock, and the note holders and related parties for loans in the aggregate amount of approximately $367,000 agreed not to claim for the repayment of the loans before May 2021. The Company believes it will be able to meet its obligations as they become due within one year after the date that these financial statements are issued. Those factors have resolved the relevant conditions and events that raised substantial doubt about the entity’s ability to continue as a going concern.

4. COLLABORATIVE AGREEMENTS

Collaborative agreements with BHK

(i) On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

●	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

●	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

●	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

●	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

●	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue for the year ended December 31, 2016. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of December 31, 2019 and 2018, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii) On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.6 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this BHK Collaborative Agreements was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.60 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of December 31, 2019 and 2018, the Company has not earned the royalty under the BHK Collaborative Agreements.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, American BriVision Corporation entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of YuanGene Corporation and the Company (See Note 11). Pursuant to Co-Dev Agreement, BriVision and Rgene agreed to co-develop and commercialize certain products that are included in the Sixth Product as defined in the Addendum. Under the terms of the Co-Dev Agreement, Rgene should pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. Besides of $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development cost shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of Yuangene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. During the year ended December 31, 2017, the Company has received $450,000 in cash. On December 24, 2018, the Company received the remaining balance of $2,550,000 in the form of newly issued shares of Rgene’s Common Stock, at the price of NT$50 (approximately equivalent to $1.60 per share), for an aggregate number of 1,530,000 shares, which accounted for equity method long-term investment as of December 31, 2018. During the year ended December 31, 2018, the Company has recognized investment loss of $549. On December 31, 2018, the Company has determined to fully write off this investment based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee, adverse changes in market conditions and the regulatory or economic environment, changes in operating structure of Rgene, additional funding requirements, and Rgene’s ability to remain in business. However, all projects that have been initiated and scheduled will be continuously managed and supported by the Company and Rgene.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, American BriVision Corporation entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst Corporation (“BioFirst”), pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of Yuangene Corporation and the Company is one of the directors and Common Stock shareholders of BioFirst (See Note 11).

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount of $3,000,000 is fully expensed as research and development expense during the year ended September 30, 2017.

On June 30, 2019, BriVision entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BioFirst Corporation (“BioFirst”). Pursuant to the Purchase Agreement, the Company issued 428,571 shares of the Company’s common stock (the “Shares”) to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst (the “Total Payment”) in connection with a certain collaborative agreement between the Company and BioFirst dated July 24, 2017 (the “Collaborative Agreement”). Pursuant to the Collaborative Agreement, BioFirst granted the Company the global licensing right to co-develop BFC-1401 or ABV-1701 Vitreous Substitute for Vitrectomy for medical purposes in consideration for the Total Payment.

On August 5, 2019, BriVision entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BioFirst Corporation (“BioFirst”). Pursuant to the Purchase Agreement, the Company issued 414,702 shares of the Company’s common stock (the “Shares”) to BioFirst in consideration for $2,902,911 owed by the Company to BioFirst (the “Total Payment”) in connection with a payment that were due to related party prior to the conversion.

5. INVENTORY

Inventory consists of the following:

	December 31, 2019	December 31, 2018

Merchandise	$-	$1,318
Finished goods	94,727	100,736
Work-in-process	20,676	20,243
Raw materials	57,904	56,691
Allowance for inventory valuation and obsolescence loss	(173,307)	(177,670)
Inventory, net	$-	$1,318

6. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2019 and 2018 are summarized as follows:

	December 31, 2019	December 31, 2018

Land	$371,195	$363,416
Buildings and leasehold improvements	2,225,386	290,403
Machinery and equipment	987,234	87,356
Office equipment	178,409	21,292
	3,762,224	762,467
Less: accumulated depreciation	(3,241,294)	(252,401)
Property and equipment, net	$520,930	$510,066

Depreciation expenses were $55,086 and $43,610 for year ended December 31, 2019 and 2018, respectively.

7. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	December 31,	December 31,	Accounting
Name of related party	2019	2018	treatments
Braingenesis Biotechnology Co., Ltd.	0.17%	0.17%	Cost Method
Genepharm Biotech Corporation	0.72%	0.72%	Cost Method
BioHopeKing Corporation	7.13%	7.13%	Cost Method
BioFirst Corporation	15.89%	15.84%	Equity Method
Rgene Corporation	31.61%	31.62%	Equity Method

(2)	The extent the investee relies on the company for its business are summarized as follows:

Name of related party	The extent the investee relies on the Company for its business
Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
BioFirst Corporation	Loaned from the investee and provides research and development support service
Rgene Corporation	Collaborating with the Company to develop and commercialize drugs

(3)	Long-term investment mainly consists of the following:

	December 31, 2019	December 31, 2018
Non-marketable Cost Method Investments, net
Braingenesis Biotechnology Co., Ltd.	$7,367	$7,213
Genepharm Biotech Corporation	22,493	22,021
BioHopeKing Corporation	1,998,310	1,956,429
Sub total	2,028,170	1,985,663
Equity Method Investments, net
BioFirst Corporation	1,336,449	1,502,506
Rgene Corporation	-	-
Total	$3,364,619	$3,488,169

(a)	BioFirst Corporation (the “BioFirst):

The Company holds an equity interest in BioFirst Corporation, (the “BioFirst”), accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2019 and 2018, the Company owns 15.89% and 15.84% common stock shares of BioFirst, respectively.

Summarized financial information for the Company's equity method investee, BioFirst, is as follows:

Balance Sheet

	December 31, 2019	December 31, 2018

Current Assets	$1,350,701	$7,551,898
Noncurrent Assets	7,450,032	1,608,460
Current Liabilities	2,060,460	1,648,206
Noncurrent Liabilities	78,888	-
Stockholders' Equity	6,661,385	7,512,152

Statement of operation

	Year Ended December 31,
	2019	2018

Net sales	$43,975	$44,694
Gross profit	(37,160)	(35,639)
Net loss	(972,303)	(1,569,813)
Share of losses from investments accounted for using the equity method	(210,086)	(193,012)

(b)	Rgene Corporation (the “Rgene”)

Both Rgene and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the Rgene, the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2019 and 2018, the Company owns 31.61% and 31.62% Common Stock shares of Rgene, respectively.

Summarized financial information for the Company’s equity method investee, Rgene, is as follows:

Balance Sheets

	December 31, 2019	December 31, 2018

Current Assets	$82,254	$98,168
Noncurrent Assets	62,768	14,779
Current Liabilities	312,950	261,685
Noncurrent Liabilities	-	-
Stockholders’ Equity (Deficit)	(167,928)	(148,738)

Statement of operations

	Year Ended December 31,
	2019		2018

Net sales	$		$
Gross Profit
Net loss		(53,877)		(120,065)
Share of loss from investments accounted for using the equity method		-		-

(4)	Disposition of long-term investment

During the year ended December 31, 2018, the Company sold 552,000 shares of common stock of BioHopeKing Corporation (the “BHK”) at prices ranging from NT$25, equivalent $0.82, to NT$32, equivalent $1.05, to two directors of BHK and 25 individuals. As a result of the transactions, the Company recognized investment loss of $395,476 for the same period.

On October 15, 2018 and November 2, 2018, the Company subsequently purchased an aggregate of 200,000 and 366,200 shares of common stock of BHK at NT$10, equivalent to $0.33, and NT$50, equivalent $1.64, from one of directors of BHK and eleven shareholders of BHK, respectively. The percentage of ownership accordingly increased to 7.13% as of December 31, 2019 and 2018.

(5)	Losses on Equity Investments

The components of losses on equity investments for each period were as follows:

	Year Ended December 31,
	2019	2018

Share of equity method investee losses	$(210,086)	$(193,012)
Impairments		-
Total losses on equity investments	$(210,086)	$(193,012)

8. CONVERTIBLE NOTES PAYABLE

On May 9, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Yu and Wei Note”) in an aggregate principal amount of $300,000 to Guoliang Yu and Yingfei Wei Family Trust (the “Yu and Wei”), pursuant to which the Company received $300,000. The Yu and Wei Note bears interest at 8% per annum. The Company shall pay to the Yu and Wei an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Yu and Wei Note, which is on November 8, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Yu and Wei Note. At any time from the date hereof until this Yu and Wei Note has been satisfied, the Yu and Wei may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Yu and Wei Note is outstanding, subject to adjustments set forth in the Yu and Wei Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Yu and Wei Note as of December 31, 2019 and 2018. On January 21, 2020, Yu and Wei entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Yu and Wei an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Yu and Wei” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Yu and Wei”. The aggregate principal amount plus accrued interest expenses are $354,722, and the Company agreed to issue to the Holders an aggregate of 192,784 shares of the Company’s common stock, and warrants to purchase 192,784 shares of the Company’s common stock.

On June 27, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Keypoint Note”) in the aggregate principal amount of $250,000 to Keypoint Technology Ltd. (“Keypoint”), a related party, pursuant to which the Company received $250,000. The Keypoint Note bears interest at 8% per annum. The Company shall pay to the Keypoint an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Keypoint Note, which is on December 26, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Keypoint Note. At any time from the date hereof until this Keypoint Note has been satisfied, Keypoint may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Keypoint Note is outstanding, subject to adjustments set forth in the Keypoint Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Keypoint Note as of December 31, 2019 and 2018. On January 21, 2020, Keypoint entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Keypoint an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Keypoint” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Keypoint”. The aggregate principal amount plus accrued interest expenses are $292,826, and the Company agreed to issue to the Holders an aggregate of 159,145 shares of the Company’s common stock, and warrants to purchase 159,145 shares of the Company’s common stock.

On August 25, 2018, the Company issued an eighteen-month term unsecured convertible promissory notes (the “Odaira Note”) in the aggregate principal amount of $250,000 to Yoshinobu Odaira. (“Odaira”), pursuant to which the Company received $250,000. The Odaira Note bears interest at 8% per annum. The Company shall pay to the Odaira an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Odaira Note, which is on February 24, 2020. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Odaira Note. At any time from the date hereof until this Odaira Note has been satisfied, Odaira may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Odaira Note is outstanding, subject to adjustments set forth in the Odaira Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Odaria Note as of December 31, 2019. On January 21, 2020, Odiara entered into a new agreement that the new Note bears interest at 20% per annum. The Company shall pay to the Odaira an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the new “Odaira” Note, which is on January 20, 2021. On April 5, 2020, the Company entered into an exchange agreement with “Odaira”. The aggregate principal amount plus accrued interest expenses are $284,036, and the Company agreed to issue to the Holders an aggregate of 154,368 shares of the Company’s common stock, and warrants to purchase 154,368 shares of the Company’s common stock.

On May 30 and July 10, 2019, the Company issued two (2) twelve-month term unsecured convertible promissory notes (the “KSL Note”) in an aggregate principal amount of $250,000 to Kuo Sheng Lung (the “KSL”), pursuant to which the Company received $160,000 and $90,000, respectively. The KSL Note bears interest at 20% per annum. The Company shall pay to the KSL an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the KSL Note, which is on May 29, 2020 and July 9, 2020,. At any time from the date hereof until this KSL Note has been satisfied, the KSL may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the KSL Note. On May 13, 2020, the company has received an acknowledgement letter from KSL that they will not claim the repayment of loan for 12 month.

On July 10, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “NEA Note”) in an aggregate principal amount of $250,000 to New Eastern Asia (the “NEA”), a related party, pursuant to which the Company received $250,000 on July 10, 2019. The NEA Note bears interest at 20% per annum. The Company shall pay to the NEA an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the NEA Note, which is on July 9, 2020. At any time from the date hereof until this NEA Note has been satisfied, the NEA may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the NEA Note as of December 31, 2019.

On August 28, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “KLS Note”) in an aggregate principal amount of $200,000 to Kuo Li Shen (the “KLS”), pursuant to which the Company received $200,000 on August 28, 2019. The KLS Note bears interest at 20% per annum. The Company shall pay to the KLS an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the KLS Note, which is on August 27, 2020. At any time from the date hereof until this KLS Note has been satisfied, the KLS may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the KLS Note as of December 31, 2019. On April 5, 2020, the Company entered into an exchange agreement with KLS. The aggregate principal amount plus accrued interest expenses are $225,222, and the Company agreed to issue to the Holders an aggregate of 126,530 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 126,530 shares of Common Stock.

On September 4, 2019, the Company issued 3 twelve-month term unsecured convertible promissory note (the “C.L.L. Note”) in an aggregate principal amount of $257,500 to Chang Ping Shan, Lin Shan Tyan, and Liu Ching Hsuan (together the “C.L.L.”), pursuant to which the Company received $257,500 on September 4, 2019. Chang Ping Shan and Liu Ching Hsuan are related parties to the Company. The C.L.L. Note bears interest at 20% per annum. The Company shall pay to the C.L.L. an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the C.L.L. Note, which is on September 3, 2020. At any time from the date hereof until this C.L.L. Note has been satisfied, the C.L.L. may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the C.L.L. Note as of December 31, 2019. On April 5, 2020, the Company entered into an exchange agreement with C.L.L.. The aggregate principal amount plus accrued interest expenses are $289,974, and the Company agreed to issue to the Holders an aggregate of 162,908 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase 162,908 shares of Common Stock.

On October 29, 2019, the Company issued a twelve-month term unsecured convertible promissory note (the “Lee Note”) in an aggregate principal amount of $250,000 to Hwalin Lee (the “Lee”), a related party, pursuant to which the Company received $250,000 on October 29, 2019. The Lee Note bears interest at 20% per annum. The Company shall pay to the Lee an amount in cash representing all outstanding principal and accrued and unpaid interest on the Twelve (12) month anniversary of the issuance date of the Lee Note, which is on October 28, 2020 , and the company has not received any indication from NEA that it wants to claim the repayment of loan for 12 month. At any time from the date hereof until this Lee Note has been satisfied, the Lee may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $.50 per share (the “Fixed Conversion Price”), subject to adjustment, or (ii) 70% of the per share offering price (the “Alternative Conversion Price”) of the completed public equity offering of the Company in an amount exceeding $10,000,000 as stated on the registration statement on a Form S-1 filed with the Securities and Exchange Commission on November 14, 2018 (the “Public Offering”), as amended from time to time. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Lee Note as of December 31, 2019.

As of December 31, 2019 and 2018, the aggregate carrying values of the convertible debentures were $2,007,500 and $800,000, respectively; and accrued convertible interest was $181,852 and $27,467, respectively.

Total interest expenses in connection with the above convertible notes payable were $145,514 and $27,467 for the year ended December 31, 2019 and 2018, respectively.

9. BANK LOANS

(1)	Short-term bank loan consists of the following:

	December 31,	December 31,
	2019	2018
Cathay United Bank	$250,500	$245,250
CTBC Bank	668,000	654,000
Cathay Bank	1,000,000	-
Total	$1,918,500	$899,250

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in an amount of NT$7,500,000, equivalent to $250,500. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bears interest at a floating rate of prime rate plus 1.15%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. On September 6, 2017, BioLite Taiwan extended the Cathay United Loan Agreement for one year, which was due on September 6, 2018, with the principal amount of NT$7,500,000, equivalent to $250,500. On October 1, 2018, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $250,500 for one year, which was due on September 6, 2019. On September 6, 2019, BioLite Taiwan extended the Cathay United Loan Agreement with the same principal amount of NT$7,500,000, equivalent to $250,500 for one year, which is due on September 6, 2020. As of December 31, 2019 and 2018, the effective interest rates per annum were 2.22%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $5,395 and $5,073 for the year ended December 31, 2019 and 2018, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in an amount of NT$10,000,000, equivalent to $322,000, and NT$10,000,000, equivalent to $322,000, respectively. Both two loans with the same maturity date at January 19, 2018. In February 2018, BioLite Taiwan combined two loans and extended the loan contract with CTBC for one year. On January 18, 2019, BioLite Taiwan and CTBC Bank agreed to extend the loan with a new maturity date, which was July 18, 2019. On July 18, 2019, BioLite Taiwan extended the CTBC Loan Agreement with the same principal amount of NT$20,000,000, equivalent to $668,000 for 6 months, which is due on January 17, 2020. On January 19, 2020, BioLite Taiwan extended the CTBC Loan Agreement with the same principal amount of NT$20,000,000, equivalent to $668,000 for 6 months, which is due on July 19, 2020. The loan balances bear interest at a fixed rate of 1.63% per annum. The loan is secured by the money deposited in a savings account with the CTBC Bank. This loan is also personal guaranteed by the Company’s chairman and BioFirst.

Interest expenses were $10,563 and $10,919 for the year ended December 31, 2019 and 2018, respectively.

Cathay Bank

On January 21, 2019, the Company received a loan in the amount of $500,000 from Cathay Bank (the “Bank”) pursuant to a business loan agreement (the “Loan Agreement”) entered by and between the Company and Bank on January 8, 2019 and a promissory note (the “Note”) executed by the Company on the same day. The Loan Agreement provides for a revolving line of credit in the principal amount of $1,000,000 with a maturity date (the “Maturity Date”) of January 1, 2020. The Note executed in connection with the Loan Agreement bears an interest rate (the “Regular Interest Rate”) equal to the sum of one percent (1%) and the prime rate as published in the Wall Street Journal (the “Index”) and the accrued interest shall become payable each month from February 1, 2019. Pursuant to the Note, the Company shall pay the entire outstanding principal plus accrued unpaid interest on the Maturity Date and may prepay portion or all of the Note before the Maturity Date without penalty. If the Company defaults on the Note, the default interest rate shall become five percent (5%) plus the Regular Interest Rate. After the completion of Merger, the Company had updated relevant documents with the state of California and is working with the Bank to revise its internal records and reviewing the Company’s request for loan extension.

In connection with the Note and Loan Agreement, on January 8, 2019, each of Dr. Tsung Shann Jiang and Dr. George Lee, executed a commercial guaranty (the “Guaranty”) to guaranty the loans for the Company pursuant to the Loan Agreement and Note, severally and individually, in the amount not exceeding $500,000 each until the entire Note plus interest are fully paid and satisfied. Dr. Tsung Shann Jiang is the Chairman and Chief Executive Officer of BioLite Holding, Inc. and Dr. George Lee serves as the Chairman of the board of directors of BioKey, Inc, which became a wholly-owned subsidiaries of the Company effective by operation of law on or about February 5, 2019.

In addition, on January 8, 2019, each of the Company and BriVision, a wholly-owned subsidiary of the Company, signed a commercial security agreement (the “Security Agreement”) to secure the loans under the Loan Agreement and the Note. Pursuant to the Security Agreements, each of the Company and BriVision (each, a “Grantor”, and collectively, the “Grantors”) granted security interest in the collaterals as defined therein, comprised of almost all of the assets of each Grantor, to secure such loans for the benefit of the Bank. On March 31, 2020, the Company extended the Loan Agreement with the same term for 7 months, which is due on October 31, 2020. On March 31, 2020, the Company extended the Loan Agreement with the same term for 7 months, which is due on October 31, 2020.

Interest expenses were $59,586 and $0 for the year ended December 31, 2019 and 2018, respectively.

(2)	Long-term bank loan consists of the following:

	December 31,	December 31,
	2019	2018
Cathay United Bank	$13,403	$55,092
Less: current portion of long-term bank loan	(13,403)	(39,835)
Total	$-	$15,257

On April 30, 2010, BioLite Taiwan entered a seven-year bank loan of NT$8,900,000, equivalent to $288,360, with Cathay United Bank. The term started April 30, 2010 with maturity date at April 30, 2017. On April 30, 2017, BioLite Taiwan extended the original loan agreement for additional three years with the new maturity date at April 30, 2020. The loan balance bears interest at a floating rate of prime rate plus variable rates from 0.77% to 1.17%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. As of December 31, 2019 and 2018, the actual interest rates per annum were 2.24%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $859 and $1,719 for the year ended December 31, 2019 and 2018, respectively.

10. NOTES PAYABLE

On December 27, 2018, BioLite Taiwan issued a promissory note of NT$450,000, equivalent to $14,715, to Taipei Veterans General Hospital to repay the clinical experiment costs. The note has been paid in full on January 2, 2019.

On March 27, 2018, BioLite Taiwan and two individuals entered into a promissory note, (the “Hsu and Chow Promissory Note”), for borrowing an aggregate amount of NT$4,660,000, equivalent to $155,800, for the period from March 27, 2018 to June 26, 2018. On September 26, 2018, BioLite Taiwan extended the original loan agreement through December 26, 2018. On September 26, 2019, BioLite Taiwan renewed and amended the contract with the “Hsu” only and extend the maturity date to December 26, 2019. The principal of the Hsu new Promissory Note bears interest at 13.6224% per annum. This Note was secured by common stock shares of ABVC and was also personal guaranteed by the Chairman of BioLite Taiwan. Interest expense was $20,769 and $17,499 for the year ended December 31, 2019 and 2018, respectively.

In January, 2019, BioLite Taiwan entered an unsecured loan agreement with one individual bearing interest at fixed rates at 12% per annum of NT$3,000,000, equivalent to $100,200, for working capital purpose. As of the date of this report, BioLite Taiwan is still in discussion with the individual with respect to the terms of the unsecured loans. Interest expense was $11,778 and $0 for the year ended December 31, 2019 and 2018, respectively.

As of December 31, 2018, BioLite Taiwan also entered various unsecured loan agreement bearing interest at fixed rates at 12% per annum in aggregate of NT$10,500,000, equivalent to $339,932, for working capital purpose. As of the date of this report, BioLite Taiwan is still in discussion with the individual with respect to the terms of the unsecured loans. Interest expense was $27,728 for the year ended December 31, 2018.

11. RELATED PARTIES TRANSACTIONS

The related parties of the company with whom transactions are reported in these financial statements are as follows:

Name of entity or Individual	Relationship with the Company and its subsidiaries
BioFirst Corporation (the “BioFirst”)	Entity controlled by controlling beneficiary shareholder of Yuangene
BioFirst (Australia) Pty Ltd. (the “BioFirst (Australia)”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
Rgene Corporation (the “Rgene”)	Shareholder of the Company; entity controlled by controlling beneficiary shareholder of Yuangene
Yuangene Corporation (the “Yuangene”)	Controlling beneficiary shareholder of the Company
AsiaGene Corporation (the “AsiaGene”)	Shareholder; entity controlled by controlling beneficiary shareholder of Yuangene
Eugene Jiang	Former President and Chairman
Keypoint Technology Ltd. (the “Keypoint’)	The Chairman of Keypoint is Eugene Jiang’s mother.
Lion Arts Promotion Inc. (the “Lion Arts”)	Shareholder of the Company
Yoshinobu Odaira (the “Odaira”)	Director of the Company
GenePharm Inc. (the “GenePharm”)	Mr. George Lee, the Director and Chairman of Biokey, is the Chairman of GenePharm.
Euro-Asia Investment & Finance Corp Ltd. (the “Euro-Asia”)	Shareholder of the Company
LBG USA, Inc. (the “LBG USA”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
LionGene Corporation (the “LionGene”)	Shareholder of the Company; Entity controlled by controlling beneficiary shareholder of YuanGene
Kimho Consultants Co., Ltd. (the “Kimho”)	Shareholder of the Company
Mr. Tsung-Shann Jiang, Ms. Shu-Ling Jiang, Mr. Chang-Jen Jiang, Ms. Mei-Ling Jiang, and Mr. Eugene Jiang (collectively the “Jiangs”)

Mr. Tsung-Shann Jiang, the controlling beneficiary shareholder of the Company and Rgene, the Chairman and CEO of the BioLite Holding Inc. and BioLite Inc. and the President and a member of board of directors of BioFirst

Ms. Shu-Ling Jiang, Mr. Tsung-Shann Jiang’s wife, is the Chairman of Keypoint, LION, and BioFirst; and a member of board of directors of BioLite Inc.

Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is the chairman, and majority shareholder of the Company and a member of board of directors of BioLite Inc.

Mr. Chang-Jen Jiang is Mr. Tsung-Shann Jiang’s sibling and the director of the Company.

Ms. Mei-Ling Jiang is Ms. Shu-Ling Jiang’s sibling.

Accounts receivable – related parties

Accounts receivable due from related parties consisted of the following as of the periods indicated:

	December 31,	December 31,
	2019	2018
GenePharm Inc.	$142,225	$-
Rgene	1,053
Total	$143,278	$-

Due from related parties

Amount due from related parties consisted of the following as of the periods indicated:

	December 31,	December 31,
	2019	2018
Rgene	$36,332	$19,477
AsiaGene	3,578	-
BioFirst	137,151	-
BioFirst (Australia)	40,000	40,000
BioHopeKing Corporation	115,946	-
LBG USA	675	-
Total	$333,682	$59,477

(1)	As of December 31, 2019 and 2018, the Company has advanced an aggregate amount of $29,194 and $13,719 to Rgene for working capital purpose. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the loan will be matured on December 31, 2019. As of December 31, 2019 and 2018, the accrued interest was $7,138 and $5,758, respectively.

(2)	On May 27, 2019, the Company entered into loan agreements with AsiaGene for NT $100,000, equivalent to $3,343, to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the loan will be matured on December 31, 2019. As of December 31, 2019, the accrued interest was $235.

(3)	On July 12, 2019, the Company had an aggregate amount of loan with BioFirst of $150,000 to meet its working capital needs, pursuant to which the interest bears at 12% per annum. The company paid back $21,317 in 2019. The remaining loan balance was $128,683 as of December 31, 2019. This loan is matured on July 11, 2020 and bears interest at 1% per month (or equivalent to 12% per annum). As of December 31, 2019, the accrued interest was $8,468.

(4)	On May 11, 2018, the Company and BioFirst (Australia) entered into a loan agreement for a total amount of $40,000 to meet its working capital needs. The advances bear 0% interest rate and are due on demand. As of December 31, 2019 and December 31, 2018, the outstanding loan balance were $40,000.

(5)	On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan. Under the term of the agreement, BioLite issued relevant development cost to BHK. As of December 31, 2019 and 2018, the other receivable from related parties was $115,946 and $0, respectively.

(6)	On February 27, 2019, the Company has advanced funds to LBG USA for working capital purpose. The advances bear 0% interest rate and are due on demand. As of December 31, 2019 and 2018, the outstanding advance balance was $675 and $0, respectively.

Due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	December 31,	December 31,
	2019	2018
Lion Arts Promotion Inc	$-	$65,495
LionGene Corporation	10,275	458,348
BioFirst Corporation	24,182	6,428,643
AsiaGene	24,017	160,000
YuanGene	9,205	92,690
The Jiangs	40,031	539,920
Kimho	21,500	-
Euro Asia	12,000	-
Due to shareholders	284,479	-
Total	$425,689	$7,745,096

(1)	In September, 2018, BioLite Taiwan has borrowed an aggregate amount of NT$2,950,000, equivalent to $94,990, from LION ARTS for working capital purpose. These loans bear interest at fixed rates at 12% per annum with various maturity dates through April 14, 2020. On August 1, 2019, the Company entered into a Conversion Agreements to convert all of the remaining balance of $97,864 to 13,981 shares of the Company’s common stock at a conversion price of $7.00 per share.

(2)	In November 2018, BioLite Taiwan has borrowed an aggregate amount of NT$13,295,000, equivalent to $430,817 from LionGene for working capital purpose. The advances bear 0% interest rate and are due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the all of remaining balance of $428,099, to 61,157 shares of the Company’s common stock at a conversion price of $7.00 per share.

On October 15, 2019, LionGene has advanced funds to the Company for working capital purpose in an aggregate amount of NTD $300,000, equivalent to $10,020, The advances bear 1% interest rate and as of December 31, 2019, the accrued interest rate is $255.

(3)	On January 26, 2017, BriVision and BioFirst entered into a loan agreement for a total commitment (non-secured indebtedness) of $950,000 to meet its working capital needs. On February 2, 2019, BriVision and BioFirst agreed to extend the remaining loan balance of $693,000 for one year matured on February 1, 2020. Under the terms of the loan agreement, the loan bears interest at 12% per annum. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $693,000 to 99,000 shares of the Company’s common stock at a conversion price of $7.00 per share.

Since 2017, BioLite Taiwan and BioFirst entered into several loan agreements for an aggregate amount of NT$19,430,000, equivalent to $625,646, to meet its working capital needs. Under the terms of the loan agreements, the loans bear interest at 12% per annum. The term of the loans has various maturity dates through May 27, 2020. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $625,646 to 89,378 shares of the Company’s common stock at a conversion price of $7.00 per share.

Since 2017, BioFirst has also advanced funds to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $597,128 to 85,304 shares of the Company’s common stock at a conversion price of $7.00 per share.

On April 12, 2017, BioLite BVI and BioFirst entered into a loan agreement for NT$30,000,000, equivalent to $987,134 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum). BioLite BVI and BioFirst extended the loan with the same interest rate and amount for one year. The loan will be matured on May 11, 2019. On May 12, 2019, the two parties extended the loan with the same interest rate and amount for one year. The loan will be matured on May 11, 2020. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $987,134 to 141,020 shares of the Company’s common stock at a conversion price of $7.00 per share.

On July 24, 2017, BriVision entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst (See Note 4). On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision, and the Company has recorded the full amount of $3,000,000 due to BioFirst. On June 30, 2019, the Company entered into a Stock Purchase Agreement with BioFirst, pursuant to which the Company agreed to issue 428,571 shares of the Company’s common stock to BioFirst in consideration for $3,000,000 owed by the Company to BioFirst.

During the year ended December 31, 2019, BioFirst has also advanced funds to the Company for working capital purpose. The advances bear interest 1% per month (or equivalent to 12% per annum). As of December 31, 2019, the aggregate amount of outstanding balance and accrued interest is $24,182.

(4)	In September 2017, AsiaGene entered an investment and equity transfer agreement (the “Investment and Equity Transfer Agreement”) with Everfront Biotech Inc. (the “Everfront”), a third party. Pursuant to the Investment and Equity Transfer Agreement, Everfront agreed to purchase 2,000,000 common shares of the Company owned by AsiaGene at $1.60 per share in a total amount of $3,200,000, of which $160,000 is due before September 15, 2017 and the remaining amount of $3,040,000 is due before December 15, 2017. AsiaGene also agreed to loan the proceeds to the Company for working capital purpose. The non-secured loan bears 0% interest rate and is due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $160,000 to 22,858 shares of the Company’s common stock at a conversion price of $7.00 per share.

Since 2018, AsiaGene has advanced the Company an aggregate amount of $24,017 for working capital purpose. This advance bears 0% interest rate.

(5)	On January 18, 2018, the Company and YuanGene entered into a loan agreement for a total of $50,000 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to pay interest monthly to the lender. The maturity date of this loan is January 19, 2019. On January 20, 2019, the two parties extended the loan with the same interest rate and amount for one year. The loan will be matured on January 19, 2020. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $50,000 to 7,143 shares of the Company’s common stock at a conversion price of $7.00 per share.

In January 2018, YuanGene Corporation has advanced an aggregate amount of $42,690 to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $42,690 to 6,099 shares of the Company’s common stock at a conversion price of $7.00 per share.

Since 2018, YuanGene has advanced the Company an aggregate amount of $9,205 for working capital purpose. This advance bears 0% interest rate.

(6)	Since 2018, Mr. Tsung-Shann Jiang, Mr. Chang-Jen Jiang, Ms. Shu-Ling Jiang, and Ms. Mei-Ling Jiang have entered into various loans with the Company for working capital purpose in an aggregate amount of $795,340. These loans bear interest at 12% per annum and are due on demand. On August 1, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $837,726 to 119,675 shares of the Company’s common stock at a conversion price of $7.00 per share.

Since 2018, the Jiangs have also advanced funds to the Company for working capital purpose in an aggregate amount of $353,050. The advances bear 0% interest rate and are due on demand. On August 4, 2019, the Company entered into a Conversion Agreements to convert the remaining balance of $353,050 to 50,436 shares of the Company’s common stock at a conversion price of $7.00 per share.

As of December 31, 2019, the Jiangs has advanced an aggregate amount of $40,031, to the Company for working capital purpose. The advances bear 0% interest rate.

(7)	On July 2, 2019, the Company entered into an agreement with Kimho, starting from September 2019 with a fixed monthly retainer of $7,500 before the IPO and the amount will be increased to $13,000 after IPO. As of December 31, 2019 and 2018, the outstanding services charge was $21,500 and $0, respectively.

(8)	As of December 31, 2019 and 2018, Euro Asia has advanced of $12,000 and $0, respectively, to the Company for working capital purpose. The advances bear 0% interest rate.

(9)	During the year ended December 31, 2019, for working capital purpose, the Company entered into several agreements with our shareholders. The advances bear interest from 12% to 13.6224% per annum. As of December 31, 2019 and 2018, the aggregate amount of outstanding advance balance and accrued interest was $284,479 and $0, respectively.

12. EQUITY

During October 2015, $350,000 of subscription receivable was fully collected from the shareholders.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People’s Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of Common Stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s Common Stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s Common Stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding Common Stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s Common Stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s Common Stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s Common Stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s Common Stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

On February 17, 2016, pursuant to the 2016 Equity Incentive Plan (the “2016 Plan”), 157,050 (50,000 pre-stock split) shares were granted to the employees.

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3:141 (the “Forward Stock Split”) and increase the number of our authorized shares of Common Stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

On May 6, 2016, the Company and BioLite Taiwan agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby the Company has agreed to issue shares of Common Stock of the Company, at the price of $1.60 per share, for an aggregate number of 562,500 shares, as part of the Company’s first installation of payment pursuant to the Milestone Payment. The shares issuance was completed in June 2016. On August 26, 2016, the Company issued 1,468,750 shares (“Shares”) of the Company’s Common Stock, par value $0.001 (the “Offering”) to BioLite Taiwan pursuant to a certain Stock Purchase Agreement dated August 26, 2016 (the “SPA”). The Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S of the Securities Act promulgated thereunder. The purchase price per share of the Offering is $1.60. The net proceeds to the Company from the Offering are approximately $2,350,000. Pursuant to the BioLite Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of the Company with equivalent value according to the milestone achieved. The agreement requires that 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. In February 2017, the Company remitted this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of the Company’s Common Stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. Upon the consummation of the restructuring transaction between the Company and BioLite on February 8, 2019, the Company’s Common Stock held by BioLite Taiwan was accounted for treasury stocks in the statement of equity (deficit).

On May 3, 2019, the Company filed a Certificate of Amendment with the Secretary of State of Nevada, which was effective May 8, 2019 upon its receipt of the written notice from Financial Industry Regulatory Authority (“FINRA”). Pursuant to the Certificate of Amendment, the Company effectuated a 1-for-18 reverse stock split of its issued and outstanding shares of common stock, $0.001 par value, whereby 318,485,252 outstanding shares of the Company’s common stock were exchanged for 17,693,625 shares of the Company’s Common Stock. All shares and related financial information in this Form 10-Q reflect this 1-for-18 reverse stock split.

On October 1, 2016, the Company entered into a consulting agreement with Kazunori Kameyama (“Kameyama”) for the provision of services related to the clinical trials and other administrative work, public relation work, capital raising, trip coordination, In consideration for providing such services, the Company agreed to indemnify the consultant in an amount of $150 per hour in cash up to $3,000 per month, and issue to Kameyama the Company’s Common Stock at $1.00 per share for any amount exceeding $3,000. The Company’s stocks shall be calculated and issued in December every year. On October 1, 2017, the Company and Kameyama agreed to extend the service period for one more year expiring on September 30, 2018. As a result, the non-employee stock-based compensation related to this consulting agreement was $28,800 and $5,400 for the years ended December 31, 2018 and 2017, respectively. On March 28, 2018, the Company issued 4,828 shares of the Company’s common stock at $1.60 per share in a total of $7,725 to Kameyama in connection with this consulting agreement.

On January 1, 2017, Euro-Asia Investment & Finance Corp Ltd. And the Company entered into a service agreement (the “Euro-Asia Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the years ended December 31, 2018 and 2017, the Company recognized non-employee stock based compensation expenses of $0 and $60,000 in connection with the terms in the Euro-Asia Agreement, respectively. On March 28, 2018, the Company issued 50,000 shares of the Company’s common stock at $1.60 per share in a total of $80,000 to Euro-Asia in connection with the Euro-Asia Agreement.

On January 1, 2017, Kimho Consultants Co., Ltd. And the Company entered into a service agreement (the “Kimho Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the years ended December 31, 2018 and 2017, the Company recognized non-employee stock based compensation expenses of $0 and $90,000 in connection with the terms in the Kimho Agreement, respectively. On March 28, 2018, the Company issued 75,000 shares of the Company’s common stock at $1.60 per share in a total of $120,000 to Kimho in connection with the Kimho Agreement.

Pursuant to ASC 505-50-30, the transactions with the non-employees were measured based on the fair value of the equity instruments issued as the Company determined that the fair value of the equity instruments issued in a stock-based payment transaction with nonemployees was more reliably measurable than the fair value of the consideration received. The Company measured the fair value of the equity instruments in these transactions using the stock price on the date at which the commitments Kameyama, Euro-Asia, and Kimho for performance were rendered.

On March 28, 2018, the Company also issued an aggregate of 50,000 shares of the Company’s common stock at $1.60 per share for salaries in a total of $80,000 to three officers.

On February 8, 2019, after the Merger, the Company issued 74,997,546 shares to the shareholders of BioLite and 29,561,231 shares to the shareholders of BioKey.

As stated in Note 10, in August 2019, the Company entered into several Conversion Agreements to all creditors that are listed under below table of “due to related parties” in consideration for a total of $4,872,340 owed by the Company to various creditors based on outstanding loan agreements. Under the Conversion Agreements, creditor agrees to convert the amount of debt into the Company’s common stock at a price of $7.00 per share.

	Amount of Debt Converted	Number of Shares Issued

Lion Arts Promotion Inc	$97,864	13,981
LionGene Corporation	428,099	61,157
BioFirst Corporation	2,902,911	414,702
AsiaGene Corporation	160,000	22,858
YuanGene Corporation	92,690	13,242
The Jiangs	1,190,776	170,111
Total	$4,872,340	696,051

13. LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding during the year ended December 31, 2019 and 2018.

	For the Year Ended
	December 31, 2019	December 31, 2018
Numerator:
Net loss attributable to ABVC’s common stockholders	$(3,641,776)	$(5,575,379)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	17,498,543	11,607,103
Weighted-average shares outstanding - Diluted	17,498,543	11,607,103

Loss per share
-Basic	$(0.21)	$(0.48)
-Diluted	$(0.21)	$(0.48)

Diluted loss per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

14. LEASE

The Company adopted FASB Accounting Standards Codification, Topic 842, Leases (“ASC 842”) using the modified retrospective approach, electing the practical expedient that allows the Company not to restate its comparative periods prior to the adoption of the standard on January 1, 2019. As such, the disclosures required under ASC 842 are not presented for periods before the date of adoption. For the comparative periods prior to adoption, the Company presented the disclosures which were required under ASC 840.

The Company applied the following practical expedients in the transition to the new standard and allowed under ASC 842:

●	Reassessment of expired or existing contracts: The Company elected not to reassess, at the application date, whether any expired or existing contracts contained leases, the lease classification for any expired or existing leases, and the accounting for initial direct costs for any existing leases.

●	Use of hindsight: The Company elected to use hindsight in determining the lease term (that is, when considering options to extend or terminate the lease and to purchase the underlying asset) and in assessing impairment of right-to-use assets.

●	Reassessment of existing or expired land easements: The Company elected not to evaluate existing or expired land easements that were not previously accounted for as leases under ASC 840, as allowed under the transition practical expedient. Going forward, new or modified land easements will be evaluated under ASU No. 2016-02.

●	Separation of lease and non- lease components: Lease agreements that contain both lease and non-lease components are generally accounted for separately.

●	Short-term lease recognition exemption: The Company also elected the short-term lease recognition exemption and will not recognize ROU assets or lease liabilities for leases with a term less than 12 months.

The new leasing standard requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent the Company’s right to use underlying assets for the lease terms and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. The Company’s future minimum based payments used to determine the Company’s lease liabilities mainly include minimum based rent payments. As most of Company’s leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The Company recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing operating leases longer than twelve months as of January 1, 2019. The ROU assets were adjusted per ASC 842 transition guidance for existing lease-related balances of accrued and prepaid rent, unamortized lease incentives provided by lessors, and restructuring liabilities.

The adoption of ASC 842 had a substantial impact on the Company’s consolidated balance sheets. The most significant impact was the recognition of the operating lease right-of-use assets and the liability for operating leases. Accordingly, adoption of this standard resulted in the recognition of operating lease right-of-use assets of $577,830 and operating lease liabilities of $598,937 comprised of $301,105 of current operating lease liabilities and $297,832 of non-current operating lease liabilities on the consolidated balance sheet as of January 1, 2019. The adoption of ASC 842 also resulted in a cumulative-effect adjustment of $(21,107) to the opening balance of accumulated deficit.

In addition, the adoption of the standard did not have a material impact on the Company’s results of operations or cash flows. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in Selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company has no finance leases. The Company’s leases primarily include various office and laboratory spaces, copy machine, and vehicles under various operating lease arrangements. The Company’s operating leases have remaining lease terms of up to approximately two years.

December, 2019
ASSETS
Operating lease right-of-use assets	$524,445

LIABILITIES
Operating lease liabilities (current)	304,248
Operating lease liabilities (noncurrent)	$235,555

Supplemental Information

The table below presents supplemental information related to operating leases during the year ended December 31, 2019.

Cash paid for amounts included in the measurement of operating lease liabilities	$301,437
Weighted average remaining lease term	3.08 years
Weighted average discount rate	0.55%

The minimum future annual payments under non-cancellable leases during the next five years and thereafter, at rates now in force, are as follows:

Operating leases

2020	$309,330
2021	92,614
2022	50,307
2023	50,307
2024	50,307
Total future minimum lease payments, undiscounted	552,865
Less: Imputed interest	13,062
Present value of future minimum lease payments	$539,803

15. BUSINESS COMBINATION

On February 8, 2019, the Company consummated the Merger transactions of BioLite and BioKey (See Note 1). Pursuant to the terms of the Merger Agreement, BioLite and BioKey became two wholly-owned subsidiaries of the Company on February 8, 2019. The Company adopted ASC 805, “Business Combination” to record the merger transactions of BioKey. The acquisition was accounted for as a business combination under the purchase method of accounting. BioKey’s results of operations were included in the Company’s results beginning February 8, 2019. The purchase price has been allocated to the assets acquired and the liabilities assumed based on their fair value at the acquisition date as summarized in the following:

Purchase consideration:
Common Stock (*)	$44,341,847
Allocation of the purchase price:
Cash and cash equivalents	$531,147
Accounts receivable, net	188,550
Property and equipment, net	56,075
Operating lease right-of-use assets	485,684
Security deposits	10,440
Total assets acquired	1,271,896
Accounts payable	(56,204)
Accrued expenses and other current liabilities	(251,335)
Operating lease liability	(267,256)
Tenant security deposit	(2,880)
Total liabilities assumed	(577,675)
Total net assets acquired	694,221
Goodwill as a result of the Merger	$43,647,626

*	29,561,231 shares (1,642,291 after stock reverse split) of common stock of the Company was issued to BioKey in connection with the Merger. Those shares were valued at $1.50 per share, based on the bid-and-ask share price of common stock of the Company on the final day of trading, February 8, 2019.

On February 8, 2019, the Company has recorded a 100% goodwill write-down of $43,647,626. Goodwill was determined to have been impaired because of the current financial condition of the Company and the Company’s inability to generate future operating income without substantial sales volume increases, which are highly uncertain. Furthermore, the Company’s anticipated future cash flows indicate that the recoverability of goodwill is not reasonably assured. The goodwill write-down was reflected as a decrease in additional paid-in capital in the statement of equity upon the consummation of the Merger.

16. SUBSEQUENT EVENTS

On March 12, 2020, the board of directors of the Company approved and adopted an amendment to the Company’s Articles of Incorporation (the “Amendment”), to increase the authorized shares of the common stock, par value $0.001 per share, from 20,000,000 to 100,000,000, such that, after including the previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share, the aggregate number of shares of stock that the Company has authority to issue is 120,000,000 shares. On April 2, 2020, the Certificates of Amendment (the “Certificates of Amendment”) to effectuate the Amendment to became effective after the Certificate of Amendment being filed with the Secretary of State of the State of Nevada.

On January 21, 2020, the Company entered into three note agreements with existing note investors who executed the agreements in 2018. These three investors are Guoliang Yu and Yingfei Wei Family Trust, Keypoint Technology Ltd., and Yoshinobu Odaira. The new agreements bear the same term as other notes investors who executed the contract in 2019. On April 5, 2020, the “Company entered into exchange agreements. Pursuant to the Exchange Agreements, the Holders agreed to deliver the Notes to the Company for cancellation, of which the aggregate principal amount plus accrued interest expenses are $931,584, and the Company agreed to issue to the Holders an aggregate of 506,297 shares of the Company’s common stock, and warrants to purchase 506,297 shares of the Company’s common stock.

On April 20, 2020, the Company entered into certain exchange agreements separately with Kuo, Li Shen, Chang, Ping Shan, Lin, Shan Tyan, and Liu, Ching Hsuan in connection with the convertible promissory notes issued by the Company on August 28 and September 4, 2019. Pursuant to the Exchange Agreements, the Holders agreed to deliver the Notes to the Company for cancellation, of which the aggregate principal amount plus accrued interest expenses are $515,196, and the Company agreed to issue to the Holders an aggregate of 289,438 shares of the Company’s common stock, and warrants to purchase 289,438 shares of the Company’s common stock.

In May 2020, the Company received capital contributions of approximately $1,602,040 in cash from 40 investors through private placements with the term of $2.25 per share and a free warrant attaches with each Common stock that was purchased. The exercise price of the warrant will be at $6 dollars with a mandatory redamation at $9 dollars.

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2019 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated placement agents’ fees, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee	$1,996.93
FINRA filing fee	$-
Legal fees and expenses	$-
Accounting fees and expenses	$-
Transfer agent and registrar fees	$-
Miscellaneous fees and expenses	$-
Total	$1,996.93

Item 14. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

 Articles of Incorporation and Bylaws

Our articles of incorporation, as amended, do not include specific provisions relating to the indemnification of our directors or officers.

Our bylaws provide that the Company may indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent permitted by law, the Company’s Articles or Bylaws, and shall indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent required by law, the Company’s Articles of Incorporation or Bylaws. The Company’s obligations of indemnification, if any, shall be conditioned on the Company receiving prompt notice of the claim and the opportunity to settle and defend the claim. The Company may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Company.

Item 15. Recent Sales of Unregistered Securities

During the last three years, the Company has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, though their relationships with the Registrant, to information about the Registrant.

Between January 1, 2018 and August 6, 2019, the Company issued convertible notes of an aggregate amount of $800,000 to three non-U.S. investors for the Company’s general working capital purposes in reliance on an exemption from registration set forth in section 4(2) of the Securities Act of 1933, as amended.

On June 30, 2019 and August 1, 2019, we entered into certain agreements to convert certain related party debts in an aggregate amount of approximately $7,246,749 into shares of our common stock at a conversion price of $7.00 per share, which are being issued as of the date of this prospectus.

As disclosed previously, on April 5, 2020 and April 20, 2020, American BriVision (Holding) Corporation (the “Company”) entered into certain exchange agreements (the “Exchange Agreements”) separately with certain U.S. and non-U.S. holders (each, a “Holder”, collectively, the “Holders”) who are holders of certain convertible promissory notes issued by the Company (collectively, the “Exchange Notes”). Pursuant to the Exchange Agreements, the Company agreed to issue to the Holders an aggregate of 795,735 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”, such shares, the “Note Holders’ Shares”), and warrants (the “Note Holders’ Warrants”) to purchase 795,735 shares of Common Stock.

Each Note Holder’s Warrant is exercisable upon issuance and will expire three years from the date of issuance. The initial exercise price of the Note Holders’ Warrants is $5.00, subject to stock, splits, stock dividend and other similar events. In addition, when the closing price of the Common Stock equals or exceeds $9.00 per share for twenty Trading Days (as defined in the Exchange Agreements) during any thirty-day period, the Company shall have the right to require the Holders to exercise all or any portion of the Note Holders’ Warrants for a cash exercise.

On September 30, 2020, the Company has issued such Note Holders’ Shares and Note Holders’ Warrants to the Holders and closed the transactions contemplated by the Exchange Agreements. The Note Holders’ Shares and Note Holders’ Warrants were exempt from the registration requirements of the Securities Act, pursuant to Regulation S and Regulation D promulgated thereunder.

The Company intended to use the proceeds from the transactions contemplated by the Exchange Agreements for working capital research and development that is related to our pipeline, and other general corporate purposes.

In May 2020, the Company received capital contributions of approximately $1,602,040 in cash from 40 investors through private placements of the sale of certain number of Common Stocks for the purchase price of $2.25 per share of Common Stock and a free warrant attaches with each Common stock that was purchased. The exercise price of the warrant will be at $6.00 per common stock with a mandatory redemption at $9.00 per common stock pursuant to the terms and conditions of the warrants.

On July 8, 2020, the Company entered an agreement with View Trade Securities Inc. (“ViewTrade”) to engage ViewTrade as the placement agent and the Company’s advisor with respect to its ongoing capital events. The Company and ViewTrade are currently revising the agreement to provide that ViewTrade will only provide the Company with advisory services. Pursuant to the agreement, the Company agreed to pay View Trade (“ViewTrade Securities”) 60,000 restricted common shares of the Company and 60,000 warrants to purchase common shares of the Company at an exercise price of $6 per share for a period of 5 years with cashless exercise provision. The Company issued the ViewTrade Securities on September 30, 2020. The parties terminated this agreement on November 18, 2020 and the Company agreed to issue ViewTrade 50,000 restricted common shares of the Company as a termination fee.

On September 30, 2020, the Company also issued to Ever Adventure inv. (Formosa) Consultant Co., Ltd. (or its designee), Jinwei International Co., Ltd. (or its designee), and Thalia Media Ltd. (or its designee) (the “Consultants”) 120,000 shares, 180,000 shares and 120,000 shares of Common Stock (collectively, “Consultants’ Shares”), respectively, as their compensation as the Company’s investor relations and business development advisors. Each Consultant has entered into certain consulting agreement with the Company. The securities described above were not registered under the Securities Act, or any state securities laws.

On September 30, 2020, the Company issued an aggregate of 795,735 shares of Common Stock to six previous note holders, who had converted their outstanding principals and accrued and unpaid interests during the nine months ended September 30, 2020.

On October 30, 2020, the Company issued an aggregate of 545,182 shares of Common Stock in lieu of unpaid salaries of certain employees under the 2016 Equity Incentive Plan, as amended, at a conversion price of $2.00 per share; the total amount of converted salaries was $1,090,361.

On November 11, 2020, we conducted a closing with regard to certain securities purchase agreements (the “SPAs”) dated October 23, 2020, separately with two non-U.S. investors (the “Investors”). Each of the Investors agreed to purchase and the Company agreed to sell to each of the Investors 1,111,112 shares of the Company’s common stock, par value $0.001 (“Common Stock”), and warrants (the “Warrants”) to purchase 1,111,112 shares of Common Stock, for a purchase price of $2,500,000 (the “Offering”). The Warrants are exercisable upon issuance and will expire three years from the date of issuance. The initial exercise price of the Warrants is $6.00, subject to stock, splits, stock dividend and other similar events. In addition, when the closing price of the Common Stock equals or exceeds $9.00 per share for twenty Trading Days (as defined in the Exchange Agreements) during any thirty-day period, the Company shall have the right to require the Investors to exercise all or any portion of the Warrants for a cash exercise. The aggregate net proceeds of the Offering were $5,000,000. The Company and the Investors further agreed to amend the terms of the SPA to permit the closing of the offering to occur on a rolling basis.

The Company paid the following fees to a FINRA member firm in connection with the Offering: (i) a cash success fee of $175,000 and (ii) warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock sold in the Offering, at an exercise price per share equal to $6.00 subject to adjustment (the “Comp Warrants”). The Comp Warrants are exercisable on a cashless basis, at the holder’s discretion

Item 16. Exhibits and Financial Statement Schedules

Exhibit	Description

2.1	Share Exchange Agreement, dated February 8, 2016 (1)

3.1	Articles of Incorporation of the Company (2)

3.2	Bylaws of the Registrant, as amended and currently in effect (3)

3.3	Certificate of Amendment to Articles of Incorporation filed on March 21, 2016 (4)

3.4	Certificate of Amendment to Articles of Incorporation filed on December 21, 2016 (5)

3.5	Certificate of Amendment to Articles of Incorporation, filed on May 3, 2019 (6)

3.6	Certificate of Amendment to Articles of Incorporation, filed on April 2, 2020 (28)

3.6	Certificate of Designations for Series A Convertible Preferred Stock (27)

4.1	Form of the Registrant’s Common Stock certificate*

5.1	Legal Opinion of Hunter Taubman Fischer & Li LLC (filed herewith)

10.1	Collaboration Agreement dated December 29, 2015 (7)

10.2	Collaborative Agreement and Milestone Payment Agreement dated June 9, 2016 (8)

10.3	Addendum to the Collaboration Agreement dated January 12, 2017 (9)

10.4	Collaboration Agreement with BioFirst dated July 24, 2017 (10)

10.5	Co-Development Agreement with Rgene dated May 26, 2017 (11)

10.6	Employment Agreement with Dr. Howard Doong (12)

10.7	Employment Agreement with Dr. Chi-Hsin Richard King (13)

10.8	Business Loan Agreement entered by and between Cathay Bank and American BriVision (Holding) Corporation (14)

10.9	Promissory Note entered by American BriVision (Holding) Corporation (15)

10.10	Form of Commercial Security Agreement (16)

10.11	Form of Conversion Agreement (17)

10.12	Form of Warrant issued to the Holders pursuant to the Exchange Agreement dated April 20, 2020 (22)

10.13	Form of Exchange Agreement entered into by and between the Company and the non-US Holder dated April 20, 2020 (23)

10.14	Form of Warrant issued to the Holders pursuant to the Exchange Agreement dated April 5, 2020 (24)

10.15	Form of Exchange Agreement entered into by and between the Company and the US Holder dated April 5, 2020 (25)

10.16	Form of Exchange Agreement entered into by and between the Company and the non-US Holder dated April 5, 2020 (26)

10.17	Amendment to Co-Development Agreement with Rgene (29)

14.1	Code of Ethics (18)

21.1	List of significant subsidiaries of ABVC*

23.1	Consent of Hunter Taubman Fischer & Li LLC (19) (Included in Exhibit 5.1) (filed herewith)

23.2	Consent of KCCW Accountancy Corp (filed herewith)

99.1	Charter of the Audit Committee (30)

99.2	Charter of the Compensation Committee (31)

99.3	Charter of the Nominating and Corporate Governance Committee (32)

(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 16, 2016.

(2)	Incorporated by reference to Exhibit 3.01 to the Company’s Form SB-2 filed on June 28, 2002.

(3)	Incorporated by reference to Exhibit 3.02 to the Company’s Form SB-2, filed on June 28, 2002.

(4)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 28, 2016.

(5)	Incorporated by reference to Exhibit 3.4 to the Company’s Form S-1, filed on September 13, 2016.

(6)	Incorporated by reference to Exhibit 3.1 in the current report on Form 8-K with the Securities and Exchange Commission on May 8, 2019.

(7)	Incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K, filed on February 16, 2016.

(8)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on June 9, 2016.

(9)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2017.

(10)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 24, 2017.

(11)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on May 30, 2017.

(12)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 20, 2017.

(13)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 20, 2017.

(14)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 1, 2019.

(15)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on February 1, 2019.

(16)	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on February 1, 2019.

(17)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 6, 2019.

(18)	Incorporated by reference to Exhibit 14.1 to the Company’s Amendment No.1 to Form S-1, filed on November 14, 2016.

(19)	Included as Exhibit 5.1.

(20)	Incorporated by reference to Exhibit 1.1 to the Company’s Form S-1, filed on August 6, 2019.

(21)	Incorporated by reference to Exhibit 4.2 to the Company’s Form S-1, filed on August 6, 2019.

(22)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on April 24, 2020.

(23)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 24, 2020.

(24)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on April 14, 2020.

(25)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 14, 2020.

(26)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 14, 2020.

(27)	Incorporated by reference to Exhibit 3.6 to the Company’s Amendment No.2 to Form S-1, filed on June 28, 2019.

(28)	Incorporated by reference to Exhibit 3.1 in the current report on Form 8-K with the Securities and Exchange Commission on April 7, 2020.

(29)	Incorporated by reference to Exhibit 10.17 to the Company’s Form S-1, filed on November 24, 2020.

(30)	Incorporated by reference to Exhibit 99.1 to the Company’s Form S-1, filed on November 24, 2020.

(31)	Incorporated by reference to Exhibit 99.2 to the Company’s Form S-1, filed on November 24, 2020.

(32)	Incorporated by reference to Exhibit 99.3 to the Company’s Form S-1, filed on November 24, 2020.

*	As previously filed.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an Underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fremont, California on December 15, 2020.

AMERICAN BRIVISION (HOLDING) CORPORATION

By:	/s/ Chihliang An
Name:	Chihliang An
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Doong	President and Chief Executive Officer	December 15, 2020
Howard Doong	(Principal Executive Officer)

/s/ Eugene Jiang	Chairman of the Board of Directors	December 15, 2020
Eugene Jiang	(Principal Financial and Accounting Officer)

*	Director	December 15, 2020
Tsang Ming Jiang

*	Director	December 15, 2020
Ming-Fong Wu

*	Director	December 15, 2020
Yen-Hsin Chou

*	Director	December 15, 2020
Norimi Sakamoto

*	Chief Strategy Officer and Director	December 15, 2020
Tsung-Shann Jiang

*	Director	December 15, 2020
Chang-Jen Jiang

*	Director	December 15, 2020
Shin-Yu Miao

*	Director	December 15, 2020
Yoshinobu Odaira

*	Director	December 15, 2020
Shih-Chen Tzeng

*	Director	December 15, 2020
Hwalin Lee

*By:	/s/ Howard Doong
Attorney- in Fact